As filed with the Securities and Exchange Commission on June 7, 2013
Registration No. 333-________

  SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Commercial Credit, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	6199	45-4077653
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1688, Yunli Road, Tongli
Wujiang, Jiangsu Province
People’s Republic of China
(86-0512) 6396-0022
 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

National Registered Agents, Inc.
160 Greentree Drive, Suite 101
Dover, Delaware 19904
(800) 550-6724
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:

Ellenoff Grossman & Schole LLP	Blank Rome LLP
Barry I. Grossman, Esq.	Barry H. Genkin, Esq.
Benjamin S. Reichel, Esq.	One Logan Square
150 East 42nd Street, 11th Floor	130 N 18th Street
New York, NY 10017	Philadelphia, PA 19103-6998
Tel: (212) 370-1300	Tel: (215) 569-5514
Fax: (212) 370-7889	Fax: (215) 832-5514

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	☐ Accelerated filer
Non-accelerated filer ☒ (Do not check if smaller reporting company)	☐ Smaller reporting company

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, $0.001 per share	$2,970,000	$$7.00	$20,790,000	$2,835.76
Total	2,970,000	$$7.00	$20,790,000	$2,835.76

(1)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Includes 270,000 shares of the Registrant’s common stock subject to an option granted to the underwriter solely to cover over-allotments, if any.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JUNE 7, 2013

2,700,000 SHARES OF COMMON STOCK
China Commercial Credit, Inc.

We are offering 2,700,000 shares of our common stock.  We expect the initial public offering price of the shares to be between $6.00 and $7.00 per share.  Currently, no public market exists for our common stock.  We have applied for the listing of the shares on the NASDAQ Capital Market (“NASDAQ”) under the symbol “CCCR”, however no assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.  Investing in our common stock is highly speculative and involves a significant degree of risk.  See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to China Commercial Credit, Inc.	$	$

We have granted the underwriter a 30-day option to purchase up to an additional 270,000 shares of our common stock at the public offering price, less the underwriting discount, to cover any over-allotments.

The underwriter expects to deliver the shares against payment in New York, New York, on or about ____, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2013

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT, AND THE UNDERWRITER HAS NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge).  Management’s knowledge of such industries has been developed through its experience and participation in these industries.  While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources.  Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time.  In addition, the underwriter has not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management.  Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article.  The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning at page 16. We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

All references to “we,” “us,” “our,” “CCC,” “Company,” “Registrant” or similar terms used in this prospectus refer to China Commercial Credit, Inc., a Delaware corporation (“CCC”), including its consolidated subsidiaries and variable interest entities (“VIE”), unless the context otherwise requires. We conduct our business through an operating entity, Wujiang Luxiang Rural Microcredit Co., Ltd., a PRC company with limited liability by stock (“Wujiang Luxiang”), which is a VIE controlled by a wholly-owned subsidiary of ours through a series of contractual arrangements.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau. “RMB” or “Renminbi” refers to the legal currency of China and “$”, “US$” or “U.S. Dollars” refers to the legal currency of the United States.

All references to shares of our common stock and per share information have been adjusted to reflect the 0.7812-for-one reverse split effected on May 20, 2013.

THE COMPANY

General

China Commercial Credit, Inc., through its subsidiaries and certain contractual arrangements, controls a microcredit company, Wujiang Luxiang, that provides direct loans and loan guarantee services to small-to-medium sized businesses (“SMEs”), farmers and individuals in the city of Wujiang, Jiangsu Province, China. Jiangsu, which is an eastern coastal province, has among the highest population density in China and is home to many of the world’s leading exporters of electronic equipment, chemicals and textiles. As a result, the city of Wujiang ranks as one of the most economically successful cities in China.

The SMEs, both in Jiangsu and other provinces in China, have historically been an under-served segment of the Chinese banking market. Due to the significant demand from SMEs, the number of microcredit companies in China is increasing rapidly. According to the People’s Bank of China (the “PBOC”), there were approximately 5,600 microcredit companies in China with a total outstanding loan balance of over $80 billion as of September 2012.

Many SMEs and farmers have been borrowing at high interest rates from unregulated and often illegal lenders, referred to as “underground” lenders, to finance their operations and growth, contrary to the preferences of Chinese banking authorities. Such high interest rate borrowing makes it difficult for businesses to grow, and also exacerbates China’s concerns about inflation. Consequently, in 2008, the China Banking Regulatory Commission (the “CBRC”) and the PBOC issued the 2008 People’s Bank of China Guidance on the Microcredit Company Pilot Yin. Jian. Fa. (2008) (No.23) (“Circular No. 23”) to establish a new type of financial vehicle that would provide microfinance for small borrowers. Pursuant to Circular No. 23 and regulations issued by Jiangsu province, Wujiang Luxiang was established in 2008.  See “Applicable Government Regulations” for a more detailed description of Circular No. 23 and Exhibit 99.2 to the registration statement of which this prospectus forms a part for an unofficial English translation of Circular No. 23.

The loans and services that we offer bridge the gap between Chinese state-owned and commercial banks that have not traditionally served the capital needs of SMEs and higher interest rate “underground” lenders. We offer loans to meet borrowing needs with fixed interest rates.  As of March 31, 2013, the typical size, duration and interest rate charged on our loans were between $16,000 (RMB 100,000) and $320,000 (RMB 2 million), for between 1 month and 12 months, with an average annual interest rate of 15.01%. We also provide guarantees to enable SMEs to obtain loans from third parties. Thanks to the stable relationships we have with local branches of the state-owned and commercial banks and our stable borrower base, we have been generating significant revenue from the interest income we generate from our direct loan and fee income from our guarantee business. In addition, by consistently adhering to our strict underwriting policies, we have been asked to extend less than 5% of our loans.

Since Wujiang Luxiang’s inception in October 2008, it has developed a large and growing number of borrowers in Wujiang City.  All of our loans are made from our sole office, located in Wujiang City.  As of March 31, 2013, it has built an 88.5 million portfolio of direct loans to 249 borrowers and guaranteed 146 loans aggregating $84.1 million for 115 borrowers. For the years ended December 31, 2011 and 2012, we generated $10,862,985 and $12,586,724 of net revenue with $8,301,905 and $8,312,469 of net income, respectively. For the three months ended March 31, 2013, we generated $2,670,253 of net revenue with $1,569,868 of net income. We strive to optimize every aspect of our operations as we continue to grow our business.  We believe that our management team’s expertise in underwriting loans, combined with a growing borrower base, lays a foundation for our continuing growth.  Mr. Qin, as the General Manager of Wujiang Luxiang, and the principal decision maker at CCC and all of its subsidiaries, is the only one authorized to authorize the loans and to determine the loan amounts, interest rate and term of the loan, based on the risk assessment report issued by our risk management department.

Business Strategy

We intend to implement two primary strategies to expand and grow the size of our Company: (i) increase our lending capacity through the cash generated from operations and through increase of Wujiang Luxiang’s registered capital by equity financing and (ii) potential acquisitions of similar microcredit companies in Jiangsu Province, China.

Organic growth will occur through expansion of our direct loan and guarantee services directed at SMEs and farmers. Our existing direct loan and guarantee services could also be expanded by increasing Wujiang Luxiang’s registered capital base with a portion of the proceeds of this offering or other financing.  The lending capacity of Wujiang Luxiang is limited to the aggregate of its registered capital, any loans it borrows and other funds permitted under PRC laws, such as profits generated from operation and donations, subject to certain statutory reserve deductions required under the PRC laws and regulation. According to a policy named “An Opinion Regarding Further Pushing Forward the Reform of Rural Microcredit Companies,” Su Zheng Ban Fa (2011) No. 8 (“Jiangsu Document No. 8”), the maximum obligation Wujiang Luxiang is allowed to provide guarantees for is three times its net capital. See “Applicable Government Regulations” for a more detailed description of Jiangsu Document No. 8 and Exhibit 99.5 to the registration statement of which this prospectus forms a part for an unofficial English translation of Jiangsu Document No. 8.  As of March 31, 2013, the registered capital of Wujiang Luxiang was $44,063,863. Under PRC laws, the registered capital refers to the total amount of equity investment made by the shareholders. Once the registered capital is established, it cannot be used for purposes beyond the approved business scope of that entity.  Upon closing of this offering, the net proceeds of this offering (net of the expense reserve and the investor relations reserve) will be made available to the 12 equity holders of Wujiang Luxiang, the “Wujiang Shareholders”, who will be obligated to contribute an amount equal to such proceeds to Wujiang Luxiang to increase the registered capital of Wujiang Luxiang. See “Use of Proceeds.” We believe that as Wujiang Luxiang’s registered capital increases, we will be able to continue to expand our direct loan and guarantee services.  Because our target market has been historically underserved by the state-owned and commercial banks in China, we believe there will be a continuously high demand for our services and we will be able to attract a steady flow of borrowers.

Also, we believe that we may have the opportunity to acquire other microcredit companies of similar size and scope in Jiangsu Province, China.  As a result of such acquisitions, we may expand our geographic coverage by obtaining requisite licenses to do business in other cities in Jiangsu province. We intend to actively pursue acquisition opportunities as they arise, although we currently do not have any binding agreement with any acquisition target and there can be no assurance that we will be able to locate any target or negotiate definitive terms with them. In addition, we do not have any arrangement or understanding to acquire other microcredit companies at this time.

Since inception, Wujiang Luxiang planned to be a public company in order to raise capital, and initially considered the Chinese exchanges for this purpose. However, a public offering on the Chinese exchanges can be an uncertain and lengthy process for private Chinese companies, especially for microcredit companies. In addition, if Wujiang Luxiang decided to raise additional capital in the future, secondary offerings on Chinese exchanges are unlikely. In contrast, capital raising as a publicly traded company in the United States is more certain and, depending on the success of our business, there is a higher likelihood of raising additional capital in the US through secondary offerings. Therefore, despite our ability to raise funds in the PRC, we determined to sell shares in this offering in the US to provide on-going capital to support our potential future growth and expansion.

Competitive Strengths

We believe there are several key factors that will continue to differentiate us from other microcredit companies in the city of Wujiang.

●
Experienced Management Team.   We have a senior management team that has time-tested, hands-on experience with a high degree of market knowledge and a thorough understanding of the lending industry in China. Mr. Huichun Qin, our CEO and one of the founders of Wujiang Luxiang, worked at the Suzhou Sub-Branch of PBOC from 1981 to 2008, where he served as deputy director of Accounting Finance Section from 1993 to 2006. From 2006 to 2008, Mr. Qin served as the vice president of Wujiang Sub-Branch of PBOC. Mr. Qin also served as a deputy director at the Jiangsu Branch of State Administration of Foreign Exchange (the “SAFE”) from 2006 to 2008.  Other members of our management team have an average of 25 years of previous banking, accounting or other relevant experience. We believe that our management’s significant experience in the lending industry and our efficient underwriting process allow us to more accurately judge to whom to lend to and how to structure the loan.

●
Stable Relationship with State-Owned Banks and Commercial Banks.  We have established relationships with local branches of the state-owned and provincial commercial banks.  We currently have a credit facility agreement with Agricultural Bank of China pursuant to which it extended a line of credit to us, and other state owned banks have expressed an interest in extending credit to us. We also have established guarantee cooperation relationships with China Construction Bank, Agricultural Bank of China, Bank of Communications, China CITIC Bank Agriculture Commercial Bank and Jiangsu Bank pursuant to which these banks previously have agreed to accept us as a guarantor for third party loans. Although there is no written agreement or understanding between these banks and us with regard to the referral of lending business, we believe that the reputation of our management team will enable us to maintain and develop good relationships with the local branches of these state owned and commercial banks.

●
Early Entrance and Good Reputation.  We are one of the first microcredit companies approved in the city of Wujiang region. We have strong market recognition among the small borrowers in the city of Wujiang, which we believe should translate into a steady flow of business from borrowers.

●
Stable Borrower Base. Due to our early entrance that resulted in a sizeable market share, we have been able to retain a stable borrower base with recurring borrowing needs and good repayment track records.

We believe we have the following competitive strengths compared to the local branches of state-owned banks and commercial banks which are permitted to extend credit to microcredit companies.

●
Fast Service.  We are able to close loans more quickly than traditional Chinese banks due to our efficient yet stringent underwriting process and a less bureaucratic environment, which is important to SMEs, farmers and individuals.

●
Favorable Rate to Borrowers with Good Track Records.  We offer favorable rates to borrowers who have good track records with us, especially to the borrowers who provide real property as collateral.  SMEs appear more willing to establish and maintain good relationship with us than with the local branches of the state-owned and commercial banks which may not provide the same level of personalized attention to SMEs.

●
A Greater Willingness to Lend to SMEs. We are focused on providing credit to SMEs, farmers and individuals in the city of Wujiang. With our extensive knowledge and experience working with local SMEs, farmers and individuals, we are better equipped to attract such borrowers and maintain a long-standing relationship with them.

Corporate Structure

China Commercial Credit, Inc. is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011. The Company, through its indirect wholly-owned subsidiary, Wujiang Luxiang Information Technology Consulting Co. Ltd. (“WFOE”), a limited liability company formed under the laws of the PRC on September 26, 2012, controls our operating entity, Wujiang Luxiang, a company established under the laws of the PRC on October 21, 2008, through a series of contractual arrangements.  CCC International Investment Ltd. (“CCC BVI”), a company incorporated under the laws of the British Virgin Islands (“BVI”) on August 21, 2012, is wholly owned by the Company.  CCC BVI wholly owns CCC International Investment Holding Ltd. (“CCC HK”), a company incorporated under the laws of the Hong Kong S.A.R. of the PRC on September 4, 2012.  WFOE is wholly owned by CCC HK.

The following diagram illustrates our corporate structure upon completion of this offering:

Key:      equity ownership                             -----------    contractual arrangement

(1)	The Wujiang Shareholders include eleven Chinese companies and one Chinese individual, Mr. Huichun Qin, our CEO and Director.
(2)
Each PRC individual owns 100% of a single BVI entity.  Pursuant to certain amended share exchange agreements dated as of August 7, 2012 (the “Share Exchange Agreements”), 16 PRC individuals, through their respective BVI entities, acquired shares of common stock of CCC in exchange for their agreement to cause the Wujiang Shareholders to enter into certain VIE Agreements, as described below. Following the consummation of the transactions contemplated by the Share Exchange Agreements (the “Share Exchange”), the 16 BVI entities collectively owned an aggregate of 7,270,920 shares of common stock of CCC.  For a detailed discussion of the Share Exchange, see “Certain Relationships and Related Transactions” beginning on page 74.

(3)
Pursuant to a series of contractual arrangements (“VIE Agreements”), WFOE effectively controls and assumed management of the business activities of Wujiang Luxiang.  A more detailed description of these VIE Agreements is provided under “Business - Our History and Corporate Structure - Contractual Arrangements” on page 53.

Below are detailed descriptions of each entity involved in our corporate structure.

CCC

China Commercial Credit, Inc. is a holding company incorporated under the laws of the State of Delaware on December 19, 2011. There are 90 holders of record of CCC’s common stock as of the date of this prospectus.  CCC currently has one director, Mr. Huichun Qin, who is a PRC citizen living in China. There have been no shareholder meetings held since its inception.  As a holding company, CCC does not have nor intends to have substantial operations in the foreseeable future.  Mr. Qin was appointed as the sole director effective at the time of consummation of the Share Exchange.  CCC currently has two employees, Mr. Huichun Qin, who was appointed as the CEO and President effective upon consummation of the Share Exchange, and Mr. Long Yi, who was appointed as the CFO effective on January 1, 2013.

On December 19, 2011, CCC issued 540,000 shares of its common stock to its initial shareholder.  On August 7, 2012, pursuant to the Share Exchange Agreements, 16 PRC individuals, through their respective BVI entities, collectively received an aggregate of 7,270,920 shares of common stock of CCC.  On August 7, 2012, CCC issued a total of 829,080 shares of our common stock to an aggregate of 13 investors at the purchase price of $0.00128 per share pursuant to certain subscription agreements. Between January 1, 2012 and September 7, 2012, CCC issued a total of 645 shares of Series A Preferred Stock to an aggregate of 11 investors for aggregate consideration of $322,500. Between October 12, 2012 and January 2, 2013, CCC issued a total of 1,280 shares of Series B Preferred Stock to an aggregate of 35 investors for aggregate consideration of $322,000.

Since the 16 PRC individuals beneficially own more than a majority of our outstanding shares of common stock, the U.S. investors in this offering will not be able to influence CCC and Wujiang Luxiang via shareholder meetings or the election of directors.  In addition, both Mr. Qin and Mr. Long, as well as five of the seven proposed directors of CCC, are located in China. Our U.S. stockholders may have difficulty protecting their interests and exercising their rights since we conduct substantially all of our operations in China and a majority of our directors and officers reside outside of the U.S. See Risk Factor on page 20 for a detailed discussion of the risks associated with such fact.

 16 BVI Entities

Each of the 16 individuals who represent the Wujiang Shareholders created a BVI entity to hold shares of our common stock.  The only purpose of these 16 BVI entities was to reduce taxes payable by the 16 PRC individuals upon sale of their CCC shares. CCC entered into the Share Exchange Agreements with the 16 PRC individuals, and the 16 BVI entities. Pursuant to the Share Exchange Agreements, 16 PRC individuals, through their respective BVI entities, acquired shares of common stock of CCC in exchange for their agreement to cause the Wujiang Shareholders to enter into the VIE Agreements.  The number of shares of common stock of CCC issued to each of the 16 BVI entities, as shown in the chart under “Certain Relationship and Related Transactions” on page 74 of this prospectus, are proportionate to the ultimate equity ownership percentage the 16 PRC individuals own or represent in Wujiang Luxiang.  Following the Share Exchange, the 16 BVI entities collectively owned an aggregate of 7,270,920 shares of common stock of CCC.  For a detailed discussion of the Share Exchange, see “Certain Relationship and Related Transactions” beginning on page 74.

These 16 individuals own or represent the owners of the economic interests of the 12 Wujiang Shareholders, although none of the 16 BVI entities have any equity interest or economic interest in Wujiang Luxiang.  Prior to the execution of the VIE Agreements, the Wujiang Shareholders had control over Wujiang Luxaing. As a consideration for their agreement to give up their control over Wujiang Luxiang by means of entering into the VIE Agreements, CCC issued shares of common stock of CCC to the 16 BVI entities owned by the 16 PRC individuals who are or represent the Wujiang Shareholders. There is no written or oral voting agreement among the 16 PRC individuals. They do not intend to hold the CCC shares of common stock as a group.  The 16 PRC individuals each have their distinctive voting and dispositive power over the shares of CCC common stock beneficially owned by their BVI entities.

None of the 16 BVI entities have any employees.  The chart below shows each of these 16 BVI entities’ date of incorporation, shareholder and director.

No.	Name of BVI company	Date of incorporation	Name of Sole Stockholder and Director
1.	Ke Da Investment Ltd.	March 8, 2012	Ling, Jingen
2.	Kai Tong International Ltd.	March 8, 2012	Cui, Genliang
3.	Bao Lin Financial International Ltd.	March 8, 2012	Song, Qidi
4.	Yun Tong International Investment Ltd.	March 8, 2012	Wu, Jianlin
5.	Ding Hui Ltd.	March 6, 2012	Mo, Lingen
6.	Wei Hua International Investment Ltd.	March 8, 2012	Xu, Weihua
7.	Xin Shen International Investment Ltd.	March 8, 2012	Li, Senlin
8.	Tong Ding Ltd.	March 6, 2012	Shen, Xiaoping
9.	Zhong Hui International Investment Ltd	March 8, 2012	Ling Jinming
10.	Candid Finance Ltd.	May 21, 2012	Jiang, Xueming
11.	Heng Ya International Investment Ltd.	March 8, 2012	Shen Longgen
12.	Yu Ji Investment Ltd.	March 8, 2012	Qin, Huichun
13.	Shun Chang Ltd	March 6, 2012	Pan, Meihua
14.	Run Da International Investment Ltd	March 8, 2012	Ling, Jianferg
15.	FuAo Ltd	March 8, 2012	Ma, Minghua
16.	Da Wei Ltd	March 8, 2012	Wu, Weifang

CCC BVI

CCC International Investment Ltd (“CCC BVI”) is a company incorporated under the laws of the British Virgin Islands on August 21, 2012 and wholly owned by CCC.  It does not have nor intends to have any substantive operations other than serving as a holding vehicle. The reason for the creation of CCC BVI is to avoid payment of stamp tax if CCC wants to transfer the shares it indirectly owns in CCC HK. The transfer of shares in a Hong Kong entity incurs a 2% stamp tax pursuant to Hong Kong tax laws.  There is no stamp tax payable for transfer of shares in a BVI entity pursuant to BVI tax laws. The current director of CCC BVI is Mr. Huichun Qin who lives in China. CCC BVI currently does not have any employees or officers.

CCC HK

CCC International Investment Holding Ltd (“CCC HK”) is a company incorporated under the laws of the Hong Kong S.A.R. of the PRC on September 4, 2012 and wholly owned by CCC BVI. It does not have nor intend to have substantive operations other than serving as a holding vehicle.  The reason for the creation of CCC HK is to minimize PRC withholding tax on dividends.  Pursuant to the tax treaty between Hong Kong and mainland China, a withholding tax rate of 5% for distribution of dividends may apply on dividends received by CCC HK if certain requirements under such tax treaty are met, while the withholding tax rate is 10% for dividends to be received by companies incorporated in most other jurisdictions. The current director of CCC HK is Mr. Huichun Qin who lives in China.  CCC HK currently does not have any employees or officers.

WFOE

Wujiang Luxiang Information Technology Consulting Co. Ltd. (“WFOE”) is a limited liability company formed under the laws of the PRC on September 26, 2012. It controls our operating entity, Wujiang Luxiang, through a series of contractual arrangements.

WFOE is wholly owned by CCC HK. WFOE’s only employee is Mr. Huichuan Qin who serves as the president.  Mr. Qin is also the sole director and General Manager of WFOE.  WFOE is designed to provide consulting services to Wujiang Luxiang and receive a service fee approximately equal to 100% of Wujiang Luxiang’s net income. WFOE’s current operation is solely to provide such consulting services pursuant to terms of the Exclusive Business Cooperation Agreement attached as Exhibit 10.2 to the registration statement of which this prospectus forms a part.

There are no PRC state, provincial or local laws, rules and regulations prohibiting or restricting direct foreign equity ownership in companies engaged in microcredit business. However, the provincial authorities regulate microcredit companies through strict licensing requirements and approval procedures.  Direct controlling foreign ownership in a for-profit microcredit company has never been approved by competent Jiangsu government authorities. Based on the current position taken by the competent Jiangsu government authorities, direct controlling foreign ownership of a for-profit microcredit company will not be approved in the foreseeable future.

As such, WFOE has entered into the VIE Agreements with Wujiang Luxiang and its shareholders.  Pursuant to the VIE Agreements, WFOE effectively assumed management of the business activities of Wujiang Luxiang and has the right to appoint all executives, senior management and the members of the board of directors of Wujiang Luxiang.  The VIE Agreements are comprised of a series of agreements, including an Exclusive Business Cooperation Agreement, Share Pledge Agreement, Exclusive Option Agreement, Power of Attorney and Timely Reporting Agreement, through which the WFOE has the right to advise, consult, manage and operate Wujiang Luxiang in return for a service fee approximately equal to 100% of Wujiang Luxiang’s net income.  All of the Wujiang Shareholders have pledged their right, title and equity interests in Wujiang Luxiang as security for the WFOE to collect such service fees from Wujiang Luxiang through a Share Pledge Agreement.  In order to further reinforce WFOE’s rights to control and operate Wujiang Luxiang, the Wujiang Shareholders have granted the WFOE an exclusive right and option to acquire all of their equity interests in Wujiang Luxiang through an Exclusive Option Agreement. Wujiang Luxiang received its business license on October 21, 2008 and currently has the necessary license and permits to conduct its business.  A more detailed description of these VIE Agreements is provided under “Business - Our History and Corporate Structure - Contractual Arrangements” on page 53.  Forms of these VIE Agreements are included as Exhibit 10.2 to 10.6 to the registered statement of which this prospectus forms a part.

 Under the current PRC laws and regulations, we believe that the VIE Agreements are not subject to any government approval except for the Circular No. 75 registration with SAFE and equity interest pledge registration with AIC.  Such approvals are not required because our business does not involve any subject matter that requires government approval. The 16 PRC residents who beneficially own shares in CCC through their BVI entities are required to register their ownership with SAFE and have obtained such SAFE registration in November 2012.  The 12 Wujiang Shareholders are required to register their equity pledge arrangement as set forth in the Equity Pledge Agreement with AIC.  Such registrations have been completed as of April 15, 2013.  Other than the above two types of registrations, we do not need to obtain any approval from the PRC Ministry of Commerce (“MOFCOM”), China Securities Regulatory Commission (“CSRC”) or other PRC authority prior to publicly listing our securities in the United States.  For a discussion of the risks and uncertainties relating to our corporate structure related to the VIE Agreements, see “Risk Factors” beginning on page 16.

Wujiang Luxiang

Wujiang Luxiang Rural Microcredit Co., Ltd. (“Wujiang Luxiang”) is a company with limited liability by stock established under the laws of the PRC on October 21, 2008.  There are currently eleven entity shareholders and one individual shareholder, Mr. Huichun Qin.  The board of directors of Wujiang Luxiang consists of eight directors, all of whom live in China. There are currently 22 full time employees.  Below are the names of the officers and key employees of Wujiang Luxiang.

●	Huichun Qin - Chief Executive Officer and General Manager
●	Long Yi - Chief Financial Officer
●	Yao XingLin - Deputy General Manager
●	Zhong YueMin - Deputy General Manager
●	Zhao MoSheng - Risk Control Director
●	Zhong HaiYuan - Board Secretary

Wujiang Luxiang is currently our only operating entity. For detailed discussions of Wujiang Luxiang’s operations, see “Business” beginning on page 52.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion & analysis of financial condition and results of operations in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions, and we do not know if investors will find investing in our common stock less attractive as a result.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected to opt out of such extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (“the Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.  Even if we no longer qualify for the exemptions for an emerging growth company, we may still be, in certain circumstances, subject to scaled disclosure requirements as a smaller reporting company. For example, smaller reporting companies, like emerging growth companies, are not required to provide a compensation discussion and analysis under Item 402(b) of Regulation S-K or auditor attestation of internal controls over financial reporting.

Risks Associated With Our Business

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” starting on page 16  to read about risks that you should consider carefully before buying shares of our common stock.

Corporate Information

Our principal executive offices are located at No. 1688, Yunli Road, Tongli, Wujiang, Jiangsu Province, China. Our telephone number is (86-0521) 6396-0022. Our agent for service of process is National Registered Agents, Inc. 160 Greentree Drive, Suite 101, Dover, Delaware 19904. Their telephone number is (800) 550-6724. Our website is www.chinacommercialcredit.com. The information on our website is not a part of this prospectus.

THE OFFERING

Securities Being Offered:	2,700,000 shares of CCC common stock, plus over-allotment, if any.

Initial Offering Price:	The purchase price for the shares will be between $6.00 and $7.00 per share of common stock.

Number of Common Stock Issued and Outstanding Before the Offering:	9,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus.

Number of Common Stock Issued and Outstanding After the Offering:	11,700,000 shares of our common stock will be issued and outstanding after this offering is completed or 11,970,000 shares if the over-allotment option is exercised in full.

Use of Proceeds:
We intend to use the net proceeds of this offering to increase the registered capital and lending capacity of Wujiang Luxiang. In the event a strategic acquisition presents itself, including opportunities that can help us promote our business to new borrowers in Jiangsu Province, China, we could use a portion of these proceeds for such acquisition.  In the event that we do not identify any definitive acquisition candidates, we will use such proceeds for working capital and additional lending capacity. For more information on the use of proceeds, see “Use of Proceeds” on page 33.

Proposed NASDAQ Symbol:	CCCR

Risk Factors:
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 16.

Dividend Policy:	We declared and paid dividends for the years 2009, 2010 and 2011. We did not declare any dividends for the year 2012. We do not anticipate paying any such dividends for the foreseeable future.

SUMMARY CONDENSED FINANCIAL DATA

The following summary condensed financial data for the fiscal years ended December 31, 2012 and 2011 and for the three months ended March 31, 2013 and 2012, respectively, are derived from the audited consolidated financial statements and the unaudited financial statements of CCC included elsewhere in this prospectus.  The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Prospective investors should read these summary condensed financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed financial statements and the related notes included elsewhere in this prospectus.

CHINA COMMERCIAL CREDIT, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash	$752,257	$1,588,061
Restricted cash	12,755,736	11,595,489
Loans receivable, net of allowance for loan losses $1,351,314 and $857,813 for March 31, 2013 and December 31, 2012, respectively	87,188,558	84,923,480
Interest receivable	1,002,771	905,454
Property and equipment, net	277,765	302,626
Other assets	555,361	689,709
Total Assets	$102,532,448	$100,004,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Short-term bank loans	$20,720,103	$20,606,791
Deposits payable	10,242,946	9,428,061
Unearned income from financial guarantee services	687,629	773,402
Accrual for financial guarantee services	841,346	880,725
Tax payable, net	69,426	20,449
Other current liabilities	506,768	742,745
Deferred tax liability	308,941	303,567
Total Liabilities	$33,377,159	$32,755,740

SHAREHOLDERS' EQUITY
Series A Preferred Stock (par value $0.001 per share, 1,000,000 shares authorized, 645 shares issued and outstanding at March 31, 2013 and December 31, 2012)	$241,875	$241,875
Series B Preferred Stock (par value $0.001 per share, 5,000,000 shares authorized, 1,280 shares issued and outstanding at March 31, 2013 and December 31, 2012)	240,000	240,000
Common stock (par value $0.001 per share, 100,000,000 shares authorized at March 31, 2013 and December 31, 2012, 9,000,000 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively)	9,000	9,000
Subscription receivable	(1,062)	(11,062)
Additional paid-in capital	43,720,505	43,765,524
Statutory reserve	4,478,057	4,232,164
Retained earnings	15,882,180	14,558,205
Accumulated other comprehensive income	4,584,734	4,213,373
Total Shareholders’ Equity	69,155,289	67,249,079
Total Liabilities and Shareholders’ Equity	$102,532,448	$100,004,819

CHINA COMMERCIAL CREDIT, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the three months ended
	March 31, 2013	March 31, 2012
	(Unaudited)	(Unaudited)
		(As Restated)
Interest and fees on loans	$2,912,078	$2,867,021
Interest and fees on loans-related party	-	13,125
Interest on deposits with banks	97,167	91,069
Total interest and fee income	3,009,245	2,971,215

Interest expense
Interest expense on short-term bank loans	(306,155)	(413,977)
Net interest income	2,703,090	2,557,238

Provision for loan losses	(488,216)	(29,776)
Net interest income after provision for loan losses	2,214,874	2,527,462

Commissions and fees on financial guarantee services	411,209	421,752
Under/(over) provision on financial guarantee services	44,170	(7,133)
Commission and fees on guarantee services, net	455,379	414,619

NET REVENUE	2,670,253	2,942,081

Non-interest income
Government incentive	25,775	116,979
Other non-interest income	-	110,528
Total non-interest income	25,775	227,507

Non-interest expense
Salaries and employee surcharge	(197,944)	(174,362)
Rental expenses	(64,037)	(63,759)
Business taxes and surcharge	(114,447)	(135,167)
Other operating expense	(450,864)	(224,158)

Total non-interest expense	(827,292)	(597,446)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,868,736	2,572,142
Provision for income taxes	(298,868)	(614,563)

Net Income	1,569,868	1,957,579
Other comprehensive income
Foreign currency translation adjustment	371,361	372,437
COMPREHENSIVE INCOME	$1,941,229	$2,330,016

CHINA COMMERCIAL CREDIT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS
Cash	$1,588,061	$3,549,644
Restricted cash	11,595,489	12,443,735
Loans receivable, net of allowance for loan losses $857,813 and $766,673 for December 31, 2012 and 2011, respectively	84,923,480	76,022,989
Due from a related party	-	235,905
Interest receivable	905,454	666,918
Tax receivable, net	-	559,277
Property and equipment, net	302,626	50,161
Other assets	689,709	1,027,800
Total Assets	$100,004,819	$94,556,429

LIABILITIES AND SHAREHOLDERS’EQUITY
LIABILITIES
Short-term bank loans	$20,606,791	$23,590,469
Deposits payable	9,428,061	9,113,229
Unearned income from financial guarantee services	773,402	955,047
Accrual for financial guarantee services	880,725	887,426
Tax payable, net	20,449	-
Other current liabilities	742,745	620,029
Deferred tax liability	303,567	264,040
Total Liabilities	$32,755,740	$35,430,240

SHAREHOLDERS’ EQUITY
Series A Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, 645 shares outstanding at December 31, 2012	$241,875	$-
Series B Preferred Stock, par value $0.001 per share, 5,000,000 shares authorized, 1,280 shares outstanding at December 31, 2012	240,000	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized and 11,520,737 and 1,152,074 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	11,521,	1,152
Subscription receivable	(11,062)	-
Additional Paid-in Capital	43,763,003	44,062,711
Statutory reserve	4,232,164	2,967,237
Retained earnings	14,558,205	8,353,217
Accumulated other comprehensive income	4,213,373	3,741,872
Total Shareholders’ Equity	67,249,079	59,126,189
Total Liabilities and Shareholders’ Equity	$100,004,819	$94,556,429

CHINA COMMERCIAL CREDIT, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended
	December 31, 2012	December 31, 2011
Interest income
Interest and fees on loans	$12,003,158	$10,854,752
Interest and fees on loans-related party	13,119	72,830
Interest on deposits with banks	272,782	248,262
Total interest and fee income	12,289,059	11,175,844

Interest expense
Interest expense on short-term bank loans	(1,298,081)	(1,237,312)
Interest expense on short-term borrowings-related party	-	(346,921)
Net interest income	10,990,978	9,591,611

Provision for loan losses	(85,035)	(42,994)
Net interest income after provision for loan losses	10,905,943	9,548,617

Commissions and fees on financial guarantee services	1,667,067	1,441,942
Commissions and fees on financial guarantee services – related party	-	10,297
Under/(over) provision on financial guarantee services	13,714	(137,871)
Commission and fees on guarantee services, net	1,680,781	1,314,368

NET REVENUE	12,586,724	10,862,985

Non-interest income
Government incentive	188,146	623,345
Other non-interest income	135,831	102,487
Total non-interest income	323,977	725,832

Non-interest expense
Salaries and employee surcharge	(1,052,199)	(838,572)
Rental expenses	(254,921)	(248,911)
Business taxes and surcharge	(472,216)	(528,286)
Other operating expense	(1,111,930)	(480,587)
Total non-interest expense	(2,891,266)	(2,096,356)

INCOME BEFORE PROVISION FOR INCOME TAXES	10,019,435	9,492,461
Provision for income taxes	(1,706,966)	(1,190,556)

Net Income	8,312,469	8,301,905
Other comprehensive income
Foreign currency translation adjustment	471,501	2,163,403
COMPREHENSIVE INCOME	$8,783,970	$10,465,308

RISK FACTORS

An investment in our common stock involves a high degree of risks.  You should carefully consider the following material risk factors and other information in this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price, if any, of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our business and prospects.

            Wujiang Luxiang commenced operations in October 2008 and has a limited operating history. As of March 31, 2013, it has built an $88.5 million portfolio of direct loans to 249 borrowers and guaranteed 146 loans aggregating $84.1 million for 115 borrowers. For the years ended December 31, 2011 and 2012, we generated $10,862,985 and $12,586,724 of net revenue with $8,301,905 and $8,312,469 of net income, respectively. For the three months ended March 31, 2013, we generated $2,670,253 of net revenue with $1,569,868 of net income. .However, our growth rate since 2008 may not be indicative of our future performance. We may not be able to achieve similar results or grow at the same rate as we did in the past. It is also difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in new and rapidly evolving markets such as the microcredit industry, may be exposed. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

●	obtain sufficient working capital and increase our registered capital to support expansion of our loan portfolio;
●	comply with any changes in the laws and regulations of the PRC or local province that may affect our lending operations;
●	expand our borrowers base;
●	maintain adequate control of default risks and expenses allowing us to realize anticipated revenue growth;
●	implement our customer development, risk management and acquisition strategies and adapt and modify them as needed;
●	integrate any future acquisitions; and
●
anticipate and adapt to changing conditions in the Chinese lending industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, and other significant competitive and market dynamics.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

Our current operations in China are territorially limited to the city of Wujiang.

In accordance with the PRC state and provincial laws and regulations with regard to microcredit companies, we are not allowed to make loans and provide guarantees to businesses and individuals located outside of the city of Wujiang.  Our future growth opportunities depend on the growth and stability of the economy in the city of Wujiang. A downturn in the local economy or the implementation of local policies unfavorable to SMEs may cause a decrease in the demand for our loan or guarantee services and may negatively affect borrowers’ ability to repay their loans on a timely basis, both of which could have a negative impact on our profitability and business.

If the Jiangsu government subsidy we currently receive from the Jiangsu government for loans to farmers is not renewed, we would suffer a loss of revenues.

Pursuant to certain Jiangsu government policies on promotion of rural economic reform, the interest on loans to farmers is subsidized by the government. Therefore, we charge the farmers at a rate lower than that of loans to SME’s. A portion of the difference between the lower rate charged to farmers and the rate charged to SME’s is remitted to us annually by the Jiangsu government as a government subsidy.  We also received other types of government subsidies from Jiangsu government which are, among other things, intended to incentivize microcredit companies to establish and maintain strict financial operation systems. Applicants for these subsidies are required to apply for such subsidies annually.  The standards for granting such subsidy could be flexible and the number of applicants applying for such subsidies varies from year to year. In addition, the amount of funds which will be available for the Jiangsu government to use for these government subsidies each year is uncertain and depend on the needs of microeconomic development of Jiangsu province and the government’s budget.   In the event our application for such subsidy in the future is not granted or the funds we receive are reduced, we would suffer loss of revenues.

Changes in the interest rates and spread could have a negative impact on our revenues and results of operations.

Our revenues and financial condition are dependent on interest income, which is the difference between interest earned from loans we provide and interest paid to the lines of credit we obtain from other financial institutions.  The narrowing interest rate spread could adversely affect our earnings and financial conditions.  If we are not able to control our funding costs or adjust our lending interest rate in a timely manner, our interest margin will decline. In addition, the interest rates we charge to the borrowers in our direct loan business are linked to the PBOC benchmark interest rate (the “PBOC Benchmark Rate”).  The PBOC Benchmark Rate may fluctuate significantly due to changes in the PRC government’s monetary policy.  Due to the restriction that our interest rate cannot be higher than three times the PBOC Benchmark Rate pursuant to certain Jiangsu banking regulations released in October 2012, if we have to reduce the interest rate we charge the borrowers to reflect the decrease of the PBOC Benchmark Rate, we may suffer loss of interest income.

As a microcredit company, our business is subject to greater credit risks than larger lenders, which could adversely affect our results of operations.

There are inherent risks associated with our lending activities, including credit risk, which is the risk that borrowers may not repay the outstanding loans in our direct loan business or that we may not recover the full amount of the payment we made to the lender in our guarantee business. As a microcredit company, we extend credits to SMEs, farmer and individuals.  These borrowers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy.  Such borrowers may expose us to greater credit risks than lenders lending to larger, better-capitalized state-owned businesses with longer operating histories.  Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond our control may increase our credit risk more than such events would affect larger lenders. In addition, we are only permitted to provide financial services to borrowers located in the city of Wujiang, therefore our ability to diversify our economic risks is limited by the local markets and economies.  Also, decreases in local real estate value could adversely affect the value of the real property used as collateral in our direct loan and guarantee business.  Such adverse changes in the local economy may have a negative impact on the ability of borrowers to repay their loans and our results of operations and financial condition may be adversely affected.

Our allowance for loan losses may not be sufficient to absorb future losses or prevent a material adverse effect on our business, financial condition, or results of operations.

Our risk assessment procedure uses historical information to estimate any potential losses based on our experience, judgment, and expectations regarding our borrowers and the economic environment in which we and our borrowers operate. The allowance for both loan losses and guarantee services were estimated based on 1% of the quarterly outstanding loan and guarantee portfolio balances. We believe we are required to make allowance for loan loss pursuant to “The Guidance on Provisioning for Loan Losses” (the “Provision Guidance”) issued by PBOC and “Financial Practices of Rural Microcredit Companies of Jiangsu Province Pilot” (the “Jiangsu Financial Practices”) issued by Finance Office of Jiangsu Province in 2009. However, our implementation of the measurements set forth in the Provision Guidance and the Jiangsu Financial Practices, especially the Five-Tier approach in making the specific reserve, may be deemed not in compliance with the applicable banking regulations. Our loan loss reserves may not be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition, or results of operations.

Increase to the allowance for loan losses may cause our net income to decrease.

Our business is subject to fluctuations based on local economic conditions. These fluctuations are not predictable nor within our control and may have a material adverse impact on our operations and financial condition.  We may decide to increase allowance for loan losses in light of the lack of clarity in the applicable banking regulations with regard to microcredit companies.  The regulatory authority may also require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different from those of our management.  Any increase in the allowance for loan losses will result in a decrease in net income and may have a material adverse effect on our financial condition and results of operations.

We lack product and business diversification. Accordingly, our future revenues and earnings are more susceptible to fluctuations than a more diversified company.

Our primary business activities include offering direct loans and providing guarantee services to our customers. If we are unable to maintain and grow the operating revenues from our business, our future revenues and earnings are not likely to grow and could decline. Our lack of product and business diversification could inhibit the opportunities for growth of our business, revenues and profits.

Competition in the microcredit industry is growing and could cause us to lose market share and revenues in the future.

We believe that the microcredit industry is an emerging market in China.  We may face growing competition in the microcredit industry and we believe that the microcredit market is becoming more competitive as this industry matures and begins to consolidate. We currently compete with traditional financial institutions, other microcredit companies, and some cash-rich state-owned companies or individuals that lend to SMEs. Some of our competitors have larger and more established borrower bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our earnings and potential for growth.

There may be conflicts of interest between Mr. Huichun Qin’s role as the Chairman of the Board and CEO of our company and his role as the chairman of the board of a related entity.

Mr. Qin is the founder of Wujiang Luxiang and has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1, 2012. He is also the chairman of the board and shareholder of Suzhou Rongshengda Investment Holding Co., Ltd. (“Rongshengda”), a PRC limited liability company. Rongshengda is owned by Mr. Qin and 10 PRC companies, all of which are Wujiang Shareholders. Rongshengda is in the business of making passive or other investments in early stage businesses. Wujiang Luxiang made certain loans to Rongshengda in 2011 and such loans were repaid in full in November 2011. There may be future transactions between Wujiang Luxiang and Rongshengda. Despite Mr. Qin’s fiduciary duty to us as a director and officer, in the event such conflicts arise, he may not act in our best interests and such conflicts of interest may not be resolved in our favor.

Our business depends on the continuing efforts of our management. If we lose their services, our business may be severely disrupted.

Our business operations depend on the continuing efforts of our management, particularly the executive officers named in this prospectus. If one or more of our management were unable or unwilling to continue their employment with us, we might not be able to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. Our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, our management may join a competitor or form a competing company. We may not be able to successfully enforce any contractual rights we have with our management team, in particular in China, where all of these individuals reside and where our business is operated through Wujiang Luxiang through various VIE Agreements. As a result, our business may be negatively affected due to the loss of one or more members of our management.

We require highly qualified personnel and if we are unable to hire or retain qualified personnel, we may not be able to grow effectively.

Our future success also depends upon our ability to attract and retain highly qualified personnel. Expansion of our business and our management will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. We may not be able to attract or retain highly qualified personnel. Competition for skilled personnel is significant in China. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

We may have difficulty in establishing adequate management and financial controls in China.

The PRC has only recently begun to adopt the management and financial reporting concepts and practices that investors in the United States are familiar with.  We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are required of a United States public company.  If we cannot establish such controls, or if we are unable to collect the financial data required for the preparation of our financial statements, or if we are unable to keep our books and accounts in accordance with the United States accounting standards for business, we may not be able to continue to file required reports with the Securities and Exchange Commission (the “SEC”), which would likely have a material adverse affect on the performance of our shares of common stock.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks located in China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we could lose the cash on deposit with that particular bank or trust company.

Risks Relating to Doing Business in China

A slowdown of the Chinese economy or adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

We are a holding company and all of our operations are entirely conducted in the PRC.  Although the PRC economy has grown in recent years, such growth may not continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our loan and guarantee services and may have a materially adverse affect on our business.

China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy, which could materially adversely affect our business.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization.  However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China.  Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business.  Consequently, we cannot clearly foresee the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Our microcredit business is subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way we conduct our business and may negatively impact our financial results.

We are subject to extensive and complex state, provincial and local laws, rules and regulations with regard to our loan and guarantee operations, capital structure, allowance for loan losses, among other things, as set out in the section “Business - Applicable Government Regulations” on page 64 of this prospectus.  These laws, rules and regulations are issued by different central government ministries and departments, provincial and local governments while enforced by different local authorities in the city of Wujiang. In addition, it is not clear whether microcredit companies are subject to certain banking regulations the state-owned and commercial banks are subject to, including the regulation with regard to loan loss reserves. Therefore the interpretation and implementation of such laws, rules and regulations may not be clear and occasionally we have to depend on oral inquiries with local government authorities. As a result of the complexity, uncertainties and constant changes in these laws, rules and regulation, including changes in interpretation and implementation of such, our business activities and growth may be adversely affected if we do not respond to the changes in a timely manner or are found to be in violation of the applicable laws, regulations and policies as a result of a different position from ours taken by the competent authority in the interpretation of such applicable laws, regulations and policies.  If we were found to be not in compliance with these laws and regulations, we may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse affect on our business operation and profitability.

We may be subject to administrative sanctions in the event the extension we obtained on contribution of WFOE’s registered capital is reversed or determined to be not effective.

Pursuant to Foreign Wholly-Owned Enterprise Law and relevant implementation rules, 15% of the US $10 million registered capital of WFOE is required to be contributed within three months and the remainder be contributed within two years after the business license is granted.  We have not made any contribution within the three month period after WFOE obtained its business license on September 26, 2012.  Based on our oral inquiries with the local Commission of Commerce of Wujiang, we were told that the competent authority would refrain from taking specific administrative measures against us until June 30, 2013. We intend to make the $1.5 million payment by June 30, 2013, following which we will apply to reduce the registered capital of WFOE required from $10 million to the paid $1.5 million total.  In the event such extension is reversed or found to be not valid by a relevant authority, we may be subject to administrative sanctions, including monetary penalties and revocation of WFOE registration and its business license by AIC.

 We may be subject to administrative sanctions in the event we are found to have charged excessive interest rates on some of the historical direct loans we extended.

During 2010 and 2011, we provided certain financing consulting services to an aggregate of approximately 50 individuals and companies and generated consulting fees of approximately US$188,733 (RMB 1.2 million). According to the consulting arrangements we had with these parties, we agreed to provide consulting services such as advising on the applicable lending rules and regulations, making recommendations about financing plans, assisting the parties to complete and submit financing applications and providing general guidance in the capital raising process. Some of these clients were also borrowers. We also charged additional consulting fees when such borrowers asked to expedite the review and approval process of their loan applications, as such expedited lendings are extra burdensome to our funding position. The maximum interest rate a microcredit lender is allowed to charge on microcredit loans was four times the PBOC’s Benchmark Rate, according to Circular 23 and Several Opinion Regarding the Trial of Cases promulgated by Supreme Court of PRC. Although none of these loans had interest rates higher than four times the PBOC Benchmark Rate, the aggregate amount of interest we charged such borrower plus the consulting fee would exceed four times the PBOC Benchmark Rate if the consulting fees paid by these borrowers were deemed as additional interest payments. We believe such consulting fees were compensation payments for the consulting services we provided. Also we have stopped providing such consulting services since March 2011 and we do not anticipate engaging in such consulting service in the foreseeable future. However, in the event the competent government authority determines these historical consulting fees were de facto interest payments, we may be found to have charged excessive rates on these loans and, as a result, we may be subject to sanctions by the government authority, which may include return of the excessive interest to affected borrowers, confiscation of illegal gains, fine, suspension of operation and/or revocation of our business license.

You may face difficulties in protecting your interests and exercising your rights as a stockholder of CCC since we conduct substantially all of our operations in China, and a majority of our officers and directors reside outside the United States.

Although we are incorporated in Delaware, we conduct substantially all of our operations in China through Wujiang Luxiang, our consolidated VIE in China. All of our current officers and a majority of our proposed directors reside outside the United States and substantially all of the assets of those persons are located outside of the United States. As a result, it may be difficult for you to conduct due diligence on the Company or such directors in your election of the directors and attend shareholders meeting if such meeting is held in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our operations are conducted in China, and all of our assets are located in China. A majority of our officers are nationals or residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, Dacheng Law Firm, our counsel as to PRC law, has advised us that it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Dacheng Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Dacheng Law Firm has also advised us that in the event that shareholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a course of action if (a) the disputed contract was concluded or performed in the PRC, or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, (d) the parties choose to submit to jurisdiction of the PRC courts in the contract, or (e) the contract is executed or performed within the PRC. The action may be initiated by the shareholder through filing a complaint with the PRC courts. The PRC courts will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same right as PRC citizens and companies in an action unless such foreign country restricts the rights of PRC citizens and companies.

WFOE’s ability to pay dividends to us may be restricted due to foreign exchange control and other regulations of China.

As an offshore holding company, we may rely principally on dividends from our subsidiary in China, WFOE, for our cash requirements, including paying dividends or making other distributions to our shareholders.  Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

Furthermore, WFOE’s ability to pay dividends may be restricted due to foreign exchange control policies and the availability of its cash balance. Substantially all of our operations are conducted in China and all of our revenue received, by WFOE through VIE arrangement, are denominated in RMB. RMB is subject to exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars.

The lack of dividends or other payments from WFOE may limit our ability to make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund, and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from WFOE, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

There is uncertainty in the preferential tax treatment we currently enjoy. Any change in the preferential tax treatment we currently enjoy in the PRC may materially adversely impact our net income.

Effective January 1, 2008, the New Enterprise Income Tax Law of PRC stipulates that domestically owned enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform income tax rate of 25%. While the New Enterprise Income Tax Law equalizes the income tax rates for FIEs and domestically owned enterprises, preferential tax treatment may continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies, regardless of whether these are domestically-owned enterprises or FIEs. Pursuant to the Jiangsu Document No. 132 issued in November 2009, microcredit companies in Jiangsu Province are subject to a preferential tax rate of 12.5%. As a result, Wujiang Luxiang has been subject to the preferential income tax rate of 12.5% since its inception in 2008. The taxation practice implemented by the tax authority governing our business from 2008 through 2011 was that we paid enterprise income taxes at a rate of 25% on a quarterly basis, and upon annual tax settlement done by the Company and the tax authority within five (5) months after December 31, the tax authority refunded us the excess enterprise income taxes we paid beyond the rate of 12.5% in tax credit. In 2012, the tax authority allowed us to pay enterprise income tax, on a monthly basis, at 12.5% for our income generated from our direct loan business and at 25% for income generated from our guarantee business. In addition, Wujiang Luxiang has been subject to business tax at the preferential rate of 3% since its inception in 2008.

In April 2012 Wujiang Luxiang received a notice from local tax authority, informing us that only income generated from Wujiang Luxiang’s direct loan business was qualified to enjoy a preferential income tax rate of 12.5% and business tax of 3% under the Jiangsu Document No. 132, but its taxable income arising from Wujiang’s other business such as the guarantee business was still subject to a standard tax rate of 25% for income tax and 5% for business tax. Local tax authority required Wujiang Luxiang to implement the above-mentioned policy starting with the tax filing for 2011 which was filed in April 2012, and the policy applies to all years thereafter.  The impact of the changed policy on the income tax provision on the issued financial statements of 2011 was $225,445.  However, we believe the underpayment was comparatively minimal as it only accounted for less than 3% of net income of 2011, thus it recorded the underpayment of $225,445 in the financial statements for financial year of 2012. There is no underpayment penalty assessed. Furthermore, such tax policy change may be applied retroactively to financial year of 2008, 2009 and 2010.  Although we have not received any notice from local tax authority to request Wujiang Luxiang to make any underpayment with surcharge, there is no assurance that the local tax authority will not do so in the future.

There is a risk that the competent tax authority may decide that Wujiang Luxiang will not be eligible for the preferential tax rates for the direct loan business in the future. Moreover, the PRC government could eliminate any of these preferential tax treatments before their scheduled expiration. Expiration, reduction or elimination of such preferential tax treatments will increase our income tax expenses and in turn decrease our net income.

There is uncertainty in the policy at the state and provincial levels as to how the direct loan and guarantee businesses carried out by the microcredit companies shall be treated with regard to income tax and business tax.   If the tax authority determines that the income tax, business tax or other applicable tax we previously paid were less than what was required, we may be requested to make payment for the overdue tax and interest on the overdue payment.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and acquisition and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation, or the SAT, issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the RMB against foreign currencies. On June 20, 2010, the PBOC announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. We cannot predict how this new policy will impact the RMB exchange rate.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our common stock in U.S. dollars. In addition, any fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Future inflation in China may inhibit economic activity and adversely affect our operations.

The Chinese economy has experienced periods of rapid expansion in recent years which can lead to high rates of inflation or deflation.  This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China.  Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect our business operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, was issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions.

Further, if the business of any target company that we plan to acquire falls into the scope of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of shareholder loans or capital contributions. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital increase contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. Its subsequent Supplementary Notice on Issues Relating to the Improvement of Business Operations over Payment and Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises was promulgated by SAFE on July 18, 2011. Under Circular 142, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without SAFE’s approval, and may not in any case use such capital to repay RMB loans if they have not used the proceeds of such loans according to the loan agreement. Furthermore, SAFE promulgated a circular on November 19, 2012, or Circular 59, which requires the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents. Circular 142 and Circular 59 may significantly limit our ability to effectively use the proceeds from future financing activities as the WFOE may not convert the funds received from us in foreign currencies into RMB, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding Company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  Our employees or other agents may unfortunately engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Recent SEC’s administrative proceedings against the China affiliates of the five multi-national accounting firms may lead to the deregistering of Chinese accounting firms by the PCAOB, which may affect our ability to engage qualified independent auditors.

The SEC recently commenced administrative proceedings against BDO China Dahua Co. Ltd., Deloitte Touche Tohmatsu Certified Public Accountants Ltd., Ernst & Young Hua Ming LLP, KPMG Huazhen (Special General Fund) and PricewaterhouseCoopers Zhong Tian CPAs Limited for refusing to produce audit work papers and other documents related to PRC-based companies under investigation by the SEC for potential accounting fraud against U.S. investors.  The SEC has launched an initiative to address concerns arising from reverse mergers and foreign issuers.  The SEC charged these accounting firms with violations of the Securities Exchange Act and the Sarbanes-Oxley Act, which requires foreign public accounting firms to provide, upon the request of the SEC, audit work papers involving any company trading on U.S. markets.  Under PRC law, auditors are not permitted to hand over audit work papers as books and records of Chinese companies are afforded protection of secrecy laws.   We are not in a position to assess the outcome or ramifications of these ongoing proceedings and investigations.  Unless the PRC government changes its secrecy laws, there are risks that the Public Company Accounting Oversight Board (“PCAOB”) may deregister Chinese accounting firms whose audit work papers the PCAOB cannot inspect and such deregistering of Chinese accounting firms by the PCAOB would, in turn, make it difficult for us to engage qualified independent auditors.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation may distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Upon consummating of this offering, we will be regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of our company, our SEC reports, other filings or any of our other public pronouncements.

  Risks Related to Our Corporate Structure

We conduct our business through Wujiang Luxiang by means of contractual arrangements. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between WFOE and Wujiang Luxiang.    Although we have been advised by our PRC counsel, Dacheng Law Firm, that based on their understanding of the current PRC laws, rules and regulations, the structure for operating our business in China (including our corporate structure and contractual arrangements with Wujiang Luxiang and its shareholders) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, the PRC regulatory authorities may determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable.

If WFOE, Wujiang Luxiang, or their ownership structure or the contractual arrangements, are determined to be in violation of any existing or future PRC laws, rules or regulations, or WFOE or Wujiang Luxiang fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of WFOE or Wujiang Luxiang;
●	discontinuing or restricting the operations of WFOE or Wujiang Luxiang;
●	imposing conditions or requirements with which we, WFOE or Wujiang Luxiang may not be able to comply;
●	requiring us, WFOE or Wujiang Luxiang to restructure the relevant ownership structure or operations;
●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or
●	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

On or around September 2011, various media sources reported that the China Securities Regulatory Commission (the “CSRC”) had prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or what they would provide. If our ownership structure, contractual arrangements or businesses of Wujiang Luxiang are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities, including the CSRC, would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of Wujiang Luxiang, revoking the business licenses or operating licenses of Wujiang Luxiang, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with Wujiang Luxiang may not be effective in providing control over Wujiang Luxiang.

All of our revenue and net income is derived from Wujiang Luxiang. According to our inquiries with Jiangsu provincial authorities, provincial direct foreign controlling equity ownership in for-profit companies engaged in microcredit services in Jiangsu Province has never been approved and such position will not change in the foreseeable future.  Therefore, we do not intend to have an equity ownership interest in Wujiang Luxiang but rely on contractual arrangements with Wujiang Luxiang to control and operate its business.   However, these contractual arrangements may not be effective in providing us with the necessary control over Wujiang Luxiang and its operations.  Any deficiency in these contractual arrangements may result in our loss of control over the management and operations of Wujiang Luxiang, which will result in a significant loss in the value of an investment in our Company. Because of the practical restrictions on direct foreign equity ownership imposed by the Jiangsu provincial government authorities, we must rely on contractual rights through our VIE structure to effect control over and management of Wujiang Luxiang, which exposes us to the risk of potential breach of contract by the shareholders of Wujiang Luxiang. In addition, as Wujiang Luxiang is jointly owned by its shareholders, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us.

The failure to comply with PRC regulations relating to mergers and acquisitions of domestic enterprises by offshore special purpose vehicles may subject us to severe fines or penalties and create other regulatory uncertainties regarding our corporate structure.

On August 8, 2006, MOFCOM, joined by the CSRC, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation (the “SAT”), the State Administration for Industry and Commerce (the “SAIC”), and SAFE, jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "M&A Rules"), which took effect as of September 8, 2006, and as amended on June 22, 2009. This regulation, among other things, has certain provisions that require offshore special purpose vehicles formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The application of the M&A Rules with respect to our corporate structure and to this offering remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. We believe that the MOFCOM and CSRC approvals under the M&A Rules were not required in the context of our share exchange transaction because at such time the share exchange was a foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations. However, we cannot be certain that the relevant PRC government agencies, including the CSRC and MOFCOM, would reach the same conclusion, and we cannot be certain that MOFCOM or the CSRC will not deem that the transactions effected by the share exchange circumvented the M&A Rules, and other rules and notices, or that prior MOFCOM or CSRC approval is required for this offering. Further, we cannot rule out the possibility that the relevant PRC government agencies, including MOFCOM, would deem that the M&A Rules required us or our entities in China to obtain approval from MOFCOM or other PRC regulatory agencies in connection with WFOE’s control of Wujiang Luxiang through contractual arrangements.

If the CSRC, MOFCOM, or another PRC regulatory agency subsequently determines that CSRC, MOFCOM or other approval was required for the share exchange transaction and/or the VIE arrangements between WFOE and Wujiang Luxiang, or if prior CSRC approval for this offering is required and not obtained, we may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering, to restructure our current corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, Wujiang Luxiang’s ability to remit its profits to us, or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by such Chinese domestic residents, over whom we may have no control.

SAFE regulations relating to offshore investment activities by PRC residents may increase our administrative burdens and restrict our overseas and cross-border investment activity. If our shareholders and beneficial owners who are PRC residents fail to make any required applications, registrations and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

SAFE has promulgated several regulations, including Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles ("Circular No. 75"), issued on October 21, 2005 and effective as of November 1, 2005 and certain implementation rules issued in recent years, requiring registrations with, and approvals from, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities. These regulations apply to our shareholders and beneficial owners who are PRC residents, and may affect any offshore acquisitions that we make in the future.

SAFE Circular No. 75 requires PRC residents, including both PRC legal person residents and/or natural person residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of equity financing with assets or equities of PRC companies, referred to in the notice as an "offshore special purpose company." In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update his registration with the relevant SAFE branches, with respect to that offshore company, in connection with any material change involving an increase or decrease of capital, transfer or swap of shares, merger, division, equity or debt investment or creation of any security interest. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiary under PRC laws for evasion of applicable foreign exchange restrictions.

In May 2011, SAFE issued the Notice of SAFE on Printing and Distribution the Implementing Rules for the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular No. 19, which came into effect as of July 1, 2011 to its local branches with respect to the operational process for SAFE registration. The guidance standardized more specific and stringent supervision on the registration required by the Circular 75. For example, the guidance imposes obligations on onshore subsidiaries of an offshore entity to make true and accurate statements to the local SAFE authorities in case there is any shareholder or beneficial owner of the offshore entity who is a PRC citizen or resident. Untrue statements by the onshore subsidiaries will be subject to administrative penalties under PRC foreign administration regulations.

In addition to the disclosure obligation, the PRC onshore subsidiaries indirectly invested by a PRC resident through that offshore company are required to coordinate and supervise the filing of SAFE registrations by the offshore company's shareholders who are PRC residents in a timely manner. If a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, such PRC resident will be subject to administrative penalties under PRC foreign administration regulations, including fines.

            Although we have requested our PRC shareholders to complete the SAFE Circular No. 75 registration, we cannot be certain that all of our PRC resident beneficial owners will comply with the SAFE regulations. The failure or inability of our PRC shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, prevent us from transferring the net proceeds of this offering or making other capital injection into our PRC affiliates, limit our PRC affiliates' ability to make distributions or pay dividends or affect our ownership structure, as a result of which our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

Under Notice of the SAFE on Issues Related to Foreign Exchange Administration in Domestic Individual’s Participation in Equity Incentive Plans of Companies listed Aboard (Hui Fa (2012) No. 7), issued and effective as of February 15, 2012 by SAFE ("Circular No. 7"), SAFE requires PRC residents who are granted shares or share options by an overseas-listed company under such company’s employee share option or share incentive plan, through such company’s PRC subsidiary or branch located in the PRC, any other PRC entity that is under control of such company or other qualified PRC agents, or collectively the PRC agent, to register with SAFE and complete certain other procedures related to the share option or other share incentive plan and to open a special foreign currency account and to use such account to pay for funds required for exercising the option and to receive overseas share sale proceeds in foreign exchange and to distribute such proceeds to relevant employees in US dollars or in RMB after conversion. More specifically, the PRC agent can also apply for the annual quota of currency conversion to convert overseas share sale proceeds in US dollars into RMB. In addition, an offshore entity must be appointed to act as trustee to handle share transfer transactions or option exercises relating to the share option or other share incentive plan. We believe that all of our PRC employees who are granted share options are subject to Circular No. 7. If we grant our PRC employees stock options, we will request our PRC management, personnel, directors and employees who are to be granted stock options to register them with local SAFE pursuant to Circular No. 7. However, each of these individuals may not successfully comply with all the required procedures above. If we or our PRC security holders fail to comply with these regulations, we or our PRC security holders may be subject to fines and legal sanctions. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion and we may become subject to a more stringent review and approval process with respect to our foreign exchange activities.

Our agreements with Wujiang Luxiang are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

As all of our contractual arrangements with Wujiang Luxiang are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Wujiang Luxiang, and our ability to conduct our business may be materially and adversely affected.

The Wujiang Shareholders have potential conflicts of interest with us, which may adversely affect our business.

All ultimate individual shareholders of the 11 Chinese entities and Mr. Huichun Qin, which collectively own 100% of Wujiang Luxiang’s outstanding equity interests, or their representatives,  are beneficial owners of shares of common stock of CCC through their BVI entities. Equity interests held by each of these shareholders in CCC is less than its interest in Wujiang Luxiang as a result of our introduction of outside investors as shareholders of CCC. In addition, such shareholders’ equity interest in our company will be further diluted as a result of this offering as well as any future offering of equity securities. As a result, conflicts of interest may arise as a result of such dual shareholding and governance structure.

If such conflicts arise, these shareholders may not act in our best interests and such conflicts of interest may not be resolved in our favor. In addition, these shareholders may breach or cause Wujiang Luxiang to breach or refuse to renew the VIE Agreements that allow us to exercise effective control over Wujiang Luxiang and to receive economic benefits from Wujiang Luxiang. Delaware laws provide that directors owe a fiduciary duty to the company, which requires them to act in good faith and in the best interests of the company and not to use their positions for personal gain. If Huichun Qin, who is one of the shareholders of Wujiang Luxiang and the Chairman of Board of our company, does not comply with his fiduciary duties to us as a director, or if we cannot resolve any conflicts of interest or disputes between us and such shareholders or any future beneficial owners of Wujiang Luxiang, we would have to rely on arbitral or legal proceedings to remedy the situation. Such arbitral and legal proceedings may cost us substantial financial and other resources and result in disruption of our business, and the outcome may not be in our favor.

If Wujiang Luxiang fails to maintain the requisite registered capital, licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

Foreign investment is highly regulated by the PRC government and the foreign investment in the lending industry is restricted by local authorities. Numerous regulatory authorities of the central PRC government and local authorities are empowered to issue and implement regulations governing various aspects of the lending industry. Wujiang Luxiang is required to obtain and maintain certain assets relevant to its business as well as applicable licenses or approvals from different regulatory authorities in order to provide their current services. These registered capital and licenses are essential to the operation of our business and are generally subject to annual review by the relevant governmental authorities. Furthermore, Wujiang Luxiang may be required to obtain additional licenses. If we fail to obtain or maintain any of the required registered capital, licenses or approvals, our continued business operations in the lending industry may subject to various penalties, such as confiscation of illegal net revenue, fines and the discontinuation or restriction of our operations. Any such disruption in the business operations of Wujiang Luxiang will materially and adversely affect our business, financial condition and results of operations.

Risks Relating to This Offering and Our Securities

There has been no public market for our common stock prior to this offering, and you may not be able to resell our common stock at or above the price you paid, or at all.

                   Prior to this initial public offering, there has been no public market for our common stock. We intend to apply to have our common stock listed on NASDAQ.  If an active trading market for our common stock does not develop after this offering, the market price and liquidity of our common stock will be materially adversely affected. The initial public offering price for our common stock will be determined by negotiations between us and the underwriters and may bear little or no relationship to the market price for our common stock after the initial public offering. An active trading market for our common stock may not develop and the market price of our common stock may decline below the initial public offering price. You may not be able to sell any shares of common stock that you purchase in the offering at or above the initial public offering price.  Accordingly, investors should be prepared to face a complete loss of their investment.

Our common stock may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

After our common stock begins trading on NASDAQ, our common stock may be “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.  This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  Broad or active public trading market for our common stock may not develop or be sustained.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

In the event our common stock is not listed on NASDAQ after the completion of this offering and the trading price of our common shares is below $5.00 per share, we could be deemed a “penny stock” company and the open-market trading of our common shares could be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established borrowers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

The market price for our common stock may be volatile.

The market price for our common stock may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of US investors and regulators of US-listed Chinese companies;
●	actual or anticipated fluctuations in our quarterly operating results;
●	changes in financial estimates by securities research analysts;
●	negative publicity, studies or reports;
●	conditions in Chinese credit markets;
●	changes in the economic performance or market valuations of other microcredit companies;
●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;
●	addition or departure of key personnel;
●	fluctuations of exchange rates between RMB and the U.S. dollar; and
●	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common stock less attractive to investors.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company”, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

As a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404(b) and other provisions of the Sarbanes-Oxley Act, as well as Section 14 rules implemented by the SEC and NASDAQ. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

We are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for fiscal 2014, the first fiscal year beginning after our IPO. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting and, after we cease to be an “emerging growth company,” a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if, when required, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any July 31 before that time, our revenues exceed $1 billion, or we issue more than $1 billion in non-convertible debt in a three year period, we would cease to be an “emerging growth company” as of the following January 31. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

Provisions in our By-laws and Delaware laws might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our by-laws and Delaware laws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

●	the inability of stockholders to act by written consent or to call special meetings;
●	the ability of our board of directors to make, alter or repeal our by-laws; and
●	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification of our directors, officers and employees under Delaware law may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to us and our stockholders to the maximum extent permitted under the corporate laws of Delaware. We may also provide contractual indemnification obligations under agreements with our directors, officers and employees. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breach of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit the Company and our shareholders.

Neither management nor the underwriters have performed due diligence on market and industry data cited in this prospectus.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge).  Management’s knowledge of such industries has been developed through its experience and participation in these industries.  Neither we nor our management have conducted due diligence or independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources.  Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time.  In addition, the underwriter has not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management.  Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article.  If such market and industry data turned out to be inaccurate, management’s belief and perception of our competitive strength may need to be adjusted and, as  a result, our business strategy may need to be changed which may have a negative effect on our results of operations.

USE OF PROCEEDS

Based on an offering price of $6.50, which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the 2,700,000 shares in the offering will be approximately $15,496,000 after deducting the estimated underwriting discounts and commissions of 7% of the gross proceeds, the non-accountable expenses of 1% of the gross proceeds, and estimated offering expenses of approximately $650,000.

Assuming we receive net proceeds of $15,496,000, we expect to use the proceeds of this offering as follows:

Increase in registered capital of Wujiang Luxiang and corresponding lending and guarantee capacity	$13,996,000	(1)
General working capital (including potential acquisitions)	$1,000,000	(2)
Investor relations reserve	$500,000	(3)
Total	$15,496,000

(1)
We intend to use all of the net proceeds of this offering not otherwise designated in this table to increase registered capital of Wujiang Luxiang and its lending capacity.  Our lending and guaranteeing capacity will be increased when the registered capital is increased. In addition, we believe that increased registered capital will increase our ability to borrow funds from third-party banks, which in turn will further increase our lending and guarantee capacity,

(2)
We intend to use $1,000,000 of the net proceeds of this offering for general corporate purposes, such as general and administrative expenses, capital expenditures, working capital and potential acquisition of similar lending companies in the Jiangsu province of the PRC if a good opportunity presents itself.  To date we have not entered into any binding arrangements to acquire any other entities nor is there any arrangement or understanding to acquire other microcredit companies, and we may never enter into any such agreements.  If acquisitions do not occur, we may use a portion of the balance to increase our registered capital further.

(3)	We intend to have a reserve of $700,000 consisting of $500,000 of cash and $200,000 of common stock to be used to engage investor relations professionals to assist in shareholder communications.

Prior to closing of this offering, CCC HK and Mr. Qin, on behalf of the Wujiang Shareholders, will enter into a loan agreement pursuant to which CCC HK, a wholly owned subsidiary of CCC, will lend to Mr. Qin, on behalf of the Wujiang Shareholders, $13,996,000 of the net proceeds received by CCC in this offering. Such funds shall then be utilized to obtain an onshore loan in the PRC for an equal amount whose proceeds will be contributed in their entirety to Wujiang Luxiang for the purpose of increasing its registered capital. Such contribution to Wuijiang Luxiang shall be deemed a repayment of the loan from CCC HK. CCC HK and the onshore lender, as applicable, shall deposit the funds into escrow accounts designated or approved by CCC HK, to be released at closing upon CCC HK’s written instructions.

The amount that we actually expend will depend on a number of factors, including our development, activities, as well as the amount of cash generated or used by our operations. We may find it necessary or advisable to use a portion of the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

The Underwriter has a 30-day option to purchase up to 270,000 additional shares of our common stock at the public offering price solely to cover over-allotments, if any. Any proceeds received from the over-allotment will be used to increase registered capital of Wujiang Luxiang.

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price range of between $6.00 and $7.00 per share was determined by us and the underwriter arbitrarily. We believe that this price reflects the appropriate price that a potential investor would be willing to pay for a share of our common stock at this initial stage of our development. This price bears no relationship whatsoever to our business plan, the price paid for our shares prior to this offering, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET FOR OUR COMMON STOCK

Market Information

Prior to this offering, there is no established public market for our common stock.  We have filed an application to have our common stock listed on the NASDAQ. We will have to satisfy certain criteria in order for our application to be accepted.  We may not be able to meet the requisite criteria or that our application will be accepted. This offering is contingent on our application being accepted.  Even if accepted, there can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

Since the Company’s incorporation on December 19, 2011, we have issued 9,000,000 shares of our common stock. There are no outstanding options or warrants or securities that are convertible into shares of common stock, except for 645 shares of Series A Preferred Stock and 1,280 shares of Series B Preferred Stock that are convertible into common stock upon consummation of this offering.  See “Description of Capital Stock – Preferred Stock.”

Holders

We had 90 holders of record of our common stock as of the date of this prospectus.

Dividends

Wujiang Luxiang declared and paid dividends for the years of 2009, 2010 and 2011.  According to PRC laws and regulations, after-tax profit must be distributed in the order of statutory reserve, statutory welfare reserve, and shareholder dividends. We do not anticipate paying dividends in 2013 or the foreseeable future. Although we intend to retain our earnings, if any, to finance the growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future, subject to applicable PRC regulations and restrictions as described below. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by WFOE, we may not be able to pay dividends to our stockholders. The Wholly-Foreign Owned Enterprise Law (1986), as amended, and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended, and the Company Law of the PRC (2006), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

CAPITALIZATION

The following table summarizes the capitalization of CCC as of March 31, 2013:

●	on an actual basis; and
●
on an adjusted basis to reflect our receipt of estimated net proceeds from the sale of 2,700,000 shares of common stock (excluding the 270,000 shares of common stock which the underwriter has the option to purchase to cover over-allotments, if any) in this offering at an offering price of $6.50 per share (the midpoint of our range), and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table in conjunction with the sections of this prospectus entitled “Use of Proceeds,” “Summary of Condensed Financial Information,” “Selected Condensed Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed financial statements and related notes included elsewhere in this prospectus.

	Actual	As Adjusted
Cash	$752,257	$16,458,757
Series A Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, 645 shares issued and outstanding at March 31, 2013	241,875	241,875
Series B Preferred Stock, par value $0.001 per share, 5,000,000 shares authorized, 1,280 shares issued and outstanding at March 31, 2013	240,000	240,000
Common stock, par value $0.001 per share, 100,000,000 shares authorized, and 9,000,000 issued and outstanding at March 31, 2013	9,000	11,700
Subscription receivable	(1,062)	(1,062)
Additional paid-in capital	43,720,505	59,424,305
Statutory reserves	4,478,057	4,478,057
Retained earnings	15,882,180	15,882,180
Accumulated other comprehensive income	4,584,734	4,584,734
Total stockholders’ equity	69,155,289	84,861,789

DILUTION

 If you invest in our shares of common stock, you will not incur immediate dilution since the public offering price per share you will pay in this offering is less than the net tangible book value per share of common stock immediately after this offering.

The net tangible book value of our common stock as of March 31, 2013 was $69,155,289, or $7.68 per share based upon 9,000,000 shares of common stock outstanding.  Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. Tangible assets equal our total assets less goodwill and intangible assets.

If there was dilution in net tangible book value per share to new investors, it would represent the difference between the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.  After giving effect to the sale of the 2,700,000 shares being sold pursuant to this offering at the midpoint of our offering price range of $6.50 per share and after deducting underwriting discount and commission payable by us in the amount of $1,018,500, non-accountable expanses of $175,000 payable to the underwriters and estimated offering expenses in the amount of $650,000, our pro forma net tangible book value would be approximately $84,861,789, or $7.25 per share of common stock. This represents an immediate decrease in net tangible book value of $0.43 per share of common stock to existing stockholders and an immediate increase in net tangible book value of $0.75 per share to new investors purchasing the shares in this offering.

The following table illustrates this per share increase:

		As of March 31, 2013
Public offering price per share of common stock (midpoint of our range)		$6.50
Net tangible book value per share as of March 31, 2013	7.68
Decrease in net tangible book value per share attributable to existing stockholders	(0.43)
Pro forma net tangible book value per share after this offering		7.25
Increase per share to new investors		$0.75

Our adjusted pro forma net tangible book value after the offering, and the increase to new investors in the offering, will change from the amounts shown above if the underwriter’s over-allotment option is exercised.

A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our pro forma net tangible book value per share after this offering by approximately $0.23, and increase per share to new investors by approximately $0.77, after deducting the underwriting discount and estimated offering expenses payable by us.

The following table sets forth, as of March 31, 2013, on a pro forma basis to give effect to the conversion of our Series A and Series B preferred stock, the number of shares of our common stock purchased from or issued by us, the total cash consideration paid for these shares and the average price per share paid by existing shareholders and the new investors in this offering (based upon, in the case of new investors, an initial offering price of $6.50 per share) before deducting underwriting discounts and commissions and our estimated expenses:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	9,000,000	76.90%	$643,561	3.54%	$0.07
New shareholders	2,700,000	23.10%	$17,550,000	96.46%	$6.50
Total	11,700,000	100.00%	$18,193,561	100.00%

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are received and denominated in RMB. Capital accounts of our condensed financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred.  Assets and liabilities are translated at the exchange rates as of the balance sheet date.  Income and expenditures are translated at the average exchange rate of the period.  RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the United States dollar for the periods indicated.

	December 31 (1)	Yearly Average (2)
2011	6.3585	6.4640
2012	6.3086	6.3116
2013(through March 31, 2013)	6.2741	6.2814

(1)	The exchange rates reflect the noon buying rate in effect in New York City for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York.

(2)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

SELECTED CONDENSED FINANCIAL AND OPERATING DATA

The following selected condensed financial and operating data should be read together with CCC’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.  The selected financial data in this section are not intended to replace our financial statements and the related notes.  Our historical results are not necessarily indicative of our future results.

The selected condensed statement of operations and balance sheet data for the years ended December 31, 2012 and December 31, 2011 are derived from CCC’s audited financial statements, and the selected statement of operations and balance sheet data for the three months ended March 31, 2013 and 2012 are derived from CCC’s unaudited financial statements appearing elsewhere in this prospectus.

CHINA COMMERCIAL CREDIT, INC

	March 31,	December 31,
	2013	2012	2011
Selected Financial Condition Data:
Total assets	$102,532,448	$100,004,819	$94,556,429
Cash and due from banks	752,257	1,588,061	3,549,644
Pledged bank deposit	12,755,736	11,595,489	12,443,735
Loans receivable, net	87,188,558	84,923,480	76,022,989
Borrowings	20,720,103	20,606,791	23,590,469
Deposits payable	10,242,946	9,428,061	9,113,229
Stockholders’ equity	$69,155,289	$67,249,079	$59,126,189

CHINA COMMERCIAL CREDIT, INC

	For the Three Months Ended		For the Years Ended
	March 31,		December 31,
	2013	2012	2012	2011
		(As Restated)
Selected Operations Data :
Total interest income	$3,009,245	$2,971,215	$12,289,059	$11,175,844
Total interest expense	306,155	413,977	1,298,081	1,584,233
Net interest income	2,703,090	2,557,238	10,990,978	9,591,611
Provision for loan losses	488,216	29,776	85,035	42,994
Net interest income after provision	2,214,874	2,527,462	10,905,943	9,548,617
Commissions and fees on guarantee services, net	455,379	414,619	1,680,781	1,314,368
Other noninterest income	25,775	227,507	323,977	725,832
Total noninterest income	481,154	642,126	2,004,758	2,040,200
Salaries and employee surcharge	197,944	174,362	1,052,199	838,572
Business taxes and surcharge	114,447	135,167	472,216	528,286
Other noninterest expense	514,901	287,917	1,366,851	729,498
Total noninterest expense	827,292	597,446	2,891,266	2,096,356
Income (loss) before income taxes	1,868,736	2,572,142	10,019,435	9,492,461
Income tax expense (benefit)	298,868	614,563	1,706,966	1,190,556
Net income	$1,569,868	$1,957,579	$8,312,469	$8,301,905

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition and results of operations.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  Future developments actually affecting us may not be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  Examples are statements regarding future developments with respect to the following:

●	Our ability to develop and market our microcredit lending and guarantee business in the future;
●	Any changes in the laws of the PRC or local province that may affect our operations;
●	Inflation and fluctuations in foreign currency exchange rates;
●	Our on-going ability to obtain all mandatory and voluntary government and other industry certifications, approvals, and/or licenses to conduct our business;
●	Development of a public trading market for our securities; and
●	The costs we may incur in the future from complying with current and future governmental regulations and the impact of any changes in the regulations on our operations.

You should not rely upon forward-looking statements as predictions of future events.  The events and circumstances reflected in the forward-looking statements may not be achieved or occur.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement, of which this prospectus forms a part with the SEC, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a small business lender, providing short-term direct loans and loan guarantees to SMEs located in Wujiang City, Jiangsu Province of China.  Since our inception in October 2008, we have developed a large and growing number of borrowers in Wujiang City.  As of March 31, 2013, we have built an $88.5 million portfolio of direct loans to 249 borrowers and a total of $84.1 million in guarantees for 115 borrowers.  We were established under the 2008 Guidance on the Small Loan Company Pilot of the China Banking Regulatory Commission and the People's Bank of China (No.23) (“Circular No. 23”) to extend short-term loans and loan guarantees to SMEs, a class of borrowers that we believe have been under-served in the Chinese lending market. The loans that we provide bridge the gap between Chinese-state run banks that have not traditionally served the capital needs of SMEs and high interest rate “underground” lenders to provide capital at more favorable terms and sustainable interest rates.

The Company, through its wholly-owned subsidiary, Wujiang Luxiang Information Technology Consulting Co. Ltd (“WFOE”), a limited liability company formed under the laws of the P.R.C., controls our operating entity, Wujiang Luxiang, through a series of variable interest entity (VIE) contractual arrangements.   The VIE contracts provide us with management and control of Wujiang Luxiang and entitle the Company to receive the net income and control the assets of Wujiang Luxiang.

Key Factors Affecting Our Results of Operation

Our business and operating results are affected by China’s overall economic growth and market interest rate. Unfavorable changes could affect the demand for the services that we provide and could materially and adversely affect our results of operations.  Our results of operations are also affected by the regulations and industry policies related to the lending industry in the PRC.

Due to changes in the PRC government’s monetary policy, the PBOC Benchmark Rate was reduced and starting August 2012 we are restricted to charge no more than three times the PBOC Benchmark Rate. Prior to August 2012, we were allowed to charge up to four times the PBOC Benchmark Rate. The decrease in the PBOC Benchmark Rate and the new restriction on the allowable points above PBOC Benchmark Rate have slowed our growth in net interest income.

Our results of operations are also affected by the provision for loan losses which is a noncash item and represents an assessment of the risk of future loan losses. Increases in the allowance for loan losses are achieved through provision for loan losses that are charged against net interest income.

Although we have generally benefited from China’s economic growth and the policies to encourage lending to farmers and SMEs, we are also affected by the complexity, uncertainties and changes in the PRC regulations governing the small loan industry. Due to PRC legal restrictions on foreign equity ownership of and investment in the lending sector in China, we rely on contractual arrangements with our PRC operating entity, Wujiang Luxiang, and its shareholders to conduct most of our business in China. We face risks associated with our control over our variable interest entity, as our control is based upon contractual arrangements rather than equity ownership.

Results of Operations

Three Months Ended March 31, 2013 as Compared to Three Months Ended March 31, 2012

CHINA COMMERCIAL CREDIT, INC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended March 31,		Change
	2013	2012	$	%
		(As Restated)
Interest income
Interest and fees on loans	$2,912,078	$2,867,021	$45,057	2%
Interest and fees on loans-related party	-	13,125	(13,125)	(100%)
Interest on deposits with banks	97,167	91,069	6,098	7%
Total interest and fee income	3,009,245	2,971,215	38,030	1%

Interest expense
Interest expense on short-term bank loans	(306,155)	(413,977)	107,822	(26%)
Interest expense on short-term borrowings-related party	-	-	-	0%

Net interest income	2,703,090	2,557,238	145,852	6%
Provision for loan losses	(488,216)	(29,776)	(458,440)	1,540%
Net interest income after provision for loan losses	2,214,874	2,527,462	(312,588)	(12%)

Commissions and fees on financial guarantee services	411,209	421,752	(10,543)	(2%)
Commissions and fees on financial guarantee services-related party	-	-	-	0%
Under/(over) provisionon financial guarantee services	44,170	(7,133)	51,303	(719%)
Commission and fees on guarantee services, net	455,379	414,619	40,760	10%

NET REVENUE	2,670,253	2,942,081	(271,828)	(9%)

Non-interest income
Government incentive	25,775	116,979	(91,204)	(78%)
Other non-interest income	-	110,528	(110,528)	(100%)
Total non-interest income	25,775	227,507	(201,732)	(89%)

Non-interest expense
Salaries and employee surcharge	(197,944)	(174,362)	(23,582)	14%
Rental expenses	(64,037)	(63,759)	(278)	0%
Business taxes and surcharge	(114,447)	(135,167)	20,720	(15%)
Other operating expense	(450,864)	(224,158)	(226,706)	101%
Total non-interest expense	(827,292)	(597,446)	(229,846)	38%

INCOME BEFORE PROVISION FOR INCOME TAXES	1,868,736	2,572,142	(703,406)	(27%)
Provision for income taxes	(298,868)	(614,563)	315,695	(51%)
NET INCOME	1,569,868	1,957,579	(387,711)	(20%)

Foreign currency translation adjustment	371,361	372,437	(1,076)	0%
COMPREHENSIVE INCOME	$1,941,229	$2,330,016	$(388,787)	(17% )

The Company’s net income for the three months ended March 31, 2013 was $1,569,868 representing a decrease of $387,711 or 20%, over $1,957,579 for the three months ended March 31, 2012. The decrease in net income for the three months ended March 31, 2013 was the net effect of the changes in the following components:

●	an increase in net interest income of $145,852;
●	an increase in the provision for loan losses of $458,440;
●	an increase in net commission and fees from our guarantee business of $40,760;
●	a decrease in non-interest income of $201,732;
●	an increase in other non-interest expense of $229,846; and
●	a decrease in enterprise income tax of $315,695.

The following paragraphs discuss changes in the components of net income in greater detail during the three months ended March 31, 2013, as compared to the three months ended March 31, 2012.

Net Interest income

Net interest income is equal to interest income we generated less interest expenses we incurred. The Company’s net interest income increased by $145,852 to $2,703,090 or 6% during the three months ended March 31, 2013, compared to net interest income of $2,557,238 for the three months ended March 31, 2012.

Interest income increased by $38,030 or 1% from $2,971,215 to $3,009,245 during the three months ended March 31, 2013.  The small increase was primarily attributable to the increase in our loan originations during the three months ended March 31, 2013, offset by a lower average interest rate due to the decrease of the PBOC Benchmark Rate published by People’s Bank of China from July 2012 and a new restriction on allowable points above the PBOC Benchmark Rate the Company can charge to customers effective August 2012.

The Company’s loans are tied to the PBOC Benchmark Rate. As of March 31, 2013 the PBOC Benchmark one-year Rate was 6% as compared to 6.56% during the same period in 2012. In addition, effective August 2012, the Company is allowed to charge only three times the PBOC Benchmark Rate as compared to four times as previously allowed. The decrease in PBOC Benchmark Rate and the lower allowed points above the PBOC Benchmark Rate charged to customers has caused our effective weighted average loan interest rate to decrease from 15.88% for the three months ended March 31, 2012 to 15.01% for the three months ended March 31, 2013.

As a result of the growth in our guarantee business for the three months ended March 31, 2013, we increased our deposits with third party banks and generated interest income of $97,167 during the three months ended March 31, 2013 as compared to $91,069 during the three months ended March 31, 2012.

Interest expense represents interest incurred on short-term bank loans and loans from related party. The interest incurred on short term bank loans decreased by $107,822 or 26% due to the net effect of the decrease in average interest rate from 6.89% to 5.92%.

Provision for Loan Losses

The Company’s provision for loan losses were $488,216 and $29,776 for the three months ended March 31, 2013 and 2012, respectively. Provision for loan losses reflects the increase in the allowance for loan losses for the reporting period as our loan receivable balance increased and hence higher risk was assessed. In addition, during the three months ended March 31, 2013, there were several loans with principal of $8,447,427 overdue by 3 days as of March 31, 2013, which loans were subsequently extended in May for another six months. These borrowers were experiencing temporary cash flow difficulties due to operation expansion. The Company assessed the borrowers’ financial condition and determined that collection is probable. However, to be consistent with the accounting policy, the Company included those loans in the computation of the provision for loan losses for the three months ended March 31, 2013 under specific reserve.  Consequently, the combination of the two factors mentioned above resulted in a total increase of $458,440 in provision of loan losses.

Net Commission and Fees from Our Guarantee Business

The Company also generated net income by charging fees for financial guarantee services provided to our customers to help them obtain loans from other banks.  We generally charge a one-time fee of 1.8%-3.6% multiplied by the amount of loans being guaranteed based on the nature of the guarantee and whether the customer is new or existing. The net fees generated from our financial guarantee services increased from $414,619 for the three months ended March 31, 2012, to $455,379 for the three months ended March 31, 2013, representing an increase of $40,760 or 10% due mainly to the decrease in provision on financial guarantee services as compared to the same period prior year.

The methodology the Company used to estimate the liability for probable guarantee loss considers the guarantee contract amount and a variety of factors, which include, depending on the counterparty, latest financial position and performance of the customers, actual defaults, estimated future defaults, historical loss experience, estimated value of collaterals or guarantees the costumers or third parties offered, and other economic conditions such as the economy trend of the area and the country. The estimates are based upon currently available information. Based on the past experience, the Company estimates the probable loss to be 1% of contract amount and reviews the provision on a quarterly basis. It has been determined that our guarantee business is sufficiently covered by the general provision, as such the Company’s provision for its guarantee business mainly reflects the increase in the general provision for guarantee business as of each year end as compared to the previous year end.

Non-interest income

Non-interest income decreased from $227,507 for the three months ended March 31, 2012 to $25,775 for the three months ended March 31, 2013, representing a decrease of $201,732 or 89%. Non-interest income mainly includes government incentive and rental income from the Company sub-leasing certain of its leased office space to third parties. Government incentive, which was recognized upon cash receipt, decreased from $116,979 for the three months ended March 31, 2012 to $25,775 for the three months ended March 31, 2013. This is due to one incentive of $88,448 received during the three months ended March 31, 2012 that was related to incentive application in 2010.

Non-interest expenses

Non-interest expenses increased from $597,446 for the three months ended March 31, 2012 to $827,292 for the three months ended March 31, 2013, representing an increase of $229,846 or 38%. Non-interest expenses primarily consisted of salary and benefits for employees, business tax and surcharge, traveling cost, entertainment expenses, depreciation of equipment, office rental expenses, professional service fees, and office supplies. The increase is mainly attributable to 1) salaries and employee surcharge, which increased by $23,582 as we hired more employees, and 2) an increase in other operating expenses, which increased by $226,706. Other operating expenses were higher during the three months ended March 31, 2013 as compared to the same period of 2012, primarily due to an increase in auditing expense of $20,369, an increase in bank charges of $40,244, and an increase in legal and consulting expense of $122,320 in preparation of this offering.

Income tax

Income taxes decreased from $614,563 for the three months ended March 31, 2012 to $298,868 for the three months ended March 31, 2013, representing a decrease of $315,695 or 51%.  The decrease in income tax is mainly due to the decrease of pre-tax income for the three months ended March 31, 2013 and during three months ended March 31, 2012, we recorded additional income tax attributable to 2011 guarantee income due to the change in tax rate from 12.5% to 25% on such income.

Foreign currency translation adjustment

            Foreign currency translation adjustment decreased from $372,437 for the three months ended March 31, 2012 to $371,361 for the three months ended March 31, 2013, representing a decrease of $1,076. The decrease was mainly due to the fluctuation of foreign exchange rates during the first three months of 2013 and 2012.

Year Ended December 31, 2012 as Compared to Year Ended December 31, 2011

CHINA COMMERCIAL CREDIT, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended
	December 31,		Change
	2012	2011	$	%
Interest income
Interests and fees on loans	$12,003,158	$10,854,752	$1,148,406	11%
Interests and fees on loans-related party	13,119	72,830	(59,711)	(82%)
Interests on deposits with banks	272,782	248,262	24,520	10%
Total interest income	12,289,059	11,175,844	1,113,215	10%

Interest expense
Interest expense on short-term bank loans	(1,298,081)	(1,237,312)	(60,769)	5%
Interest expense on short-term borrowings-related party	-	(346,921)	346,921	(100%)
Net interest income	10,990,978	9,591,611	1,399,367	15%
Provision for loan losses	(85,035)	(42,994)	(42,041)	98%
Net interest income after provision for loan losses	10,905,943	9,548,617	1,357,326	14%
Commissions and fees on financial guarantee services	1,667,067	1,441,942	225,125	16%
Commissions and fees on financial guarantee services – related party	-	10,297	(10,297)	(100%)
Under/(over) provision on financial guarantee services	13,714	(137,871)	151,585	(110%)
Commission and fees on guarantee services, net	1,680,781	1,314,368	366,413	28%
NET REVENUE	12,586,724	10,862,985	1,723,739	16%

Non-interest income
Government incentive	188,146	623,345	(435,199)	(70%)
Other non-interest income	135,831	102,487	33,344	33%
Total non-interest income	323,977	725,832	(401,855)	(55%)

Non-interest expense
Salaries and employee surcharge	(1,052,199)	(838,572)	(213,627)	25%
Rental expenses	(254,921)	(248,911)	(6,010)	2%
Business taxes and surcharge	(472,216)	(528,286)	56,070	(11%)
Other operating expense	(1,111,930)	(480,587)	(631,343)	131%
Total non-interest expense	(2,891,266)	(2,096,356)	(794,910)	38%
				23%
INCOME BEFORE PROVISION FOR INCOME TAXES	10,019,435	9,492,461	526,974	6%
Provision for income taxes	(1,706,966)	(1,190,556)	(516,410)	43%
Net Income	8,312,469	8,301,905	10,564	0%

Other comprehensive income
Foreign currency translation adjustment	471,501	2,163,403	(1,691,902)	(78%)
COMPREHENSIVE INCOME	$8,783,970	$10,465,308	$(1,681,338)	(16%)

The Company’s net income for the year ended December 31, 2012 was $8,312,469 representing an increase of $10,564 or 0.1%, over $8,301,905 for the year ended December 31, 2011. The increase in net income for the year ended December 31, 2012 was the net effect of the changes in the following components:

●	an increase in net interest income of $1,399,367;

●	an increase in the provision for loan losses of $42,041;

●	an increase in net commission and fees from our guarantee business of $366,413;

●	a decrease in non-interest income of $401,855;

●	an increase in non-interest expense of $794,910; and

●	an increase in enterprise income tax of $516,410.

The following paragraphs discuss changes in the components of net income in greater detail during the year ended December 31, 2012, as compared to the year ended December 31, 2011.

Net Interest income

Net interest income is equal to interest income we generated less interest expenses we incurred. The Company’s net interest income increased by $1,399,367 to $10,990,978 or 15% during the year ended December 31, 2012, compared to net interest income of $9,591,611 for the year ended December 31, 2011.

Interest income increased by $1,113,215 or 10% from $11,175,844 to $12,289,059 during the year ended December 31, 2012. The increase was primarily attributable to the robust demand for credit during 2012. Our aggregate loan balance has increased from $76,789,662 in 2011 to $85,781,293 in 2012  although the average market loan interest rates decreased from 15.2% for the year ended December 31, 2011 to 14.16% for the year ended December 31, 2012.

During the year ended December 31, 2012, the Company continued its effort to reduce related party transactions and accordingly the interest income from the loans to related party was reduced to $13,119, an 82% decrease, as compared to the same period of the prior year.

Due to the long-term nature of our deposits with third party banks, we utilized these deposits as term deposits during the year December 31, 2012 which in turn generated interest income of $272,782 as compared to $248,262 during the year ended December 31, 2011, during which we mainly utilized these deposits as demand deposit.

Interest expense represents interest incurred on short-term bank loans and loans from related party. The interest incurred on short term bank loans increased by $60,769 or 5%. This was because during 2011 our weighted average interest rate was 5.71% while during 2012 our weighted average interest rate was 6.34%. Interest incurred on loans from related parties decreased by $346,921 or 100% as a result of our effort to reduce related party transactions.

Provision for Loan Losses

The Company’s provision for loan losses were $85,035 and $42,994 for the years ended December 31, 2012 and 2011, respectively. Provision for loan losses reflects the increase in the allowance for loan losses for the reporting period as our loan receivable balance increased and hence higher risk was assessed.

Net Commission and Fees from Our Guarantee Business

The Company also generated net income by charging fees for financial guarantee services provided to our customers to help them obtain loans from other banks.  We generally charge a one-time fee of 1.8%-3.6% multiplied by the amount of loans being guaranteed based on the nature of the guarantee and whether the customer is new or existing. The net fees generated from our financial guarantee services increased from $1,314,368 for the year ended December 31, 2011, to $1,680,781 for the year ended December 31, 2012, representing an increase of $366,413 or 28%.

Our fees before provision on the financial guarantee services to third parties increased by $225,125 or 16% because the guarantees service business grew during 2011 and most of these new guarantee contracts have maturity dates beyond 2011 and hence more income was recognized in 2012 as compared to 2011.

Our fees before provision on the financial guarantee services to related-parties decreased from $10,297 to nil as a result of our effort to eliminate related party transactions.  The Company has provided guarantees for loans totalling $86.4 million as of December 31, 2012, compared to $88.7 million as of December 31, 2011.

The methodology the Company used to estimate the liability for probable guarantee loss considers the guarantee contract amount and a variety of factors, which include, depending on the counterparty, latest financial position and performance of the customers, actual defaults, estimated future defaults, historical loss experience, estimated value of collaterals or guarantees the costumers or third parties offered, and other economic conditions such as the economic trend of the area and the country. The estimates are based upon currently available information. Based on the past experience, the Company estimates the probable loss to be 1% of contract amount and reviews the provision on a quarterly basis. It has been determined that our guarantee business is sufficiently covered by the general provision, as such the Company’s provision for its guarantee business mainly reflects the increase in the general provision for guarantee business as of each year end as compared to the previous year end.

Non-interest income

Non-interest income decreased from $725,832 for the year ended December 31, 2011 to $323,977 for the year ended December 31, 2012, representing a decrease of $401,855 or 55%. Non-interest income mainly includes government incentive and rental income from the Company sub-leasing certain of its leased office space to third parties. The decrease is primarily attributable to the government incentive we received.

Government incentive received has decreased from $623,345 for the year in 2011 to $188,146 for the year in 2012. The government incentive is awarded by Jiangsu Finance Office to promote the development of microcredit agencies in Jiangsu Province. During 2012, due to increased number of applicants, the Jiangsu Finance Office announced a new calculation base for incentive. According to the new base, a portion of the government incentive can be obtained only if the Company’s annual average loan interest rate in fiscal year 2011 is less than 15%. The Company did not meet this requirement and hence did not qualify for that portion of the incentive.

Non-interest expenses

Non-interest expenses increased from $2,096,356 for the year ended December 31, 2011 to $2,891,266 for the year ended December 31, 2012, representing an increase of $794,910 or 38%. Non-interest expenses primarily consisted of salary and benefits for employees, business tax and surcharge, traveling cost, entertainment expenses, depreciation of equipment, office rental expenses, professional service fees, and office supplies.

The increase is mainly attributable to:

1.	salaries and staff benefits, which increased by $213,627. We hired more employees and our average salary increased due to the increase of revenue for the year ended December 31, 2012, and

2.
an increase in other operating expenses, which increased by $631,343. Other operating expenses were higher during the year ended December 31, 2012 compared to the same period of 2011, primarily due to an increase in auditing expense of $205,554, an increase in bank charges of $227,055 and an increase in legal and consulting expense of $126,659.

Income tax

Income taxes increased from $1,190,556 for the year ended December 31, 2011 to $1,706,966 for the year ended December 31, 2012, representing an increase of $516,410 or 43%.  The increase in income tax is mainly due to two reasons: (1) the increase of pre-tax income by 6% for the year ended December 31, 2012 and (2) the change of tax policy which in turn resulted in additional income tax expense. Prior to 2012, the Company was entitled to a preferential income tax rate of 12.5%. In April 2012, the Company received a notice from the local tax authority that the Company’s lending business is qualified for  a preferential tax rate of 12.5%, however, its taxable income arising from its guarantee business is subject to a standard tax rate of 25%.  The local tax authority required the Company to apply the new tax policy retroactively to 2011. Hence, the Company evaluated the impact of the changed policy on the income tax provision on the issued financial statements of 2011, and determined the understated income tax for 2011 was approximately $220,032, which was recorded in the financial statements for the year ended December 31, 2012, since the amount is minimal compared to its net income in 2011.

Foreign currency translation adjustment

Foreign currency translation adjustment decreased from $2,163,403 for the year ended December 31, 2011 to $471,501 for the year ended December 31, 2012, representing a decrease of $1,691,902 or 78%. The decrease was mainly due to the fluctuation of foreign exchange rates during 2012 and 2011.

Loan Portfolio Quality

One of our key objectives is to maintain a high level of loan portfolio quality. When a borrower fails to make a scheduled payment, we attempt to cure the deficiency by personally contacting the borrower. Initial contacts typically are made seven days after the date the payment is due, and warning letters are sent by our legal counsel approximately 90 days after the default. In most cases, deficiencies are promptly resolved. If the outstanding amount cannot be collected within 180 days after the maturity date and the parties could not reach an agreement on a specific repayment play, we will initiate legal proceedings in the court.

We also increase the frequency of visits to our customers and observe their daily production on site from time to time to observe their operating condition and collect their financial information on a random basis. Since most of our customers are in the Jiangsu area, it is also relatively easy to obtain information about our customers.

On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases (“non-accrual” loans). Except for loans that are well secured and in the process of collection, it is our policy to discontinue accruing additional interest and reverse any interest accrued on any loan which is 90 days or more past due.

We account for our impaired loans in accordance with GAAP. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

We allow a one-time loan extension with time duration up to the original loan period, which is usually within twelve months. In order to qualify, the borrower must be current on interest payments. We do not grant a concession to debtors as the principal of the loan remains the same and interest rate is fixed at the current interest rate at the time of extension.

We use a comprehensive methodology to monitor credit quality and prudently manage credit concentration within our portfolio of loans. Currently our loan portfolio concentrates in the textile industry and it is showing signs of slow-down. To maintain our loan portfolio quality, we have modified our loan policy to accept only textile companies with real estate as collateral or with professional guarantee company as the loan guarantee method.

In addition, we plan to diversify our risks by concentrating in small amount loans that are below $650,000 (or four million RMB). We also eliminated related party loans and initiated more loans to agriculture related business.

Currently, banking industry encourage SMEs to apply for loans under individual names so that when it is past due, both the SME and the responsible individual are liable for the past due amount. In 2012, our business loans remained the same as compared to 2011 while personal loans increased by 113.3%

Liquidity and Capital Resources

Cash Flows and Capital Resources

To date, we have financed our operations primarily through shareholder contributions, cash flow from operations and bank loans. As a result of our total cash activities, net cash decreased from $1,286,329 as of March 31, 2012 to $752,257 as of March 31, 2013.

We require cash for working capital, making loans, repayment of debt, salaries, commissions and related benefits and other operating expenses and income taxes. We expect that without the needs of future business expansion, our current working capital is sufficient to support our routine operations for the next twelve months.

However, as a micro-credit company regulated by the Chinese Banking Regulatory Commission, we are prohibited from providing saving or checking services to our customers; our borrowing capacity from other financial institutions is also limited to 50% of our equity. Our currently available capital resources may not be sufficient to fund our anticipated expansion.

In addition to raising capital in this offering in order to meet the capital needs for our anticipated business expansion, we may take the following actions: (i) continue to improve our collection of loan receivable and interest receivable; (ii) if necessary, raise additional capital through the sale of additional equity; and (iii) enter into new, or refinance existing, short- and/or long-term commercial loans. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our shareholders. The incurrence of debt could result in operating and financial covenants that would restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business, operations and prospects may suffer.

Statement of Cash Flows

As of March 31, 2013, cash was $752,257 as compared to $1,286,329 as of March 31, 2012.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Three Months Ended March 31,
	2013	2012
		(As Restated)
Net cash provided by operating activities	$1,801,919	$1,564,194
Net cash used in investing activities	$(2,617,284)	$(3,024,414)
Net cash used in financing activities	$(27,763)	$(829,471)
Effects of exchange rate changes on cash	$7,324	$26,376
Net cash outflow	$(835,804)	$(2,263,315)

Net Cash Provided by Operating Activities

During the three months ended March 31, 2013, we had positive cash flow from operating activities of $1,801,919, an increase of $237,725 from the same period of 2012, during which we had cash flow from operating activities of $1,564,194. The net income for the three months ended March 31, 2013 decreased by $387,711 as compared to the three months ended March 31, 2012. The increase in net cash provided by operating activities was the result of several factors, including:

●	An increase in cash flow due to increase of non-cash items totaling $397,653 which were primarily due to the increase in provision on loan losses of $458,440.
●
A decrease in cash flow due to increase in changes in interest receivable by $26,771.  The interest receivable during the three months ended March 31, 2013 increased by $92,231 as compared to the increase of $65,460 during the same period in 2012. This is due to the growth in our loan portfolio between the two periods and offset by lower interest rate charged during the three months ended March 31, 2013.

●
An increase in cash flow due to the decrease in changes in net tax payable by $231,564. The net tax payable as of March 31, 2013 increased by $48,808 as compared to the decreased of $182,756 in the same period in 2012.  The variance is due to the timing difference in accruing tax payable and in receiving the tax refund. Before December 31, 2011, the Company was required to prepay enterprise income taxes at a rate of 25% on a quarterly basis when the applicable tax rate is 12.5%. Within five months after December 31, 2011, the Company and the tax authority trued up the difference between the taxes paid and taxes due.

In addition, effective April 2012 the Company’s guarantee business is subject to a 25% tax rate and retroactive to 2011, the Company accrued the taxes related to 2011 guarantee income at the new tax rate during the three months ended March 31, 2012 and hence resulted in the positive cash flow impact of $231,564.

●
A decrease in cash flow due to the increase in changes in other current liabilities by $38,907. The decrease in other current liabilities was mainly associated with more staff salary and bonus paid in the three months ended March 31, 2013 as compared to the three months ended March 31, 2012.

●
An increase in cash flow due to the decrease in changes in unearned income from guarantee services by $33,752. The unearned income from guarantee series as of March 31, 2013 decreased by $89,921 as compared to the decrease of $123,673 in the prior year comparative period.  The decrease during March 31, 2013 was due to slower growth in financial guarantee services as compared to the prior year comparative period.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2013 was $2,617,284, compared to net cash used in investing activities of $3,024,414 for the three months ended March 31, 2012. The cash used in investing activities for the three months ended March 31, 2013 was mainly used for granting new loans and for making deposits in the banks for the financial guarantee service.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2013 totalled $27,763, as compared to net cash used in financing activities of $829,471 for the three months ended March 31, 2012. The cash used in financing activities for the three months ended March 31, 2013 was mainly attributable to net proceeds from preferred stock issuance of $10,000, amounts due from a founder shareholder of $15,000, offset by issuance cost of common stock and preferred stock of $45,019 and $7,744, respectively. The cash used in financing activities for the three months ended March 31, 2012 was mainly attributable to net proceeds from preferred stock issuance of $127,500, offset by cash payment before reverse merger of $114,417, and dividends payment of $842,554.

Contractual Obligations

As of March 31, 2013, the annual amounts of future minimum payments under certain of our contractual obligations were:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations:
Short term bank loans	$20,720,103	$20,720,103	$-	$-	$-
Operating lease	$128,222	$128,222	$-	$-	$-

	$20,848,325	$20,848,325	$-	$-	$-

(1)	The bank loans bear an average annual interest rate of 5.92% .

(2)	Our lease for our office in Wujiang commenced on October 21, 2008 and will expire in September 30, 2013. The Company has the right to extend the lease for one month before its expiration.

Off-Balance Sheet Arrangements

These financial guarantee contracts consist of providing guarantees to banks on behalf of borrowers to help them obtain loans from banks. The contract amounts reflect the extent of involvement the Company has in the guarantee business and also represents the Company’s maximum exposure to credit loss.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its borrowers. Financial instruments whose contract amounts represent credit risk are as follows:

	March 31, 2013	December 31, 2012
Guarantee	$84,134,617	$86,360,524

Critical Accounting Policies

We prepare our financial statements in conformity with Accounting principles generally accepted by the United States of America (“U.S. GAAP”), which requires us to make judgments, estimates and assumptions that affect our reported amount of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and reported amounts of revenue and expenses during the reporting periods. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the condensed financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our condensed financial statements and other disclosures included in this prospectus.

Revenue recognition

Revenue is recognized when there are probable economic benefits to the Company and when the revenue can be measured reliably, on the following:

●
Interest income on loans. Interest on loan receivables is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge prepayment penalty from customers.

●
Commission on guarantee service. The Company receives the commissions from guarantee services in full at inception and records as unearned income before amortizing it throughout the period of guarantee.

●
Non-interest income. Non-interest income mainly includes government incentive and rental income from the sub-leasing of certain of the Company’s leased office space to third parties. Government incentive is provided by Jiangsu Provincial government on a yearly basis to promote the development of micro credit agencies in Jiangsu Province.

Loans receivable, net

Loans receivable primarily represent loan amount due from customers. The management has the intent and ability to hold for the foreseeable future or until maturity or payoff. Loans receivable are recorded at unpaid principal balances, net of unearned income and allowance that reflects the Company’s best estimate of the amounts that will not be collected. The loans receivable portfolio consists of corporate loans and personal loans. The Company does not charge loan origination and commitment fees.

Allowance for loan losses and loan impairment

The allowance for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). The allowance for loan losses is maintained at a level believed to be reasonable by management to absorb probable losses inherent in the portfolio as of each balance sheet date.  The allowance is based on factors such as the size and current risk characteristics of the portfolio, an assessment of individual problem loans and actual loss, delinquency, and/or risk rating experience within the portfolio.

The Company evaluates its allowance for loan losses on a quarterly basis or more often as deemed necessary. The allowance for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). The allowance for loan losses is maintained at a level believed to be reasonable by management to absorb probable losses inherent in the portfolio as of each balance sheet date.  The allowance is based on factors such as the size and current risk characteristics of the portfolio, an assessment of individual problem loans and pools of homogenous loans, and actual loss, delinquency, and/or risk rating experience within the portfolio.

The allowance is calculated at portfolio-level since our loans portfolio is typically of smaller balance homogenous loans and is collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, we have grouped our loans into two portfolio segments: Corporate and Personal. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, value of collaterals and could include a qualitative component based on management judgment. Management takes into consideration relevant qualitative factors, including external and internal trends such as the impacts of collections and account management effectiveness, geographic concentrations, and economic events, among other factors, that have occurred but are not yet reflected in the quantitative assessment component. All qualitative adjustments are adequately documented, reviewed, and approved through our established risk governance processes. Refer to Note 6 for information on the allowance for loan losses.

In addition, the Company also calculates the provision amount in accordance with PRC regulation “The Guidance for Loan Losses” (“The Provision Guidance”) issued by People’s Bank of China (“PBOC”) and is applied to all financial institutes as below:

1.
General Reserve - is based on total loan receivable balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total loan receivable balance.

2.
Specific Reserve - is based on the level of loss of each loan after categorizing the loan according to their risk. According to the so-called “Five-Tier Principle” set forth in the Provision Guidance, the loans are categorized as “pass”, “special-attention”, “substantial”, “doubtful” or “loss”. Normally, the provision rate is 2% for “special-attention”, 25% for “substantial”, 50% for “doubtful” and 100% for “loss”.

3.
Special Reserve - is fund set aside covering losses due to risks related to a particular country, region, industry or type of loans. The reserve rate could be decided based on management estimate of loan collectability.

Due to the short term nature of the loans receivable and based on the Company’s past loan loss experience, the Company only includes General Reserve in the loan loss reserve.

To the extent the mandatory loan loss reserve rate as required by PBOC differs from management’s estimates, the management elects to use the higher rate.

Income Tax

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

Recently issued accounting standards

On February 5, 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This guidance is the culmination of the board’s redeliberation on reporting reclassification adjustments from accumulated other comprehensive income. The standard is effective prospectively for public entities for annual and interim reporting periods beginning after December 15, 2012. Non-public companies may adopt the standard one year later. Early adoption is permitted. Management does not expect this accounting standard update to have a material impact on the Company’s financial position, operations, or cash flows.

In March 2013, the FASB issued guidance on a parent company’s accounting for the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. This new guidance requires that the parent company releases any related cumulative translation adjustment into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The new guidance will be effective for us beginning July 1, 2014. The adoption of this pronouncement is not expected to have a material impact on the Company’s financial statements.

BUSINESS

Banking Industry in China

In the Chinese banking industry, four state-owned banks, namely Industrial & Commercial Bank of China (ICBC), China Construction Bank (CCB), Bank of China (BOC) and Agricultural Bank of China (ABC), are the biggest players, though their dominance is in gradual decline. According to PBOC, banks in China extended $1.31 trillion (RMB 8.20 trillion) in loans in 2012, an increase of $ 0.12 trillion (RMB 0.73 trillion) compared to 2011.

Currently, there are over 100 local city commercial banks in China. Local governments have historically exerted a huge influence over local city commercial banks and it is not uncommon for them to hold a large bulk of their shares. As the name suggests, city commercial banks were formerly permitted to operate only within the city where they were located. Since 2004, the CBRC has allowed these local city commercial banks to expand outside their home region. Meanwhile, some of the smaller local commercial banks began to merge, forming larger regional banks.

The Current Lending Market and the Opportunity

The state-owned banks and local commercial banks make the majority of loans in the PRC. These large banks tend to provide financing to state-owned enterprises and large private firms. While large companies continue to obtain bank loans, SMEs must seek alternative sources of financing. Pursuant to Regulations on Standards of Categorizing Small and Medium Enterprises, depending on the industry, medium-sized businesses are defined as businesses with total assets between RMB 50 million and RMB 1.2 billion or revenues of between RMB 5 million and RMB 2 billion, and small and micro entities are defined as businesses with total assets or revenues less than the medium-sized entities’ threshold.

While state-owned enterprises still play a major role in the PRC economy, SMEs are becoming increasingly important in boosting China’s economy. The number of SMEs has grown from 100,000 in 1978 to approximately 50 million in 2010. According to data compiled by Development and Research Center of the State Council, SMEs account for nearly 60% of the GDP, 80% of the overall employment and more than half of economic output of China as of 2012. As a result, SMEs financing demands are on the rise.

Concerned about potential dangers to the PRC financial system caused by inflation, from 2010 the PBOC withdrew a significant amount of liquidity from the market, which has made it even harder for SMEs to gain access to capital.  Often unable to obtain bank loans, many SMEs have to borrow from so-called “underground” lenders.  “Underground” lenders, or shadow banks, take on various forms and may include informal neighborhood lenders, wealthy individual lenders, non-depository banks, other financial institutions and businesses that lend from their own surplus cash. Such underground lending is not permitted by the PRC banking regulations and therefore unregulated.  These lenders often charge interest rates many times higher than the PBOC Benchmark Rate. They use different schemes to avoid sanctions by the PRC regulations and the SME borrowers who borrowed from these underground lenders sometimes do not have affordable avenues to protect their interests.

A government crackdown on illegal “underground” lenders has been initiated.  Former Premier Wen Jiabao, on behalf of the State Council, stated that private, informal financing channels will only be encouraged “within the boundaries of the law.”  The State Council said that the government would crack down on illegal practices such as pyramid schemes and lending at excessively high interest rates. With the new government crackdown on illegal lending, traditional sources of credit could dry up, bringing SMEs fewer funding alternatives. It is from this environment that microcredit companies such as Wujiang Luxiang were approved and established since 2008.

Microcredit Industry in China

Under the credit crunch policy in China, many SMEs have encountered money shortages.  Since 2008, the micro credit industry in China has been rapidly developing. Microcredit companies play an increasingly important role to help SMEs solve their money shortage problems, while they seek their own profit margins.

The number of microcredit companies has increased dramatically in the China since such types of companies were first permitted in 2008.  According to the statistics provided by PBOC, as of September 2012, there were 5,629 microcredit companies in China. The total loan balance from microcredit companies stood at $83.67 billion (RMB 533 billion). In the province of Jiangsu, as of September 30, 2012 there are about 465 microcredit companies with total capital of $12.03 billion (RMB 76.65 billion) and the total loans outstanding of $15.90 billion (RMB 101.2 billion).

The microcredit companies typically are profitable. According to Xiaoling Wu, the vice chairman of the National People’s Congress Financial and Economic Committee, who spoke at the Microcredit Innovation Forum held on January 16, 2010, overall, microcredit companies’ return on capital was 7.76%, while the microcredit companies in Zejiang, Shanghai, and Jiangsu generated returns on capital of 15.68%, 11.56%, and 10.70%, respectively, which make them the top three areas in terms of return on capital for microcredit companies.

City of Wujiang

Wujiang is located 11 miles south of Suzhou city and 34 miles east of Shanghai. Traditionally, Wujiang has been regarded as “the Land of Fish and Rice” and “the Capital of Silk”. In recent years, it is also known to be “the Capital of Cable and Optical Cable” and also “the City of Electronics”.

Wujiang’s economy is well developed. It currently ranks as one of the most economically successful cities in China. The GDP in 2011 reached $18.83 billion (RMB 119.2 billion), an increase of 18.8% from 2010. The GDP per capita reached $14,757 (RMB 93,417), an increase of 12.5% from 2010. After years of development, Wujiang has attracted and nurtured may successful businesses in electronics, silk and textiles, as well as the cable and optical-cable sectors. By the end of 2011, Wujiang had 1,480 state-owned enterprises, 21,813 private owned enterprises, 40,952 individually owned businesses, 240 rural professional cooperatives and a farmer population of 471,300.

In 2011, the outstanding balance of the local and foreign currency deposits and loans in Wujiang were $25.6 billion (RMB 162.8 billion) and $20.3 billion (RMB 129.1 billion), respectively. The banking industry in Wujiang realized profits of $0.77 billion (RMB 4.9 billion) in 2011. By the end of 2011, Wujiang had 17 financial institutions and 11 rural microcredit companies, an increase of 37.5% from 2010.  In 2012, the total outstanding balance of the 11 microcredit companies were $1.02 billion (RMB 6.49 billion) in 2012, an increase of 12.02% from 2011.

According to the market analysis, in 2013 and 2014, the capital needs in the city of Wujiang will increase to $39.3 billion (RMB 250 billion Yuan). We believe the local microcredit companies will have to rapidly develop to meet such needs in the next few years.

Our History and Corporate Structure

China Commercial Credit, Inc. is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011. Wujiang Luxiang was established in China on October 21, 2008.

Contractual Arrangements

There are no PRC state, provincial or local laws, rules and regulations prohibiting or restricting direct foreign equity ownership in companies engaged in microcredit business. However, the provincial authorities regulate microcredit companies through strict licensing requirements and approval procedures.  Direct controlling foreign ownership in a for-profit microcredit company has never been approved by competent Jiangsu government authorities. Based on the current position taken by the competent Jiangsu government authorities, direct foreign controlling ownership of a for-profit microcredit company will not be approved in the foreseeable future.

As such, neither we nor our subsidiaries own any equity interest in Wujiang Luxiang.  Instead, we control and receive the economic benefits of Wujiang Luxiang’s business operation through a series of contractual arrangements.  WFOE, Wujiang Luxiang and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on September 26, 2012.   The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Wujiang Luxiang, including absolute control rights and the rights to the assets, property and revenue of Wujiang Luxiang.  Based on a legal opinion issued by Da Cheng Law Offices to WFOE, the VIE agreements constitute valid and binding obligations of the parties to such agreements, and are enforceable and valid in accordance with the laws of the PRC.

According to the Exclusive Business Cooperation Agreement, Wujiang Luxiang is obligated to pay service fees to WFOE approximately equal to the net income of Wujiang Luxiang. Since substantially all the proceeds from this offering and future offerings will be used to increase Wujiang Luxiang’s registered capital to expand its lending capacity, management believes Wujiang Luxiang will be able to grow and expand its business via such VIE arrangement.

Each of the VIE Agreements are described in detail below:

 Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Wujiang Luxiang and WFOE, WFOE provides Wujiang Luxiang with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, Wujiang Luxiang grants an irrevocable and exclusive option to WFOE to purchase from Wujiang Luxiang, any or all of its assets, to the extent permitted under the PRC laws. WFOE may exercise, at its sole discretion, the option to purchase from Wujiang Luxiang any or all of Wujiang Luxiang’s assets at the lowest purchase price permitted by PRC laws. In case WFOE exercises such option, the parties shall enter into a separate assets transfer agreement. WFOE shall own all intellectual property rights that are developed during the course of the Exclusive Business Cooperation Agreement. For services rendered to Wujiang Luxiang by WFOE under this agreement, the service fee Wujiang Luxiang is obligated to pay shall be calculated based on the time of services rendered multiplied by the corresponding rate, which is approximately equal to the net income of Wujiang Luxiang.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years until it is terminated by WFOE with 30-day prior notice. Wujiang Luxiang does not have the right to terminate the agreement unilaterally. WFOE may unilaterally extend the term of this agreement with prior written notice.

The sole director and president of WFOE, Mr. Qin, is currently managing Wujiang Luxiang pursuant to the terms of the Exclusive Business Cooperation Agreement. WFOE has absolute authority relating to the management of Wujiang Luxiang, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Business Cooperation Agreement does not prohibit related party transactions. Upon installation of the audit committee at the consummation of this offering, the audit committee of CCC will review and approve in advance any related party transactions, including transactions involving WFOE or Wujiang Luxiang.

  Share Pledge Agreement

Under the Share Pledge Agreement between the Wujiang Shareholders and WFOE, the 12 Wujiang Shareholders pledged all of their equity interests in Wujiang Luxiang to WFOE to guarantee the performance of Wujiang Luxiang’s obligations under the Exclusive Business Cooperation Agreement.  Under the terms of the agreement, in the event that Wujiang Luxiang or its shareholders breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests.  The Wujiang Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws.  The Wujiang Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Share Pledge Agreement shall be effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Wujiang Luxiang.  WFOE shall cancel or terminate the Share Pledge Agreement upon Wujiang Luxiang’s full payment of fees payable under the Exclusive Business Cooperation Agreement.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Wujiang Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Wujiang Luxiang.  The option price is equal to the capital paid in by the Wujiang Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such option, the total option price that would be paid to all of the Wujiang Shareholders would be $44,063,863, which is the aggregate registered capital of Wujiang Luxiang.   The option purchase price shall increase in case the Wujiang Shareholders make additional capital contributions to Wujiang Luxiang, including when the registered capital is increased upon consummation of this offering by Wujiang Luxiang receiving approximately $14 million of the proceeds of this offering.

The agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

 Power of Attorney

Under the Power of Attorney, the Wujiang Shareholders authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to:  (a) attending shareholders' meetings; (b) exercising all the shareholder's rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Wujiang Luxiang.

Although it is not explicitly stipulated in the Power of Attorney, the term of the Power of Attorney shall be the same as the term of that of the Exclusive Option Agreement.

Timely Reporting Agreement

To ensure Wujiang Luxiang promptly provides all of the information that WFOE and the Company need to file various reports with the SEC, a Timely Reporting Agreement was entered between Wujiang Luxiang and the Company.

Under the Timely Reporting Agreement, Wujiang Luxiang agrees that it is obligated to make its officers and directors available to the Company and promptly provide all information required by the Company so that the Company can file all necessary SEC and other regulatory reports as required.

Although it is not explicitly stipulated in the Timely Reporting Agreement, the parties agreed its term shall be the same as that of the Exclusive Business Cooperation Agreement.

Our Services

General

We generally provide two types of services, direct loans and guarantee services, to borrowers located within City of Wujiang, Jiangsu Province of China. In our direct loan business, we provide short-term loans to the borrowers and generate interest income.  In our guarantee business, we act as a guarantor to borrowers applying for short-term direct loans with other lenders and generate fee income.  Our clients in both the direct loan and guarantee businesses are primarily SMEs, farmers and individuals who generally use the proceeds of the loans for business related purposes.

We fund our lending and guarantee operations by using our registered capital, drawing down from the line of credit we have with state-owned or commercial banks, and using cash generated from our operations.  We currently have only one line of credit agreement with Agricultural Bank of China, the amount we are allowed to finance through debt financing is limited at 50% of our net capital. As of March 31, 2013, we have borrowed approximately $ 20.70 million (RMB 130 million) from Agricultural Bank of China and there is still another $ 3.19 million (RMB 20 million) available under the line of credit.

As of March 31, 2013, we have built an $88.5 million portfolio of direct loans to 249 borrowers and guaranteed 146 loans aggregating $84.1 million for 115 borrowers.  For the years ended December 31, 2012 and 2011, and the three months ended March 31, 2013, none of the borrowers accounted for more than 10% of our revenue.  We are not dependent on any one borrower in either our direct loan or guarantee business. For the years ended December 31, 2011 and 2012, we generated $10,862,985 and $12,586,724 of net revenue with $8,301,905 and $8,312,469 of net income, respectively. For the three months ended March 31, 2013, we generated $2,670,253 of net revenue with $1,569,868 of net income.

Our Services

Direct Loans

We provide direct loans to borrowers with terms not exceeding one year. During 2012, and the first three months of 2013, the average principal loan amount we provided was approximately $268,000. The interest rate we charge on a specific direct loan depends on a number of factors, including the type of borrower and whether the loan is secured or unsecured. We also take into account the quality of the collateral or guaranty given and the term of the loan.

Interest on our loans is usually payable monthly and averaged 14.16% for our direct loan portfolio for the twelve months ended December 31, 2012 and 15.01% for the three months ended March 31, 2013. Under certain Jiangsu banking regulations, since August 2012, we are allowed to charge an interest rate within the range of 0.9 times and 3 times the PBOC benchmark interest rate (the “PBOC Rate”). As of December 31, 2012, the PBOC Rate was set at 6% per annum for one-year term loans and 5.6% for six-month term loans. During the fiscal year ended 2012, the average interest rate we charged to SMEs was 2.5 times the PBOC Rate or 13.67% for one-year term loans and 15.93% for six-month term loans. The interest on loans to farmers is subsidized by the Jiangsu government and usually results in farmers paying a rate lower than that of loans to SME’s. A portion of the difference between the lower rate charged to farmers and the rate charged to SME’s is remitted to us annually by the government as government incentive.

We offer both secured and unsecured direct loans. As of March 31, 2013, there were 297 direct loans outstanding, with a total aggregate outstanding balance of approximately $88.5 million and interest rates ranging from 9.6% to 21.6% and terms of the loans ranging from 1 month to 12 months.  The following table sets forth a summary of our direct loan portfolio as of March 31, 2013 and December 31, 2012:

	Total Outstanding Balance as of 3/31/2013	Percentage of the Total Loan Portfolio as of 3/31/2013	Total Outstanding Balance as of 12/31/2012	Percentage of the Total Loan Portfolio as of 12/31/2012
Secured Loans:
Guarantee-backed loans	78,358,824	88.5%	76,171,092	88.8%
Pledge assets-backed loans	9,304,429	10.5%	8,857,261	10.3%
Collateral-backed loans	876,619	1%	752,940	0.9%
Unsecured Loans	-	-	-	-
Total:	88,539,872	100%	85,781,293	100%

Secured Loans

We offer three types of secured loans:

●	loans guaranteed by a third party, referred to in China as “guarantee-backed loans”;
●	loans secured by real property, referred to in China as “collateral-backed loans”; and
●	loans secured by personal property, referred to in China as “pledge-backed loans”.

●	Guarantee-backed loans

In the case of guarantee-backed loans, the third party guarantor and the borrower are jointly and severably liable for the repayment of the loan.  The third party guarantor, whether being an individual or legal entity, must be credit-worthy.  We do not require any asset from the borrower as collateral for such guarantee-backed loans.

●	Collateral-backed loans

In the case of collateral-backed loans, the borrowers provide land use rights or building ownership as collateral for the loan.

For loans secured by land use rights, the principal amount we grant is no more than 50-70% of the value of the land use rights. The percentage varies depending on the liquidity of the land use rights. For loans secured by building ownership, the principal amount we grant can be up to 100% of the value of the building. We engage independent appraisal firms to determine the value of the land use rights or the building.

Prior to funding a direct loan secured by land use rights or building ownership, we register our security interest in the collateral with the appropriate government authority.  In the event that the borrower defaults, we take legal actions including legal proceedings against the default borrower and enforcement action resulting in the court’s sale of the asset through an auction.

●	Pledge-backed loans

In the case of pledge-backed loans, the borrowers pledge negotiable instruments as collateral for the loan.  The maximum principal amount of pledge-backed loans we extend is generally within 90% of the value of the pledged negotiable instrument.

We will take physical possession of the negotiable instrument at the time the loan is made and do not need to register such security interest with any government authority.  If the borrower defaults, we can acquire ownership of the negotiable instrument upon the borrower’s consent.  If the borrower refuses to settle the outstanding balance amicably by rendering ownership to the pledged instrument to us, we will then initiate legal proceedings in which the court will enforce transfer of the ownership.

We require the business owners or individual shareholders of business borrowers to be jointly liable for the repayment of the loan.  In addition, we also require either a guarantee from a third party or certain assets as collateral.

Unsecured Loans

Prior to beginning of 2011, we provided a very small number of loans that were not secured by any collateral or guaranteed in any manner. Such loans were extended to borrowers with good track records and strong cash positions.  We have not provided any unsecured loans since the beginning of 2011. We have no such unsecured loans in our current portfolio and do not intend to make any such loans in the future.

Guarantee Services

For a fee, we also provide guarantees to third party lenders on behalf of borrowers applying for loans with such other lenders. Our guarantee is a commitment by us to repay the loan to the lender if the borrower defaults.  We, as the third party guarantor, are jointly and severally liable for the repayment of the full amount of the loan.  We have cooperation agreements with six state-owned and commercial banks pursuant to which we are accepted as a guarantor.

In order for us to agree to act as a guarantor, a borrower must provide a counter-guarantor to us or acceptable collateral to the third party lender such as land use rights, building ownership or a negotiable instrument. In addition, the borrower must deposit cash with us in an amount equal to the amount we are required to deposit with the third party lender which is usually 10% to 20% of the principal amount of the loan. If the borrower defaults and we pay the lender on borrower’s behalf, we will first recover from the cash deposit the borrower provided us and then demand the counter-guarantor make payment to us or recover the payment from the sale proceeds of the collateral asset.

In exchange for our guarantee, the borrowers pay us guarantee fees. We charge a per annum guarantee fee ranging from 1.56% to 1.80% of the principal amount of the underlying loan. The guarantee fees are payable in full when the guarantee is made. The criteria in determining the guarantee fee paid by the borrower are summarized in the following table:

Types of Security Interest	New Client	Previous or Existing Client
Land Use Rights or Building Ownership	1.68% of the principal amount of the underlying loan multiplied by the number of years of the guarantee	1.56% of the principal amount of the underlying loan multiplied by the number of years of the guarantee

Counter-Guarantor	1.80 % of the principal amount of the underlying loan multiplied by the number of years of the guarantee	1.62 % of the principal amount of the underlying loan multiplied by the number of years of the guarantee

In addition to the fee income, we earn interest on the refundable cash deposits provided to us by the borrowers.  Such cash deposits are required to be made to our bank account when we approve the guarantee application. After the expiration of the guarantee term, such cash deposits, without interest, will be refunded to the borrower once we receive a notice from the third party lender confirming termination of our guarantee obligation.

As of March 31, 2013, we have provided guarantees for a total of $84.1 million underlying loans to approximately 115 borrowers.

Consulting Services

During 2010 and 2011, we provided certain financing consulting services to approximately 50 individuals and companies and generated consulting fees of approximately US$ 188,733 (RMB 1.2 million). According to the consulting agreements we had with these parties, we agreed to provide consulting services such as advising on the applicable lending rules and regulations, making recommendations about financing plans, assisting the parties to complete and submit financing applications and providing general guidance in the capital raising process. Some of these clients were also our borrowers. We also charged additional consulting fees when the borrowers asked to expedite the review and approval process of their loan applications, as such expedited lendings are extra burdensome to our funding position.  None of these loans had interest rates higher than four times of the PBOC Benchmark Rate.

As discussed in detail in the risk factor entitled “We may be subject to administrative sanctions in the event we are found to have charged excessive interest rates on some of historical direct loans we extended.” on page 20 of this prospectus, in the event these historical consulting fees were found to be de facto interest payments, we may be found to have charged excessive rates on these loans and, as a result, we may be subject to sanctions by the competent authority, which may include return of the excessive interest to affected borrowers, confiscation of illegal gains, fine, suspension of operation and revocation of our business license.  However, management believes the likelihood of such administrative sanctions is very low. In addition, the amount of the consulting fee was immaterial compared to our net revenue in 2010 and 2011.  Therefore, management does not deem it necessary to accrue any liability.

We did not provide such consulting services during the fiscal year ended December 31, 2012 or the three months ended March 31, 2013 and management does not anticipate engaging in such consulting business in the foreseeable future.

Loan/Guaranty Application, Review and Approval Process

We have a standard process with regard to how a loan or guarantee application is reviewed, processed and approved.  The same process applies to both applications for direct loans and for guarantees.

The application process starts with an inquiry from potential borrowers to our Loan Officer. The Loan Officer has the discretion whether to accept the inquirer as an applicant. If accepted, the Loan Officer assists in the preparation of an application package and implements a field visit of the applicant.

The application package usually includes the following items in order for it to be accepted:

●	Summary of the desired loan/guaranty: general description of the borrower, use of proceeds, amount, term of the loan, guarantee, collateral or counter-guarantee to be provided.
●
Identity information:  if the borrower is a legal entity, we require articles of incorporation, business license, state and local tax registration certificates, copies of the personal identification cards of all the shareholders and the legal representative; if the borrower is an individual, we require copies of personal identification cards of all the borrowers.

●	Banking relationship documents: including loan application with banks or other lenders, permission to open bank accounts, and credit record.
●	Financial reports such as prior three years’ financial statements, interim financial reports, and recent tax returns.
●	Business operation documents including samples of sales contracts or customer contracts, and utility bills over the past few months.
●	Consents: if the borrower is an entity, board or shareholder consent for the loan.

The flow chart below summarizes the loan/guarantee application, review and approval process.

The reviews during steps 1, 2, 3 and 4 are deemed Level One review. The Loan Review Committee’s review is deemed Level Two review. The General Manager, Mr. Qin’s final review is the Level Three review. Typically it takes one to two weeks to complete our review.

In 2011, we processed a total of 575 applications for loans and guarantees.  45 of them were rejected during Level One review, 11 rejected during the Level Two review and 4 denied during the Level Three review.   The overall denial rate was 10.43%.

In 2012, we processed a total of 624 applications for loans and guarantees.  39 of them were rejected during the Level One review, 30 rejected during the Level Two review and 7 denied during the Level Three review.   The overall denial rate was 12.2%.

Loan Extension and Renewal

In our direct loan business, if a borrower has difficulty repaying the principal amount and/or accrued interest in full at the maturity date due to a temporary situation, the borrower may choose to either apply for an extension of the term or a renewal of the loan.  The extension or renewal applications are reviewed in accordance with the same loan application, review and approval process outlined above.  In our guarantee business, we generally do not extend the guarantee period.

Loan Extension

We will generally approve loan extensions for borrowers who have made timely interest payments, are capable of paying the balance and have loans secured by sufficient collateral or guaranteed by an acceptable guarantor. The term of the loan extensions we grant is generally no longer than the term of the original loan and we only agree to extend a loan one time. If the loan extension application is not approved prior to the original maturity date of the loan, it will be transferred to the collection department and labeled as a default loan. As of March 31, 2013 and December 31, 2012, extended loans constituted 0.269%  and 0.58% of our total outstanding direct loan balance, respectively.

Loan Renewal

Many of our borrowers repay their loans and re-borrow at a later date, being referred to as a “loan renewal”. We consider a renewed loan a new loan, not a loan extension, despite our previous relationship with the borrower. Prior to the maturity date of the loan, the borrower may choose to apply to renew the loan. In order for the loan renewal application to be approved, the borrower must agree to repay the existing loan’s principal amount and accrued interest in full before the renewal application is approved.  Although we do not have a specific clean-up period policy, we do require that the period of time between repayment of the existing loan and the funding of the new loan to be 2-10 days. As of March 31, 2013 and December 31, 2012, renewed loans constituted 90.3%  and 73.26% of our total outstanding direct loan balance, respectively.

Collection Procedure

We have standard collection procedures in our direct loan business. We call every borrower approximately 15 days prior to the maturity date to remind them that if we do not receive the repayment in full on the maturity date, we will send a written collection notice within 7 days after the maturity date.  The Loan Officer will frequently call and make on-site visits to a borrower upon a loan going into default.  Within 90 days after the default, our legal counsel will send warning letters to the default borrower.  If the outstanding amount cannot be collected within 180 days after the maturity date and the parties could not reach an agreement on a specific repayment plan, we will initiate legal proceedings in the court.

We apply the same collection procedure in our guarantee business.  The only difference is that we will collect from both the borrowers (including recovery from the cash deposit the borrowers put down with us) and the counter-guarantor or pursue recovery from the collateral.

Risk Management

Credit Risk

As a microcredit lender, credit risk is the most significant risk for our business. In our direct loan business, we suffer financial loss when a borrower defaults and full collection cannot be achieved. In our guarantee business, in the event the borrower defaults in its payment obligation and we pay the lender on behalf of the borrower, we suffer financial loss when we cannot recover the full amount of the payment we paid to the lender (after collection from the cash deposit provided by the borrower) from the counter guarantor or the sale proceeds of the collateral.

Risk Assessment

We apply the same risk assessment approach and procedures for both direct loans and guarantee activities. We have a dedicated Risk Department which assesses and evaluates the credit risks through in-house research and analysis.  We follow the methodology and procedure outlined in our risk assessment guidelines.  According to our risk assessment guidelines, the basic principle is that the bench mark ratio multiplied by the financial risk quotient and non-financial risk quotient and the result is the comprehensive risk ratio. The financial risk quotient takes into consideration 16 factors in three categories, i.e. leverage, profitability and growth.  The non-financial risk quotient takes into consideration 12 factors in four categories, i.e. industry risk, enterprise risk, management risk and other risks.  In summary, our Risk Department assess the credit risks based on the payment ability of the underlying obligors, transaction structure as well as the industry of borrower and the general economic condition of the market we operate in.

Risk Control

In our direct lending business, we assess, monitor and control the credit risks both before and after the loan is extended.

As discussed above, we assess the risks through the loan application, review and approval process.  Our Risk Department quantifies the risks related to a loan application in a risk assessment report by classifying the loan into one of three categories.  A loan with a score  of less than 0.35 points is deemed to be a low-risk loan. A loan with a score of between 0.35 and 0.5 points is considered a medium-risk loan. A loan with a score higher than 0.5 points will be classified as a high-risk loan.  We have higher requirements for the collateral and require the guarantor to be of higher payment capacity for loans labeled as higher risk.

After the loan or guarantee application is approved, we continue to monitor the credit risk. Our Loan Officers collect the borrower’s financial statements at the end of each quarter and conduct periodical field trips to the borrower’s facilities to observe its operation, sales, ability to make timely repayments, etc.  Based on the Loan Officers’ report, the comprehensive risk ratio of each loan is reviewed on a quarterly basis and adjustments are made to the ratio as necessary, according to the borrower’s operational and financial position and other factors outlined above. We label each outstanding loan as “Good”, “Maintenance” or “Contraction”.  For “Good” loans, we may extend further credit. For “Maintenance” loans, we will maintain the current credit level. For “Contraction” loans, we may reduce credit to the borrower.

Liquidity Risk

Liquidity risk is the risk to a bank's earnings and capital arising from its inability to timely meet obligations when they come due without incurring unacceptable losses.  As a microcredit company, we are prohibited by PRC banking regulations to accept deposits from the public.  Our funding sources include our registered capital, draw-down ability from any lines of credit we have with state-owned or commercial banks as well as cash generated from our operations.  Liquidity risk in our operation is therefore limited.  We monitor the repayment of loans drawn from the line of credit with Agricultural Bank of China, the only line of credit we currently have.

Allowance for Loan Loss

Reserve for Direct Loan

In our direct loan business, we apply three loan loss reserve measurements:

●	Measurement 1- The Specific Reserve:

In determining our loan loss reserve, we follow the guidelines for the specific reserve set forth in “The Guidance on Provisioning for Loan Losses” (the “Provision Guidance”) issued by PBOC.

Specific reserves are funds set aside based on the anticipated level of loss of each loan after categorizing the loan according to the risks. Such specific reserves are to be used to cover specific losses. According to the “Five-Tier Principle” set forth in the Provision Guidance, the loans are categorized as “pass”, “special-mention”, “substantial”, “doubtful” or “loss”. The definition and provision rate for each category is set forth below.

Tier	Definition	Reserve Rate
Pass	Loans for which borrowers are expected to honor the terms of the contracts, and there is no reason to doubt their ability to repay the principal and accrued interest in full and on a timely basis.	0%
Special-mention	Loans for which borrowers are currently able to repay the principal and accrued interest in full, although the repayment of loans might be adversely affected by some factors.	2%
Substantial	Loans for which borrowers’ ability to repay the principal and accrued interest in full is apparently in question and borrowers cannot depend on the revenues generated from ordinary operations to repay the principal and accrued interest in full. Lender may suffer some losses even though the underlying obligation is guaranteed by a third party or collateralized by certain assets.	25%
Doubtful	Loans for which borrowers are unable to repay principal and accrued interest in full. Lender will suffer significant losses even though the underlying obligation is guaranteed by a third party or collateralized by certain assets.	50%
Loss	Principal and accrued interest cannot be recovered or only a small portion can be recovered after taking all possible measures and resorting to necessary legal procedures.	100%

●	Measurement 2 - The General Reserve:

General reserves are funds set aside based on certain percentage of the total outstanding balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total outstanding balance. We use 1% of total outstanding balance in our calculation for the General Reserve.

●	Measurement 3 - Special Reserve

Special reserves are funds set aside covering losses due to risks related to a particular country, region, industry or type of loans. The reserve rate could be decided based on management estimates of loan collectability. We did not make Special Reserves for 2010, 2011 or 2012 due to the short-term and microcredit nature of our loans and our low loss rate in our operation history.

For the fiscal years ended December 31, 2011 and 2012, our reserve measurements indicate the aggregate amount calculated based on General Reserve is higher than the amount calculated based on the Specific Reserve.  As such, the loan loss reserves we made for direct loan business is 1% of the total outstanding direct loan balances in those periods. We review the loss reserve on a quarterly basis.

As of March 31, 2013 and December 31, 2012, the total outstanding direct loan balance was $88,539,872 and $85,781,293 and the loan loss reserve was $1,351,314 and $857,813, respectively.

Reserve for the Guarantee Services.

In our guarantee business, we are required to set aside reserves consisting of no less than 1% of the total outstanding balance of loans we guaranteed at the end of fiscal year and 50% of the income generated by our guarantee business during the fiscal year to cover probable losses.  The reserve of 50% of the income is applicable only to commission income not received during the period.  Since it is our standard practice to receive the guarantee fee in full in advance when the guarantee is made, we don’t think we are exposed to any risk with regard to receipt of such income. Therefore we did not set aside the reserve based on the 50% of the commission income.  We set aside 1% of our total outstanding guarantee portfolio as the reserve for our guarantee business for both 2011 and 2012.

We follow the same “Five-Tier Principal” in our measurement of reserve for the guarantee business. For the fiscal years ended December 31, 2011 and 2012 and the three months ended March 31, 2013, our reserve measurements indicate the aggregate amount calculated based on Five-Tier Principal is lower than the amount calculated based on the statutory requirement of 1% of the total outstanding guarantee portfolio.  As such, the reserves we made for the guarantee business is 1% of the total outstanding guarantee portfolio in those periods. We review the loss reserve on a quarterly basis.

As of March 31, 2013 and December 31, 2012, the total outstanding balance we guaranteed was $84,134,617 and $86,360,524 and the loan loss reserve was $841,346 and $880,725, respectively.

Business Strategy

We intend to implement two primary strategies to expand and grow the size of our Company: (i) increase our lending capacity through the cash generated from operations and through increase of our registered capital by equity financing and (ii) potential acquisitions of similar microcredit companies in Jiangsu Province, China.

 Organic growth will occur through expansion of our direct loan and guarantee services directed at SMEs and farmers. Our existing direct loan and guarantee services could also be expanded by increasing our registered capital base with a portion of the proceeds of this offering or other financing.  The lending capacity of Wujiang Luxiang is limited to the aggregate of its registered capital, any loans it borrows and other funds permitted under PRC laws, such as profits generated from operation and donations, subject to certain statutory reserve deductions required under the PRC laws and regulation. According to a policy named “Opinions Regarding Further Pushing Forward the Reform of Rural Microcredit Companies,” Su Zheng Ban Fa (2011) No. 8 (“Jiangsu Document No. 8”), the maximum obligation Wujiang Luxiang is allowed to provide guarantees for is three times its net capital. As of March 31, 2013, the registered capital of Wujiang Luxiang was [$44,063,863]. Under PRC laws, the registered capital refers to the total amount of equity investment made by the shareholders. Once the registered capital is established, it cannot be used for purposes beyond the approved business scope of that entity.  Upon closing of this offering, the net proceeds of this offering (net of the expense reserve and the investor relations reserve) will be made available to the 12 Wujiang Shareholders who will be obligated to contribute such proceeds to Wujiang Luxiang to increase the registered capital of Wujiang Luxiang.  We believe that as our registered capital increases, we will be able to continue to expand our direct loan and guarantee services.  Because our target market has been historically underserved by the state-owned and commercial banks in China, we believe there will be a continuously high demand for our services and we will be able to attract a steady flow of borrowers.

Also, we believe that we may have the opportunity to acquire other microcredit companies of similar size and scope in Jiangsu province, China.  As a result of such acquisitions, we may expand our geographic coverage by obtaining requisite licenses to do business in other cities in Jiangsu province. We intend to actively pursue acquisition opportunities as they arise, although we currently do not have any binding agreement with any acquisition target and there can be no assurance that we will be able to locate any target or negotiate definitive terms with them.

Since inception, Wujiang Luxiang planned to be a public company in order to raise capital, and initially considered the Chinese exchanges for this purpose. However, a public offering on the Chinese exchanges can be an uncertain and lengthy process for private Chinese companies, especially for microcredit companies. In addition, if Wujiang Luxiang decided to raise additional capital in the future, secondary offerings on Chinese exchanges are unlikely. In contrast, capital raising as a publicly traded company in the U.S. is more certain and, depending on the success of our business, there is a higher likelihood of raising additional capital in the U.S. through secondary offerings. Therefore, despite our ability to raise funds in the PRC, we determined to sell shares in this offering in the U.S. to provide on-going capital to support our potential future growth and expansion.

Competition

The number of microcredit companies in China is increasing rapidly.  According to data compiled by PBOC and released on its website, as of September 2012, there were approximately 5,600 microcredit companies in China. The total loan balance from microcredit companies stood at $61.9 billion (RMB 533 billion), and new loans issued to microcredit companies in the year of 2012 hit $30.6 billion (RMB 141.4 billion).  In Jiangsu province, there are about 485 microcredit companies with total paid-in capital of $ 12.81 billion (RMB 79,83 Billion) and total outstanding balance of $ 16.63 billion (RMB 103.6 billion) as of December 31, 2012 according to PBOC.

In the city of Wujiang, to our knowledge, the Finance Office of Suzhou Government will not approve the establishment of any new microcredit companies in the near future, and therefore the competition among the current eleven microcredit companies for new companies may be fierce.  According to the data from Central Bank of China, our major competitors in the city of Wujiang as of the end of February 2012 are listed below (in million Dollars).

Entities	Direct Loan Portfolio	Guarantee Portfolio	Total Portfolio
Dongfang	124.58	60.43	185.01
Sunan	84.68	86.23	170.91
Wujiang Luxiang	75.73	91.36	167.09
Tongli	154.86	3.64	158.5
Sushang	83.1	60.97	144.07
Wuyue	104.56	21.11	125.67
Tenglv	96.65	0	96.65
Jinguo	81.53	7.12	88.65
Lili	64.04	0	64.04
Jinxin	42.59	11.38	53.97
Fenghu	47.33	6.33	53.66

Competitive Strengths

We believe there are several key factors that will continue to differentiate us from other microcredit companies in the City of Wujiang.

●
Experienced Management Team.   We have a senior management team that has time-tested, hands-on experience with a high degree of market knowledge and a thorough understanding of the lending industry in China. Mr. Huichun Qin, our CEO and one of the founders of Wujiang Luxiang, worked at the Suzhou Sub-Branch of PBOC from 1981 to 2008, where he served as deputy director of Accounting Finance Section from 1993 to 2008.  Mr. Qin also served as a deputy director at Jiangsu Branch of SAFE from 2006 to 2008.  Other members of our management team have an average of 25 years of previous banking, accounting or other relevant experience. We believe that our management’s significant experience in the lending industry and our efficient underwriting process allow us to more accurately judge to whom to lend to and how to structure the loan.

●
Stable Relationship with State-Owned Banks and Commercial Banks.  We have established relationships with local branches of the state-owned and provincial commercial banks.  We currently have a credit facility agreement with Agricultural Bank of China pursuant to which it extended a line of credit to us, and other state owned banks have expressed an interest in extending credit to us. We also have established guarantee cooperation relationships with China Construction Bank, Agricultural Bank of China, Bank of Communications, China CITIC Bank, Agricultural Commercial Bank and Jiangsu Bank pursuant to which these banks previously have agreed to accept us as a guarantor for third party loans. Although there is no written agreement or understanding between these banks and us with regard to the referral of lending business, we believe that the reputation of our management team will enable us to maintain and develop good relationships with the local branches of these state owned and commercial banks.

●
Early Entrance and Good Reputation.  We are one of the first microcredit companies approved in the City of Wujiang. We have strong market recognition among the small borrowers in the City of Wujiang, which we believe should translate into a steady flow of business from borrowers.

●	Stable Borrower Base. Due to our early entrance that resulted in sizeable market share, we retain a stable borrower base with recurring borrowing needs and good repayment track records.

We believe we have the following competitive strengths compared to the local branches of state-owned banks and commercial banks who are permitted to extend credit to microcredit companies.

●
Fast Service.  We are able to close loans more quickly than traditional Chinese banks due to our efficient, yet stringent, underwriting process and a less bureaucratic environment, which is important to SMEs, farmers and individuals.

●
Favorable Rate to Borrowers with Good Track Record.  We offer favorable rates to borrowers who have good track records with us, especially to the borrowers who provide real property as collaterals.  SMEs appear more willing to establish and maintain good relationship with us than with the local branches of the state-owned and commercial banks which may not provide the same level of attention to SMEs.

●
A Greater Willingness to Lend to SMEs. We are focused on providing credit to SMEs, farmers and individuals in the City of Wujiang. With our extensive knowledge and experience working with local SMEs, farmers and individuals, we are better equipped to attract such borrowers and maintain a long-standing relationship with them.

Applicable Government Regulations

Our operations are subject to extensive and complex state, provincial and local laws, rules and regulations including but not limited:

●	PRC Company Law and its implementation rules;
●	Wholly Foreign-Owned Enterprise Law and its implementation rules;
●	Guidance on Microcredit Company Pilot (Yin Jian Fa [2008]23) (the “Circular 23”) issued by the CBRC and the PBOC on May 4, 2008 and effective on May 4, 2008;
●	Reply to Certain Issues on Microcredit Company Organization（Yin Jian Fa [2006]246）issued by the CBRC on September 20, 2006 and effective on September 20, 2006;
●	Guidance on Great Promotion to Rural Microcredit Business of the Banking Industry (Yin Jian Fa [2007] 67) issued by the CBRC on August 6, 2007 and effective on August 6 ,2007;
●
Circular on Implementing the “Accounting Rule for Financial Enterprise” to Microcredit Company (Cai Jin [2008]185) issued by Ministry of Finance on December 24, 2008 and effective on December 24, 2008;

●
Circular on Relevant Policies for Rural Bank, Loan Company, Rural Mutual Cooperative and Microcredit Company (Yin Fa [2008]137) issued by the PBOC and the CBRC on April 24, 2008 and effective on April 24, 2008;

●
Opinions on the pilot work for developing the Rural Microcredit Company (Trial) (Su Zheng Ban Fa [2007]142) (the “Jiangsu Document No. 142”) issued by General Office of Jiangsu Province Government promulgated on November 24, 2007;

●
Opinions on Promoting  Fast and Well Development of  Rural Microcredit Company  (Su Zheng Ban Fa [2009]132) (the “Jiangsu Document No. 132”) issued by General Office of Jiangsu Province Government promulgated on November 28, 2009;

●
Implementation Rules on Supervision and Regulation of Rural Microcredit Companies (Su Fu Ban [2010] 288) issued by General Office of Jiangsu Province Government on October 26, 2010 and effective on November 1, 2010;.

●
Opinions Regarding Further Pushing Forward the Reform of Rural Microcredit Company (Su Zheng Ban Fa [2011]8) (the “Jiangsu Document No. 8”) issued by General Office of Jiangsu Province Government on January 27, 2011 and effective on January 27, 2011;

●
Interim Measures for the Administration of Financing Guarantee(Yin Jian Hui Ling [2010] 3) issued by the CBRC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Finance, Ministry of Commerce, PBOC and State Administration for Industry and Commerce on March 8, 2010 and effective on March 8, 2010;

●	Provisional Supervision and Rating System for Rural Microcredit Companies (the “Jiangsu Document No. 53”) issued by Finance Office of Jiangsu Province on August 7, 2012;
●	Financial Practices of Rural Microcredit Companies issued by Finance Office of Jiangsu Province in 2009 and effective on January 1, 2010; and
●	The Guidance on Provisioning for Loan Losses (the “Provision Guidance”) issued by PBOC in 2002 and effective on January 1, 2002.

We are supervised by many provincial and local government authorities, including Finance Office of Jiangsu provincial government, CBRC, PBOC, local tax bureaus, local government, local AIC, local Bureau of Finance, local Public Security Bureau and local rural employment department, etc.

Establishment

Wujiang Luxiang was established on October 21, 2008 pursuant to Circular No. 23, Jiangsu Document No. 142 and Jiangsu Document No. 132 which allowed for the establishment of a new type of financial vehicle that is permitted to lend to small-to-medium sized business, farmers and individuals.

Source of Funds

Pursuant to the Circular 23, the sources of funds for the loan and guarantee business are limited to our registered capital, donation funds and debt financings from no more than two banking financial institutions.  Pursuant to Jiangsu Document No. 132, we believe the amount of debt financings we are allowed to obtain may be up to 100% of our net capital.

Direct Loans

Pursuant to Jiangsu Document No. 8, the maximum amount of bank loans we are allowed to obtain is limited to 100% of our net capital. Pursuant to Jiangsu Document No. 142 and Circular 23, the aggregate loan balance amount to one borrower cannot exceed 10% of our registered capital and must be less than 5% of our net assets. Pursuant to Jiangsu Document No. 132, the aggregate microcredit loan balances as a percentage of our total outstanding loan balances must be not less than 70%.  The aggregate balances of operational loans of with terms longer than three months as a percentage of total outstanding loan balances must exceed 70%. The aggregate balances of loans made to agricultural or rural borrowers or farmers as a percentage of our total outstanding loan balance must be no less than 70%. A loan under the amount of $712,025 (RMB 4,500,000) is deemed a microcredit loan according to Implementation Rules on Supervision and Regulation of Rural Microcredit Companies (Su Fu Ban [2010] 288).

Prior to August 7, 2012, the maximum interest rate a microcredit lender is allowed to charge on microcredit loans is four times of the PBOC’s Benchmark Rate according to PBOC’s Notice on Cracking Down on the Underground Lenders and Lending at Excessive High Interest Rate promulgated by the PBOC and Several Opinion Regarding the Trial of Cases promulgated by Supreme Court of PRC. On August 7, 2012, the Finance Office of Jiangsu Province implemented the Jiangsu Document No. 53. Microcredit companies are assessed and ranked according to Jiangsu Document No.53 and the microcredit companies in highest ranking will, among others, enjoy preferential treatments in market permission and government subsidies. As such, we choose to comply with the lower maximum interest rate requirement set forth in the Jiangsu Document No. 53.

In accordance with the Provision Guidance and Jiang Su Financial Practice, we are required to set aside a loan loss reserve according to the following three measurements:

●	Measurement 1- The Specific Reserve:

Specific reserves are funds set aside based on the anticipated level of loss of each loan after categorizing the loan according to the risks. Such specific reserves are to be used to cover specific losses. According to the “Five-Tier Principle” set forth in the Provision Guidance, the loans are categorized as “pass”, “special-mention”, “substantial”, “doubtful” or “loss”. The definition and provision rate for each category is set forth below.

Tier	Definition	Reserve Rate
Pass	Loans for which borrowers are expected to honor the terms of the contracts, and there is no reason to doubt their ability to repay the principal and accrued interest in full and on a timely basis.	0%
Special-mention	Loans for which borrowers are currently able to repay the principal and accrued interest in full, although the repayment of loans might be adversely affected by some factors.	2%
Substantial	Loans for which borrowers’ ability to repay the principal and accrued interest in full is apparently in question and borrowers cannot depend on the revenues generated from ordinary operations to repay the principal and accrued interest in full. Lender may suffer some losses even though the underlying obligation is guaranteed by a third party or collateralized by certain assets.	25%
Doubtful	Loans for which borrowers are unable to repay principal and accrued interest in full. Lender will suffer significant losses even though the underlying obligation is guaranteed by a third party or collateralized by certain assets.	50%
Loss	Principal and accrued interest cannot be recovered or only a small portion can be recovered after taking all possible measures and resorting to necessary legal procedures.	100%

●	Measurement 2 - The General Reserve:

General reserves are funds set aside based on certain percentage of the total outstanding balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total outstanding balance.

●	Measurement 3 - Special Reserve

Special reserves are funds set aside covering losses due to risks related to a particular country, region, industry or type of loans. The reserve rate could be decided based on management estimates of loan collectability.

Guarantee Services

Pursuant to Jiangsu Document No. 8, the aggregate amount of liabilities we are allowed to be exposed to in our guarantee business shall not exceed 300% of our net capital.  Pursuant to the Interim Measures for the Administration of Financing Guarantee, guarantees we are allowed to provide to a single borrower shall not exceed 10% of our net assets, and not exceed 15% of our net assets if the guarantee is provided to a single borrower and the person’s affiliated parties.  We are prohibited to provide guarantees to our subsidiaries and/or parent company.

For our guarantee business, pursuant to Interim Measures for the Administration of Financing Guarantee, we are required to set aside reserves consisting of 1% of the aggregate outstanding balance of loans we guaranteed at end of fiscal year and 50% of the income generated by our guarantee business during the fiscal year.

Summaries of Certain Key PRC Laws

Below are summaries of the material terms of Circular 23, Jiangsu Document No. 8, Jiangsu Document No. 132 and Jiangsu Document No. 142, which are essential to our business.

Circular 23

Circular 23 divides “microcredit companies” into two categories:  a “company with limited liability” or a “company limited by shares” that consists of equity interests held by private parties, including individuals, corporate entities and other organizations.  The shareholders of a microcredit company shall meet the minimum requirement set by applicable laws. A company with limited liability shall be established with capital contributions from no more than fifty (50) shareholders; while a company limited by shares shall have 2-200 promoters, more than 50% of whom shall domicile in the PRC.  The promoters are the shareholders after the incorporation of the company. The source of registered capital of a microcredit company shall be true and legal. All the registered capital shall be fully paid in cash by the capital contributors or the promoters. The registered capital of a company with limited liability shall be no less than RMB 5,000,000 and the registered capital of a company limited by shares shall be no less than RMB 10,000,000. Any single individual, corporate entity or social organization (and  their respective affiliates) shall not contribute more than 10% of the registered capital of a microcredit company.  Circular 23 also provides that the sources of funds of a microcredit company shall be limited to the capital contributions paid by its shareholders, monetary donations, and loans provided by no more than two (2) banking financial institutions.  Pursuant to applicable laws, administrative rules and regulations, the outstanding loans owed by a microcredit company to banking financial institutions shall not exceed 50% of its net registered capital. The interest rate and the terms for such loans shall be determined based on arms length negotiations between the company and the financial institutions and such interest rate shall be determined using the “Shanghai inter-bank borrowing interest rate” for the same period as prime rate plus basis points.  Circular 23 also states that a provincial government who is able to clearly specify an authority-in-charge (finance office or relevant government organs) to be in charge of the supervision and administration of microcredit companies and is willing to assume the liabilities for the risk management of microcredit companies, such provincial government may, within its own province, roll out the trial run for the establishment of microcredit companies. A microcredit company shall abide by all applicable laws and shall not conduct any illegal fund-raising in any form. In the event an illegal fund-raising activity is conducted, any proceeds from such activity will be confiscated by the local government at the provincial level. Other activities in violation of the laws or the administrative rules and regulations will be fined by local authorities or prosecuted in the event a criminal offense has been committed.

Jiangsu Document No. 8

Jiangsu Document 8 stresses the importance of encouraging the development of rural microcredit companies. The business scope of these companies approved by local authorities generally includes the following: providing loans to companies or individuals in agriculture industry located in rural areas, providing financial guarantees, and serving as agents for financial institutions. The aggregate outstanding balance of bank loans a rural microcredit company is allowed to obtain is up to 100% of the net capital of such company.

Jiangsu Document No. 132

Jiangsu Document No. 132 reflects the current developing status of rural microcredit companies. It empowers various local authorities to promote development of rural microcredit companies by facilitating access to capital markets and promoting good morals. The Document encourages establishment of rural microcredit companies in Jiangsu province. In each of the counties with economic importance, a local officer has been charged with responsibility to manage and oversee the establishment of the microcredit companies, including establishing pilot programs in certain territories. Local governments at county level meeting certain criteria should, at the beginning of each year, provide a plan which sets forth an estimate of the number of newly established rural microcredit companies to be approved to do business during that year. Such plan will need to be reviewed and approved by the respective finance bureaus at the provincial level.  A rural microcredit company that has been operating for more than one year, in good standing, with good financial conditions and risk management systems may be allowed to establish branch offices in various towns that are located in the same county of such company.  Rural microcredit companies in southern Jiangsu region with capital of more than RMB 50 million can set up one additional branch for each additional RMB 30 million in excess of RMB 50 million; rural microcredit companies in central Jiangsu region with capital of more than RMB 30 million can set up one additional branch for each additional RMB 25 million exceeding RMB 30 million; rural microcredit companies in northern Jiangsu region with capital of more than RMB 20 million can set up one additional branch for each additional RMB 15 million exceeding RMB 20 million. The amount of debt financings a rural microcredit company is allowed to obtain may be up to 100% of its net capital. Sources of the funds for these companies may include: 1) loans or financing funding from commercial banks; 2) approved large-amount direct loans (mainly shareholders’ loans); 3) approved transfers and lending of funds between rural microcredit companies; and 4) loans from the People's Bank of China, insurance funds and other funds which desire to play a role in servicing “agriculture, farmers and rural areas” through rural microcredit companies.

Jiangsu Document No. 142

Jiangsu Document No. 142 provides for general rules with respect to the establishment of microcredit companies. It includes the following material terms:

1. Shareholder: In general, the shareholders of a rural microcredit organization shall be three to five individuals (excluding members or employees of the Communist Party, governmental organizations, financial organizations as well as state-owned organizations) or enterprise legal persons. The number of shareholders shall not exceed ten. Shareholders shall comply with laws, with good credibility and have no civil or criminal record indicating violation of laws.  The capital contributed by shareholders for equity interest shall be legitimate self-owned capital.

2. Capital: The registered capital of a rural microcredit organization shall be no less than RMB 50 million for southern Jiangsu area, RMB 30 million for central Jiangsu area, and RMB 20 million for northern Jiangsu area. The registered capital shall be paid in cash.

3. Offices: A rural microcredit organization shall have offices in compliance with local public security requirement.

4. Employees: A rural microcredit organization shall have no fewer than five main employees, who shall comply with laws, with good credibility and have no civil or criminal record. Among them, the chief person in charge shall be less than 65 years old with at least a professional school degree and have been engaged in financial industry for more than 4 years or related industry for more than 8 years (with at least 2 years working experience in the financial area); the person in charge of extending credit shall have been engaged in financial industry for more than 3 years or related industry (with a focus on agriculture) for more than 5 years; each accounting staff shall hold a degree in accounting and have been engaged in accounting and financial industry for more than 3 years; other personnel shall have been engaged in other related industry for more than 3 years. All key employees shall participate in a professional training program held by the Provincial Financial Service Office. Qualified trainees will be issued a qualification certificate which is required for their employment.

5. Articles of Association: Rural microcredit organizations shall adopt Articles of Association of the organizations in accordance with the Company Law of the People’s Republic of China and the provisions of these provisions in the Jiangsu Document No. 142, and carry out business and operating activities according to their Articles of Association.

6. Violation of Laws:  When a rural microcredit organization has any of the following activities, in addition to investigation and fine by law enforcement authorities, the provincial Rural Microcredit Organization Pilot Program Management Group may terminate its pilot program, report it to the local AIC to revoke its business license, or impose other punitive measures:

1)	Violating the provisions in the Jiangsu Document No. 142 with respect of business scope and provision of loans;
2)	Illegally solicit funding from the general public directly or indirectly;
3)	Issuing loans with excessive interest rates in violation of relevant national provisions to make exorbitant profits;
4)
Other behaviors deemed by the provincial and local Rural Microcredit Organization Pilot Program Management Groups as material violation of relevant laws and regulations and these provisions in the Jiangsu Document No. 142.

Employees

We currently have 22 full time employees as of May 31, 2013. We have employment contracts with all of our employees in accordance with PRC Labor Law and Labor Contract Law.  The contracts comply with the PRC laws. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

We have made employee benefit contributions in accordance with relevant Chinese regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and birth insurance. The Company recorded the contribution in the general administration expenses when incurred.

Intellectual Property

We do not own or have any significant intellectual property rights.

Legal Proceedings

We have not been involved in any material legal proceedings, other than the ordinary litigation incidental to our business.

There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder of more than five percent of our voting securities, is an adverse party or has a material interest adverse to our interest.

Facilities

Our principal executive offices are located at No. 1688 Yunli Road, Tongli, Wujiang, Jiangsu Province, China, where we lease approximately 18,040 square foot of office space.  The lease agreement we have with Wujiang Economic Zone Development Corporation has a five-year term starting from October 1, 2008 and could be renewed.  The average rent for the lease is approximately $21,000 per month. We do not own any real property or have any land use rights.

We believe that our current facility is adequate for our operations and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers, Key Employees and Directors

The following table sets forth certain information concerning the individuals that will be the executive officers, key employees, and directors of CCC as of the consummation of this offering:

Name	Age	Position
Huichun Qin	48	Chairman of the Board of Directors, Chief Executive Officer
Long Yi	36	Chief Financial Officer
Jianmin Yin	63	Director
Jingeng Ling	48	Director
Xiangdong Xiao	66	Director
John F. Levy	57	Director
Arnold Staloff	68	Director

Mr. Huichun Qin is one of founders of Wujiang Luxiang and has served as Chairman of our Board of Directors (the "Board") and the Chief Executive Officer of CCC since August 7, 2012. From 1981 to 2008, Mr. Huichun Qin worked at PBOC, where he served as deputy director of accounting and finance section from 2002 to 2006. From 2006 to 2008 Mr. Qin was the vice president of Wujiang Brach of PBOC, and at the same time he also served as a deputy director of Wujian State Administration of Foreign Exchange, where he was responsible for implementing a program relating to anti-money laundering management, in charge of management and monitoring local and foreign currency; foreign currency reserve and exchange, investigation, statistics, analysis and monitoring other financial institution in Wujiang area.  He received a bachelor degree from Southwest Tech University in Mianyang, China.  Mr. Qin’s extensive experience in the banking industry, his acute vision and outstanding leadership capability, as well as his commitment to the Company since its inception make him well-qualified in the Board’s opinion to serve as our CEO and Chairman of the Board.

Mr. Long Yi was appointed as the Chief Financial Officer of CCC on January 1, 2013. Prior to joining CCC, Mr. Yi was the senior financial manager in Sutor Technology Group Ltd. (Nasdaq: SUTR) since 2008. He served as an accounting manager at Forterra Inc. in Canada from 2006 to 2008.  He is a Certified Public Accountant in the State of Illinois.  Mr. Yi has a Bachelor’s degree in Accounting from Northeastern University and a Master’s degree in Accounting and Finance from University of Rotterdam. He also obtained a graduate diploma in accounting from McGill University.

Mr. Jianmin Yin will be appointed as a director of CCC upon the consummation of this offering. Mr. Yin has forty years of work experience in tax, treasury, and finance. From 2009 to 2012, Mr. Yin served as the branch chief of Wujiang sub-branch of PBOC. From 1989 to 2009, he served as a president of the PBOC Wuxian City Branch and the city of Wujiang Branch. Mr. Qi brings a wealth of local banking knowledge to our Board of Directors.

Mr. Jingeng Ling will be appointed as a director of CCC upon the consummation of this offering. From 2003 to 2012, he served as a chairman of the board of directors of Suzhou Dingli Real Estate Co. Ltd., one of the largest real estate development companies in the city of Wujiang. Mr. Liang’s business aptitude and strong analytical skills, qualify him for his position as one of our directors.

Mr. Xiangdong Xiao will be appointed as a director of CCC upon the consummation of this offering.  Mr. Xiao has over forty years of work experience in PBOC, and has long been engaged in the financial industry management work. Since 2010, he has served as the Secretary-General of Suzhou Rural Microcredit Association since he retired from Jiangsu Yun Dong International Consultation and Assessment Company Suzhou Branch where he served as a general manager from 2000 to 2006. From 1998 to 2000, he served as a team leader of the loan department, section chief of the financial management department with PBOC’s Suzhou Branch.  Mr. Xiao graduated from Nanjing Jiangsu Fiscal and Finance College, majoring in Banking.  Mr. Xiao’s  substantial institutional knowledge of banking business and micro-lending industry makes him well positioned for his role as one of our directors.

Mr. John F. Levy will be appointed as a director of CCC upon the consummation of this offering. Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory, a consulting firm which advises public companies in the areas of corporate governance, corporate compliance, financial reporting and financial strategies.  Mr. Levy currently serves on the board of directors of three public companies. Mr. Levy has been a director of Applied Minerals, Inc. (AMNL) a publicly traded exploration stage natural resource and mining company since January 2008, and has served as chairman since August 2009.  Mr. Levy has been a director and audit committee member of Applied Energetics, Inc. (AERG), a publicly traded company that specializes in the development and application of high power lasers, high voltage electronics, advanced optical systems and energy management systems technologies, since June 2009. Mr. Levy has been a director, and chair of the audit committee of Gilman Ciocia, Inc. (GTAX), a publicly traded financial planning and tax preparation firm, since October 2006 and has served as lead director since September 2007.  From September 2010 to October 2012, he served as director of Brightpoint, Inc. (CELL), a publicly traded company that provides supply chain solutions to leading stakeholders in the wireless industry. From November 2008 through June 2010, he served as a director of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.). From March 2006 to April 2010, Mr. Levy served as a director and Audit Committee chairman of Take Two Interactive Software, Inc., a public company which is a global developer and publisher of video games best known for the Grand Theft Auto franchise. Mr. Levy served as Interim Chief Financial Officer from November 2005 to March 2006 for Universal Food &Beverage Company,which filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Act on August 31, 2007.  Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton. Mr. Levy is a frequent speaker on the roles and responsibilities of Board members and audit committee members. He has authored The 21st Century Director: Ethical and Legal Responsibilities of Board Members, Acquisitions to Grow the Business: Structure, Due Diligence, Financing, Creating the Best Projections You Can: Insights and Techniques and Ethics and Sustainability: A 4-way Path to Success.  All four courses have initially been presented to various state accounting societies.  Mr. Levy has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and received his M.B.A. from St. Joseph’s University in Philadelphia.  Mr. Levy brings to our board vast financial experiences as a Certified Public Accountant, former Chief Financial Officer of several companies and as Chief Executive Officer of a consulting firm which advises public companies in the areas of corporate governance, corporate compliance, financial reporting and financial strategies. In addition, Mr. Levy brings to our board, substantial experience with complex accounting and reporting issues, financial strategies, SEC filings, corporate governance and corporate transactions.

Mr. Arnold Staloff will be appointed as a director of CCC upon the consummation of this offering.   Mr. Staloff served as a director, the chairman of the audit committee and also a member of the compensation and nominating and compensation committees at NASDAQ-listed SmartHeat Inc. (HEAT), a plate heat exchange system manufacturer from June 2008 to May 2012. Mr. Staloff served as a director, the chairman of the audit committee and also a member of the compensation and nominating and compensation committees at NASDAQ-listed Deer Consumer Products, Inc. (DEER), a small home and kitchen electronic products manufacturer from April 2009 to October 2012. In April 2011, a securities class action was filed against, among others, DEER and Mr. Staloff, alleging violations of Section 10(b) and Rule 10b-5 of the Exchange Act and Section 20(a) control person provisions of the Exchange Act.  A court approved settlement is waiting the plaintiff’s approval. From 2007 until his resignations in July 2010, Mr. Staloff served as a director, the chairman of the audit committee and also a member of the compensation and nominating and compensation committees at NASDAQ-listed Shiner International, Inc. (BEST), a packaging and anti-counterfeit plastic film company. From 2007 until his resignation in July 2010, he served as a director and the chairman of the audit committee of NASDAQ-listed AgFeed Industries, Inc. (FEED), a feed and commercial hog producer.  From July 2010 until his resignation in April 2012, he served as a director and the chairman of the audit committee of NASDAQ-listed CleanTech Innovations, Inc. (CTEK), a clean technology solutions provider in the wind energy industry in China.  Mr. Staloff served as a director for Lehman Brothers Derivative Products Inc. from 1994 until October 2008. From December 2005 to May 2007, Mr. Staloff served as chairman of the board of SFB Market Systems, Inc., a New Jersey-based company that provided technology solutions for the management and generation of options series data. From June 1990 to March 2003, Mr. Staloff served as president and chief executive officer of Bloom Staloff Corporation, an equity and options market-making firm and foreign currency options floor broker. During 1989 and 1990, Mr. Staloff served as President and chief executive officer of Commodity Exchange, Inc., or COMEX. Mr. Staloff started his professional career in 1968 at the SEC. His skills include financial analysis and accounting expertise. Mr. Staloff brings to the Board a long and successful business career, with extensive experience at both the management and board levels.

Director Independence

Our Board reviewed the materiality of any relationship that each of our proposed directors has with us, either directly or indirectly. Based on this review, it is determined that Jianmin Yin, Jingeng Ling, Xiangdong Xiao, John F. Levy and Arnold Staloff will be “independent directors” as defined by NASDAQ.

Each of Mr. Levy and Mr. Staloff shall receive $36,000 in cash per year and 4,687 restricted shares of the Company’s common stock per year, which shall vest in 4 equal quarterly installments. Mr. Levy also shall receive an additional $14,000 per year for acting as Chairman of the Audit Committee. Mr. Yin, Mr. Ling and Mr. Xiao shall receive $20,000 in cash per year for serving on the Board.

Committees of the Board of Directors

We intend to establish an audit committee, a compensation committee and a nominating and governance committee prior to consummation of this offering. Each of the committees of the Board shall have the composition and responsibilities described below.

Audit Committee

Mr. Levy, Mr. Staloff and Mr. Yin will be members of our Audit Committee, where Mr. John F. Levy shall serve as the chairman. All proposed members of our Audit Committee satisfy the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We intend to adopt and approve a charter for the Audit Committee prior to consummation of this offering. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;
●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;
●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;
●
reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;
●	reviews and approves in advance any proposed related-party transactions and report to the full Board on any approved transactions; and
●
provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including Sarbanes-Oxley Act implementation, and makes recommendations to the Board regarding corporate governance issues and policy decisions.

It is determined that Mr. Levy possesses accounting or related financial management experience that qualifies him as an "audit committee financial expert" as defined by the rules and regulations of the SEC.

Compensation Committee

Mr. Levy,             and Mr. Yin will be members of our Compensation Committee and Mr. Yin shall be the chairman.  All members of our Compensation Committee will be qualified as independent under the current definition promulgated by NASDAQ.  We intend to adopt a charter for the Compensation Committee prior to consummation of this offering. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the Board regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

Mr. Ling, Mr. Xiao and Mr. Yin will be the members of our Nominating and Governance Committee where Mr. Ling shall serve as the chairman. All members of our Nominating and Governance Committee will be qualified as independent under the current definition promulgated by NASDAQ.  The Board of Directors intend to adopt and approve a charter for the Nominating and Governance Committee prior to consummation of this offering. In accordance with the Nominating and Governance Committee’s Charter, the Nominating and Corporate Governance Committee shall be responsible to identity and propose new potential director nominees to the Board of Directors for consideration and review our corporate governance policies.

Code of Conduct and Ethics

We intend to adopt a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and NASDAQ rules.

Significant Employees

We have no significant employees other than the executive officers described above.

Section 16 Compliance

Section 16(a) of the Exchange Act, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Upon effectiveness of the registration statement of which this prospectus forms a part, such requirement will take effect.

Family Relationships

There are no family relationships by and between or among the members of the Board or other executive officers or directors of the Company.

 Legal Proceedings Involving Officers and Directors

Unless otherwise indicated in this prospectus, to the knowledge of the Company after reasonable inquiry, no current director, proposed director or executive officer of the Company during the past ten years, has (1) been subject to a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; (2) been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws; (4) been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) of this section, or to be associated with persons engaged in any such activity; (5) been was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated; (6) been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated; (7) been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any Federal or State securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (8) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material pending legal proceedings to which any of the individuals listed above is party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board. Nevertheless, every effort will be made to ensure that the views of stockholders are heard by the Board, and that appropriate responses are provided to stockholders in a timely manner. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

EXECUTIVE COMPENSATION

The following table provides disclosure concerning all compensation paid for services to CCC and Wujiang Luxiang in all capacities for our fiscal years ending 2011 and 2012 provided by (i) each person serving as our principal executive officer (“PEO”), (ii) each person serving as our principal financial officer (“PFO”) and (iii) our two most highly compensated executive officers other than our PEO and PFO whose total compensation exceeded $100,000 (collectively with the PEO, referred to as the “named executive officers” in this Executive Compensation section).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($	Option Awards ($)	Other Compensation ($)	Total ($)

Ronald Altbach (1)	2011 2012	- -	- -	- -	- -	- -	- -

Qin Huichun (2) (CEO)	2011 2012	34,285 50,863	81,603 91,570	- -	- -	- -	115,888 142,433

Long Yi (3) (CFO)	2011 2012	- -	- -	- -	- -	- -	- -

(1)    Mr. Altbach served as the President of CCC from its inception to December 31, 2012.

(2)    Mr. Huichun Qin was appointed as the CEO of CCC on August 7, 2012 and has been the CEO of Wujiang Luxiang since its inception in 2008.

(3)    Mr. Long Yi was appointed as the CFO of CCC on January 1, 2013.

Grants of Plan Based Awards in the Fiscal Year Ended December 31, 2012

No option grants were awarded to named executive officers for the fiscal year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

No individual grants of stock options or other equity incentive awards have been made to our officer and directors since our inception; accordingly, none were outstanding as of December 31, 2012.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

As of August 7, 2012, CCC entered into an employment agreement with our CEO, Mr. Huichun Qin, pursuant to which he receives an annual base salary of $75,000.  Prior to then he had an employment agreement with Wujiang Luxiang. Under his current employment agreement, Mr. Qin is employed as our CEO for a term of five years, which automatically renews for additional one year terms unless previously terminated on three months written notice. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.  In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 12 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary.

As of January 1, 2013, CCC entered into an employment agreement with our CFO, Mr. Long Yi, pursuant to which he shall receive an annual base salary of $50,000.  Under his employment agreement, Mr. Yi is employed as our CFO for a term of two years, which automatically renews for additional one year terms unless previously terminated on three months written notice. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.  In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 3 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary.

Each executive officer has agreed to hold, both during and after the termination of his employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment, any of our confidential information or proprietary information of any third party received by us and for which we have confidential obligations.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

Director Compensation

We did not pay any compensation to directors during the fiscal years ended December 31, 2012 and 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan Agreements

A loan of $232,805 (RMB 1,500,000) was made to Mr. Xinlin Yao, a vice general manager of Wujiang Luxiang with an annual interest rate of 10.80% for a term of twelve months from February 15, 2011 to February 15, 2012. The loan was repaid on February 15, 2012.

During 2011, the Company made five loans totaling $4,166,667 (RMB 15,000,000) to related parties.  All of the outstanding loans to the above parties have been repaid.

There is currently no outstanding balance with any related party.  Future loans made to related parties will be made on terms comparable to those made with persons not related to us. Upon establishment of an audit committee at the closing of this offering, we will have the audit committee review and approve in advance all related party transactions in compliance with the Sarbanes-Oxley Act.

Share Exchange Agreements

On August 7, 2012, CCC entered into certain share exchange agreements with 16 individuals, each of whom is the sole shareholder of a BVI company, and the 16 BVI entities. These 16 individuals are or represent the ultimate owners of the Wujiang Shareholders, although none of the 16 BVI entities have any equity interest or economic interest in Wujiang Luxiang.  Each of the 16 individuals, through their respective BVI entities, received such number of shares of common stock of CCC as shown in the below chart.  Upon consummation of the Share Exchange, the 16 individuals, through their respective BVI entity, collectively owned an aggregate of 7,270,920 shares of common stock of CCC. The chart below shows the number of shares each of these CCC stockholders owned upon consummation of the Share Exchange.  The CCC stockholders who beneficially own more than 5% of the total issued and outstanding shares of CCC common stock as of the date of this prospectus may be deemed a related party of CCC.

No.	Name of CCC Stockholders	Name of Beneficial Owners	Number of CCC Shares of Common Stock Owned upon Consummation of the Share Exchange	Percentage of Total Issued and Outstanding as of the date of this prospectus
1.	Ke Da Investment Ltd.	Ling, Jingen	875,700	9.730%
2.	Kai Tong International Ltd.	Cui, Genliang	608,040	6.756%
3.	Bao Lin Financial International Ltd.	Song, Qidi	558,000	6.200%
4.	Yun Tong International Investment Ltd.	Wu, Jianlin	567,720	6.308%
5.	Ding Hui Ltd.	Mo, Lingen	608,040	6.756%
6.	Wei Hua International Investment Ltd.	Xu, Weihua	567,720	6.308%
7.	Xin Shen International Investment Ltd.	Li, Senlin	608,040	6.756%
8.	Tong Ding Ltd.	Shen, Xiaoping	608,040	6.756%
9.	Zhong Hui International Investment Ltd	Ling, Jinming	613,260	6.814%
10.	Candid Finance Ltd.	Jiang, Xueming	558,000	6.200%
11.	Heng Ya International Investment Ltd.	Shen Longgen	218,610	2.429%
12.	Yu Ji Investment Ltd.	Qin, Huichun	190,170	2.113%
13.	Shun Chang Ltd	Pan, Meihua	76,590	0.851%
14.	Run Da International Investment Ltd	Ling, Jianferg	340,470	3.783%
15.	FuAo Ltd	Ma, Minghua	178,830	1.987%
16.	Da Wei Ltd	Wu, Weifang	93,690	1.041%
	Total:		7,270,920	80.79%

Transaction with Promoter

Regeneration Capital Group LLC ("Regeneration"), our initial shareholder, may be deemed to be a promoter of the Company pursuant to Rule 405 under the Securities Act, since it was involved in the founding and organizing of the Company.  In addition to certain principals of Regeneration being our officers and directors prior to the Share Exchanges, and their being reimbursed for certain out of pocket expenses, Regeneration received 540,000 shares of our common stock in consideration of the incorporation services provided.  Neither Regeneration nor any of its principals have been involved in any legal proceeding that would require disclosure pursuant to Item 401 of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus for our officers, directors and 5% or greater beneficial owners of common stock. There is no other person or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

The percentage ownership information shown in the table below assume that (i) there are 9,000,000 shares of common stock outstanding as of the date of this prospectus on an as-converted basis, and (ii) 11,700,000 shares of common stock outstanding immediately after the closing of this offering, assuming the underwriters do not exercise their option to purchase additional shares. Both calculations assume that each Series A preferred share will convert into 2 shares of common stock and each Series B preferred share will convert into 4 shares of common stock of our Company, respectively, based on an assumed initial public offering price of $6.50 per share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

Name of Beneficial Owners	Common Stock Beneficially Owned Prior to This Offering		Common Stock Beneficially Owned After This Offering
	Number	%	Number %	%
5% stockholders:
Cui, Gengliang.	608,040	6.8%	608,040	5.2%
Song, Qidi	558,000	6.2%	558,000	4.8%
Wu, Jianlin	567,720	6.3%	567,720	4.9%
Mo, Lingen	608,040	6.8%	608,040	5.2%
Xu, Weihua	567,720	6.3%	567,720	4.9%
Li, Senlin	608,040	6.8%	608,040	5.2%
Shen, Xiaoping	608,040	6.8%	608,040	5.2%
Ling, Jingen	875,700	9.7%	875,700	7.5%
Ling, Jinming	613,260	6.8%	613,260	5.2%
Jing, Xueming	558,000	6.2%	558,000	4.8%

Directors and Executive Officers:
Huichun Qin (1)	190,170	2.1%	190,170	1.6%
Long Yi	0	-	0	-
All officers and directors as a group (2 person)	190,170	2.1%	190,170	1.6%
 ____________________
(1) Mr. Qin is the sole shareholder of Yu Ji Investment Ltd., which owns 190,170 shares of the CCC common stock.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock:

●	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;
●	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
●	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
●	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or pari passu, each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy.

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

As of the date of this prospectus there were 9,000,000 shares of our common stock issued and outstanding.

Preferred Stock

Out of the 10,000,000 shares of preferred stock authorized, we designated 1,000,000 shares as Series A Convertible Preferred Stock (the “Series A Stock”) and 5,000,000 as Series B Convertible Preferred Stock (the “Series B Stock”).

The Series A Stock shall rank (i) prior to the common stock and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Stock, and (ii) junior to any class or series of equity securities which by its terms shall rank senior to the Series A Stock.  The Series A Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

We have 645 shares of the Series A Stock outstanding as of the date of this prospectus.  Each share of the Series A Stock outstanding on the day on which the Company consummates this offering will, automatically and without any action on the part of the holder thereof, convert into issued and outstanding shares of our common stock beneficially owned by Regeneration, the initial shareholder of CCC, who received our shares on December 19, 2011. The number of shares of common stock to be issued upon conversion will be based on a per share conversion price equal to 50% of the public offering price, which shall be equal to an aggregate of 1,290 shares of common stock.

    The Series B Stock shall rank (i) prior to the common stock and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series B Stock and (ii) junior to any class or series of equity securities which by its terms shall rank senior to the Series B Stock.  The Series B Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

We have 1,280 shares of the Series B Stock outstanding as of the date of this prospectus.  Each share of the Series B Stock outstanding on the day on which the Company consummates this offering will, automatically and without any action on the part of the holder thereof convert into issued and outstanding shares of our common stock beneficially owned by Regeneration.  The number of shares of common stock to be issued upon conversion will be based on a per share conversion price equal to 25% of the public offering price, which shall be equal to an aggregate of 5,120 shares of common stock.

The holders of Series A Stock and Series B Stock will receive an aggregate of $642,500 worth of shares of common stock at the respective per share conversion prices, upon closing of this offering.

Options, Warrants and Rights

There are no outstanding options, warrants, or similar rights to purchase any of our securities.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC. Their telephone number is (212) 828-8436. The transfer agent is responsible for all record-keeping and administrative functions in connection with our issued and outstanding common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established public trading market for our common stock.  We cannot assure you that a liquid trading market for our common stock will develop on the NASDAQ or be sustained after this offering.  Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.  Further, since a large number of shares of our common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and assuming the issuance of 2,700,000 shares of common stock offered hereby, but no exercise of the over-allotment option, we will have an aggregate of 11,700,000 shares of common stock outstanding.   The 2,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below.

As of the date of this prospectus, 9,000,000 shares of common stock held by existing stockholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144.  [___] of our currently outstanding shares of common stock will be subject to “lock-up” agreements described below on the effective date of this offering.  On the effective date of this offering, there will be _______ shares outstanding that are not subject to lock-up agreements and eligible for sale pursuant to Rule 144 after 90 days.  Upon expiration of the lock-up period of 1 year after the date of this prospectus, [_____] outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144.

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	2,700,000	Freely tradable shares sold in the offering.

90 Days	[_____]	shares saleable under Rule 144 and Rule 701.

Rule 144

In general, under Rule 144, beginning ninety days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations.  Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

●	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and
●	the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Beginning ninety days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 1,170,000 shares immediately after this offering; or
●	the average weekly trading volume in our common stock on the listing exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

Lock-up Agreements

We, each of our officers and directors and all of our existing shareholders have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of, or enter into any swap or other transaction that is designed to, or could be expected to, result in the disposition of any of our common stock or other securities convertible into or exchangeable or exercisable for our common stock or derivatives of our common stock (whether any such swap or transaction is to be settled by delivery of securities, in cash, or otherwise), owned by these persons prior to this offering or acquired in this offering or common stock issuable upon exercise of options or warrants held by these persons until after one year following the date of this prospectus without the prior written consent of the underwriters. This consent may be given at any time without public notice.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for which Burnham Securities, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Burnham Securities, Inc.

Total:	2,700,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are only required to take or pay for the shares covered by the underwriters’ over-allotment option as described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

 We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 270,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 270,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

Regeneration and Cawston Enterprises Ltd. (“Cawston”), an advisor to us, have agreed to pay, on our behalf, the fees and expenses (excluding non-accountable expenses) we incur in connection with this offering which we estimate to be approximately US$ 650,000, excluding underwriting discounts and commissions.  Regeneration and Cawston will be reimbursed of such fees and expenses upon consummation of this offering.

We have agreed to issue to the underwriters warrants to acquire such number of shares of our common stock that shall be equal to 7% of the shares sold in this offering.  The warrant will be exercisable at any time during the five years commencing the date of consummation of this offering and will contain customary anti-dilution provisions, rights of co-sale or registration and cashless exercise provisions.  We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities if indemnification is not available.

We, each of our officers and directors and all of our existing shareholders have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of, or enter into any swap or other transaction that is designed to, or could be expected to, result in the disposition of any of our common stock or other securities convertible into or exchangeable or exercisable for our common stock or derivatives of our common stock (whether any such swap or transaction is to be settled by delivery of securities, in cash, or otherwise), owned by these persons prior to this offering or acquired in this offering or common stock issuable upon exercise of options or warrants held by these persons until after 1 year following the date of this prospectus without the prior written consent of the underwriters. This consent may be given at any time without public notice.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have applied to have our common stock quoted on NASDAQ under the trading symbol “CCCR”.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market in accordance with Regulation M under the Exchange Act. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of common stock than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing common stock in the open market. In determining the source of common stock to close out the covered short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase common stock through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the common stock in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased common stock sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. In addition, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock, that any of the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

A prospectus in electronic format may be made available on Internet websites maintained by one or more of the underwriters of this offering. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop, or that after the offering the shares will trade in the public market at or above the initial public offering price.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us and the underwriters. Among the primary factors that will be considered in determining the public offering price are:

(a)	prevailing market conditions;

(b)	our financial condition and results of operations in recent periods;

(c)	the present stage of our development;

(d)	the market capitalizations and stages of development of other companies that we and the underwriters believe to be comparable to our business; and

(e)	the history of, and the prospects for, our Company and the industry in which we compete.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

(c) in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

 Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

EXPERTS

The audited financial statements for fiscal year ended December 31, 2012 and the unaudited financial statements for the quarter ended March 31, 2013 included in this prospectus and the registration statement were audited and reviewed, respectively, by Marcum Bernstein & Pinchuk LLP, located at 7 Penn Plaza Suite 830, New York, NY 10001, an independent registered public accounting firm, to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP, with the address at 150 East 42nd Street, New York, NY 10017, in its capacity as counsel for the Company.  Certain legal matters in connection with this offering will be passed upon for the underwriter by  Blank Rome LLP, with the address at One Logan Square, 130 N 18th Street, Philadelphia, PA 19103 - 6998.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ENFORCEMENT OF JUDGMENTS

Our operation and principle assets are located in PRC, and majority of our officers and directors are non-residents of the United States. Therefore, it may be difficult to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered against us or our officers and/or directors. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely within the United States.

Dacheng Law Firm, our counsels as to PRC law, have advised us there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of United States courts obtained against our officers or directors or the experts named in this prospectus based on the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the PRC against our officers or directors or the experts named in this prospectus based on the securities laws of the United States or any state in the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website at www.chinacommercialcredit.com as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
China Commercial Credit, Inc.

We have audited the accompanying consolidated balance sheets of China Commercial Credit, Inc. and its subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Commercial Credit, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, New York
April 22, 2013

CHINA COMMERCIAL CREDIT, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS
Cash	$1,588,061	$3,549,644
Restricted cash	11,595,489	12,443,735
Loans receivable, net of allowance for loan losses $857,813 and $766,673 for December 31, 2012 and 2011, respectively	84,923,480	76,022,989
Due from a related party	-	235,905
Interest receivable	905,454	666,918
Tax receivable, net	-	559,277
Property and equipment, net	302,626	50,161
Other assets	689,709	1,027,800
Total Assets	$100,004,819	$94,556,429

LIABILITIES AND SHAREHOLDERS’EQUITY
LIABILITIES
Short-term bank loans	$20,606,791	$23,590,469
Deposits payable	9,428,061	9,113,229
Unearned income from financial guarantee services	773,402	955,047
Accrual for financial guarantee services	880,725	887,426
Tax payable, net	20,449	-
Other current liabilities	742,745	620,029
Deferred tax liability	303,567	264,040
Total Liabilities	$32,755,740	$35,430,240

Shareholders' Equity
Series A Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, 645 shares issued and outstanding at December 31, 2012	$241,875	$-
Series B Preferred Stock, par value $0.001 per share, 5,000,000 shares authorized, 1,280 shares issued and outstanding at December 31, 2012	240,000	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized at December 31, 2012 and 2011, 11,520,737 shares and 11,520,737 shares issued and outstanding at December 31, 2012 and 2011, respectively	11,521	1,152
Subscription receivable	(11,062)	-
Additional paid-in capital	43,763,003	44,062,711
Statutory reserve	4,232,164	2,967,237
Retained earnings	14,558,205	8,353,217
Accumulated other comprehensive income	4,213,373	3,741,872
Total Shareholders’ Equity	67,249,079	59,126,189
Total Liabilities and Shareholders’ Equity	$100,004,819	$94,556,429

See notes to the consolidated financial statements.

CHINA COMMERCIAL CREDIT, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended
	December 31, 2012	December 31, 2011
Interest income
Interest and fees on loans	$12,003,158	$10,854,752
Interest and fees on loans-related party	13,119	72,830
Interest on deposits with banks	272,782	248,262
Total interest and fee income	12,289,059	11,175,844

Interest expense
Interest expense on short-term bank loans	(1,298,081)	(1,237,312)
Interest expense on short-term borrowings-related party	-	(346,921)
Net interest income	10,990,978	9,591,611

Provision for loan losses	(85,035)	(42,994)
Net interest income after provision for loan losses	10,905,943	9,548,617

Commissions and fees on financial guarantee services	1,667,067	1,441,942
Commissions and fees on financial guarantee services – related party	-	10,297
Under/(over) provision on financial guarantee services	13,714	(137,871)
Commission and fees on guarantee services, net	1,680,781	1,314,368

NET REVENUE	12,586,724	10,862,985

Non-interest income
Government incentive	188,146	623,345
Other non-interest income	135,831	102,487
Total non-interest income	323,977	725,832

Non-interest expense
Salaries and employee surcharge	(1,052,199)	(838,572)
Rental expenses	(254,921)	(248,911)
Business taxes and surcharge	(472,216)	(528,286)
Other operating expense	(1,111,930)	(480,587)

Total non-interest expense	(2,891,266)	(2,096,356)

INCOME BEFORE PROVISION FOR INCOME TAXES	10,019,435	9,492,461
Provision for income taxes	(1,706,966)	(1,190,556)

Net Income	8,312,469	8,301,905
Other comprehensive income
Foreign currency translation adjustment	471,501	2,163,403
COMPREHENSIVE INCOME	$8,783,970	$10,465,308

See notes to the consolidated financial statements.

CHINA COMMERCIAL CREDIT, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Preferred A		Preferred B		Common Stock				Subscription	Statutory	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	APIC		receivable	reserve	earnings	AOCI	Total
Balance as of December 31, 2010	-	$-	-	$-	-	$-	$44,063,863		$-	$1,721,952	$5,661,248	$1,578,469	$53,025,532
Shares to founder shareholder	-	-	-	-	691,244	691	(691)		-	-	-	-	-
Shares to an advisor	-	-	-	-	460,830	461	(461)		-	-	-	-	-
Net income for the year	-	-	-	-	-	-	-		-	-	8,301,905	-	8,301,905
Transfer to statutory reserves	-	-	-	-	-	-	-		-	1,245,285	(1,245,285)	-	-
Dividends to owners	-	-	-	-	-	-	-		-	-	(4,364,651)	-	(4,364,651)
Foreign currency translation gain	-	-	-	-	-	-	-		-	-	-	2,163,403	2,163,403
Balance as of December 31, 2011	-	$-	-	$-	1,152,074	$1,152	$44,062,711		$-	$2,967,237	$8,353,217	$3,741,872	$59,126,189
Preferred A shares issued for cash	645	241,875	-	-	-	-	-		-	-	-	-	241,875
Preferred B shares issued for cash	-	-	1,280	240,000	-	-	-		(10,000)	-	-	-	230,000
Preferred shares issuance costs	-	-	-	-	-	-	-		-	-	-	-	-
Shares to other individual shareholders	-	-	-	-	1,061,290	1,062	-		(1,062)	-	-	-	-
Shares exchange with 16 BVIs for reverse acquisition	-	-	-	-	9,307,373	9,307	(9,307)		-	-	-	-	-
Cash payment in reverse acquisition	-	-	-	-	-	-	(245,401	)-	-	-		-	(245,401)
Common shares issuance costs							(45,000)						(45,000)
Net income for the year	-	-	-	-	-	-	-		-	-	8,312,469	-	8,312,469
Transfer to statutory reserves	-	-	-	-	-	-	-		-	1,264,927	(1,264,927)	-	-
Dividends to owners	-	-	-	-	-	-	-		-	-	(842,554)	-	(842,554)
Foreign currency translation gain	-	-	-	-	-	-	-		-	-	-	471,501	471,501
Balance as of December 31, 2012	645	$241,875	1,280	$240,000	11,520,737	$11,521	$43,763,003		$(11,062)	$4,232,164	$14,558,205	$4,213,373	$67,249,079

See notes to the consolidated financial statements.

CHINA COMMERCIAL CREDIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2012	December 31, 2011
Cash flows from operating activities:
Net income	$8,312,469	$8,301,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,323	47,586
Provision for loan losses	85,035	42,994
(Under)/over provision on financial guarantee services	(13,714)	137,871
Deferred tax expense	37,420	77,918
		-
Changes in operating assets and liabilities:
Interest receivable	(233,150)	67,914
Tax receivable, net	583,872	(49,556)
Other assets	(420,261)	(170,178)
Unearned income from guarantee services	(189,107)	220,274
Other current liabilities	67,051	347,907
Net cash provided by operating activities	8,295,938	9,024,635

Cash flows from investing activities:
Originated loans disbursement to third parties	(211,973,357)	(178,770,885)
Loans collection from third parties	203,593,105	173,422,870
Originated loans disbursement to related parties	-	(232,055)
Loans collection from related parties	237,564	928,217
Payment of loans on behalf of guarantees	-	(981,974)
Collection from guarantees for loan paid on behalf	526,653	137,625
Deposit released from banks for financial guarantee services	5,080,706	4,433,290
Deposit paid to banks for financial guarantee services	(3,652,041)	(3,836,807)
Release of security deposit on financial guarantee to relate party	-	(122,326)
Purchases of property and equipment	(305,032)	(673)
Net cash used in investing activities	(6,492,402)	(5,022,718)

Cash flows from financing activities:
Issuance of Series A Preferred stocks	322,500	-
Issuance of Series B Preferred stocks	310,000	-
Issuance costs of Series A and Series B Preferred stocks	(123,529)	-
Common stock issuance cost	(45,000)	-
Cash payment in reverse acquisition	(245,401)	-
Short-term bank borrowings	23,812,727	41,448,912
Short-term borrowings from related parties	-	7,609,633
Repayment of short-term bank borrowings	(26,927,528)	(38,151,697)
Due from a related party	-	(7,882,954)
Payments of dividends	(842,554)	(4,364,650)
Net cash used in financing activities	(3,738,785)	(1,340,756)

Effect of exchange rate fluctuation on cash and cash equivalents	(26,334)	229,332

Net (decrease)/ increase in cash and cash equivalents	(1,961,583)	2,890,493
Cash and cash equivalents at beginning of year	3,549,644	659,151
Cash and cash equivalents at end of year	$1,588,061	$3,549,644

Supplemental disclosure cash flow information
Cash paid for interest	$1,309,047	$1,568,024
Cash paid for income tax	$1,091,816	$2,119,439

Supplemental disclosure for noncash financing activities:
Par value $0.001 per share, 691,244 shares issued to founder shareholder	$-	$691
Par value $0.001 per share, 460,830 shares issued to an advisor	$-	$461

See notes to the consolidated financial statements.

CHINA COMMERCIAL CREDIT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES

China Commercial Credit, Inc. (“CCC” or “the Company”) is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011.

Wujiang Luxiang Rural Microcredit Co., Ltd (“Wujiang Luxiang”) is a company established under the laws of the PRC on October 21, 2008 and its shareholders consisted of 12 companies established under the laws of the People Republic of China (“PRC”) and 1 PRC individual, Mr. Qin Huichun, the CEO. The Company is a microcredit company primarily engaged in providing direct loans and financial guarantee services small-to-medium sized businesses (“SMEs”), farmers and individuals in Wujiang City, Jiangsu Province, PRC.

To comply with PRC laws and regulations that restrict foreign owned enterprises from holding the licenses that are necessary for the operation of direct loan business and financial guarantee services, the Company entered into the following transactions:

As of August 7, 2012, CCC entered into certain share exchange agreements with 16 PRC individuals, each of whom is the sole shareholder of a British Virgin Island company (collectively “16 BVI entities”) and the 16 BVI entities. These 16 PRC individuals represent the ultimate owners of the Wujiang Shareholders.

Upon completion of the share exchange, the 16 PRC individuals, through their respective BVI entities, acquired 9,307,373 (7,270,920 post split)  shares of common stock of CCC in exchange for their agreement to cause the Wujiang Shareholders to enter into the VIE Agreements. As a result of the share exchange, the 16 BVI entities became CCC stockholders, who collectively own approximately 90% of CCC’s total issued and outstanding shares of common stock.

Since neither CCC nor the 16 BVI entities have any operation and only a minor amount of net assets, the share exchange shall be considered as capital transaction in substance, rather than business combination.

The share exchange is recorded as a “reverse recapitalization” equivalent to the issuance of stock to the 16 BVI entities for the net monetary assets of CCC. The accounting for the transaction is identical to a reverse acquisition, except that no goodwill is recorded.

We looked through the 16 BVI entities and treated the share exchange as a reverse merger between CCC and Wujiang Luxiang for accounting purposes, even though the shares exchange is between CCC and the 16 BVI entities, because of the following reasons: (i) neither CCC nor the 16 BVI entities has any operation and only a minor amount of net assets; (ii) the 16 PRC individual, who are the former owners of the 16 BVI entities, are the ultimate owners of Wujiang Luxiang, and (iii) the sole purpose of the share exchange is to issue approximately 90%  of pre-offering CCC shares to the ultimate owners of Wujiang Shareholders.

VIE AGREEMENTS

Subsequent to the share exchange, on September 26, 2012, CCC ( which is 90% owned by the 16 PRC individuals), through its indirectly wholly owned subsidiary, Wujiang Luxiang Information Technolody Consulting Co., Ltd. (“WFOE”),  entered into a series of VIE Agreements with Wujiang Luxiang. The purpose of the VIE Agreements is solely to give WFOE the exclusive control over Wujiang Luxiang’s management and operations.

The significant terms of the VIE Agreements are summarized below:

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Wujiang Luxiang and WFOE, WFOE provides Wujiang Luxiang with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information.  Additionally, Wujiang Luxiang grants an irrevocable and exclusive option to WFOE to purchase from Wujiang Luxiang, any or all of its assets, to the extent permitted under the PRC laws.  WFOE shall own all intellectual property rights that are developed during the course of the agreement.  For services rendered to Wujiang Luxiang by WFOE under the Agreement, the service fee Wujiang Luxiang is obligated to pay shall be calculated based on the time of services rendered multiplied by the corresponding rate, which is approximately equal to the net income of Wujiang Luxiang.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years until it is terminated by WFOE with 30-day prior notice. Wujiang Luxiang does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between the shareholders of Wujiang Luxiang and WFOE, the various shareholders of Wujiang Luxiang pledged all of their equity interests in Wujiang Luxiang to WFOE to guarantee the performance of Wujiang Luxiang’s obligations under the Business Cooperation Agreement.  Under the terms of the Agreement, in the event that Wujiang Luxiang or its shareholders breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests.  The shareholders of Wujiang Luxiang also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws.  The shareholders of Wujiang Luxiang further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the shareholders of Wujiang Luxiang irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, all of the equity interests in Wujiang Luxiang.  The option price is equal to the capital paid in by the Wujiang Shareholders.  The agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Power of Attorney

Under the Power of Attorney, the shareholders of Wujiang Luxiang authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to:  (a) attending shareholders' meetings; (b) exercising all the shareholder's rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Wujiang Luxiang.

Timely Reporting Agreement

To ensure Wujiang Luxiang promptly provides all of the information that WFOE and the Company need to file various reports with the SEC, a Timely Reporting Agreement was entered between Wujiang Luxiang and the Company.

Under the Timely Reporting Agreement, Wujiang Luxiang agrees that it is obligated to make its officers and directors available to the Company and promptly provide all information required by the Company so that the Company can file all necessary SEC and other regulatory reports as required.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation and principle of consolidation

The accompanying consolidated financial statements of China Commercial Credit Inc., and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

All significant inter-company accounts and transactions have been eliminated in consolidation.

(b)	Operating Segments

ASC 280, Segment Reporting requires companies to report financial and descriptive information about their reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets. The Company has no reportable segments. All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, lending is dependent upon the ability of the Company to fund itself with registered capital and other borrowings and manage interest rate and credit risk.

The Company’s operating entity operates only in the PRC domestic market, primarily in Wujiang City, Jiangsu Province. For the years ended December 31, 2012 and 2011, there was no one customer that accounted for more than 10% of the Company's revenue.

(c)	Cash

Cash consist of  bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use The Company maintains accounts at banks and has not experienced any losses from such concentrations.

(d)	Restricted Cash

Restricted cash represents cash pledged with banks as guarantor deposit for the guarantee business customers. The banks providing loans to the Company’s guarantee service customers generally require the Company, as the guarantor of the loans, to pledge a cash deposit of 10% to 20% of the guaranteed amount to an escrow account and is restricted from use.  The deposits are released after the guaranteed bank loans are paid off and the Company’s guarantee obligation expires which is usually within 12 months.

(e)	Loans receivable, net

Loans receivable primarily represent loan amount due from customers. The management has the intent and ability to hold for the foreseeable future or until maturity or payoff. Loans receivable are recorded at unpaid principal balances, net of unearned income and allowance that reflects the Company’s best estimate of the amounts that will not be collected. Loan origination and commitment fees and certain direct loan origination costs collected from customers are directly recorded in current year interests and fees on loans. The loans receivable portfolio consists of corporate loans and personal loans. (Note 5). The Company does not charge loan origination and commitment fees.

(f)	Allowance for loan losses

The allowance for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). The allowance for loan losses is maintained at a level believed to be reasonable by management to absorb probable losses inherent in the portfolio as of each balance sheet date.  The allowance is based on factors such as the size and current risk characteristics of the portfolio, an assessment of individual problem loans and actual loss, delinquency, and/or risk rating experience within the portfolio. (Note 6)  The Company evaluates its allowance for loan losses on a quarterly basis or more often as deemed necessary.

(g)	Interest receivable

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days. Additionally, any previously accrued but uncollected interest is reversed. Subsequent recognition of income occurs only to the extent payment is received, subject to management’s assessment of the collectability of the remaining interest and principal. Loans are generally restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt and past due interest is recognized at that time.

The interest reversed due to the above reason was $121,837 and $9,358 as of December 31, 2012 and 2011, respectively.

(h)	Property and Equipment

The property and equipment are stated at cost less accumulated depreciation. The depreciation is computed on a straight-line method over the estimated useful lives of the assets with 5% salvage value. Estimated useful lives of property and equipment are stated in Note 9.

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

(i)	Impairment for Long-lived Assets

The Company applies the provisions of ASC No. 360 Sub topic 10, "Impairment or Disposal of Long-Lived Assets"(ASC 360-10) issued by the Financial Accounting Standards Board ("FASB"). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the years ended December 31, 2012 and 2011.

(j)	Fair Values of Financial Instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  Topic 825 excludes certain financial instruments and all non-financial assets and liabilities from its disclosure requirements.  Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(j)	Fair Values of Financial Instruments (continued)

The methods and assumptions used by the Company in estimating the fair value of its financial instruments at December 31, 2012 and 2011 were as follows:

a.
Cash, Restricted Cash, Accrued Interest Receivable, Other Receivables, Short-term Bank Loans, Accounts Payable and Accrued Expenses – The carrying values reported in the balance sheets are a reasonable estimate of fair value.

(k)	Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company prepared using RMB, are translated into the Company’s reporting currency, United States Dollars (“U.S. dollars”), at the exchange rates quoted by www.oanda.com. Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

	December 31, 2012	December 31, 2011
Balance sheet items, except for equity accounts	6.3086	6.3585

	For the years ended December 31,
	2012	2011
Items in the statements of operations and comprehensive income, and statements cash flows	6.3116	6.4640

(l)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the financial statements include: (i) the allowance for doubtful debts; (ii) estimates of losses on unexpired loan contracts and guarantee service contracts (ii) accrual of estimated liabilities; and (iii) contingencies and litigation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(m)	Revenue recognition

Revenue is recognized when there are probable economic benefits to the Company and when the revenue can be measured reliably, on the following:

●
Interest income on loans. Interest on loan receivables is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge prepayment penalty from customers.

●
Commission on guarantee service. The Company receives the commissions from guarantee services in full at inception and records as unearned income before amortizing it throughout the period of guarantee.

●
Non-interest income. Non-interest income mainly includes government incentive and rental income from the sub-leasing of certain of the Company’s leased office space to third parties. Government incentive is provided by Jiangsu Provincial government on a yearly basis to promote the development of micro credit agencies in Jiangsu Province.

(n)	Financial guarantee service contract

Financial guarantee contracts provides guarantee which protects the holder of a debt obligation against non-payment when due. Pursuant to such guarantee, the Company makes payments if the obligor responsible for making payments fails to do so when scheduled.

The contract amounts reflect the extent of involvement the Company has in the guarantee transaction and also represents the Company’s maximum exposure to credit loss.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Financial instruments whose contract amounts represent credit risk are as follows:

	December 31, 2012	December 31, 2011
Guarantee	$86,360,524	$88,742,628

A provision for possible loss to be absorbed by the Company for the financial guarantee it provides is recorded as an accrued liability when the guarantees are made and recorded as “Accrual for financial guarantee services” on the consolidated balance sheet. This liability represents probable losses and is increased or decreased by accruing a “Under/(over) provision on financial guarantee services” against the income of commissions and fees on guarantee services.

This is done throughout the life of the guarantee, as necessary when additional relevant information becomes available. The methodology used to estimate the liability for possible guarantee loss considers the guarantee contract amount and a variety of factors, which include, depending on the counterparty, latest financial position and performance of the customers, actual defaults, estimated future defaults, historical loss experience, estimated value of collaterals or guarantees the costumers or third parties offered, and other economic conditions such as the economy trend of the area and the country. The estimates are based upon currently available information.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(n)	Financial guarantee service contract (continued)

Based on the past history, the Company estimates the probable loss to be 1% of contract amount and made a provision for possible credit risk of its guarantee in the amount of $880,725 and $887,426 as of December 31, 2012 and 2011, respectively. The Company reviews the provision on a quarterly basis.

No write-offs or recoveries against allowance have occurred during these years.

(o)	Non-interest expenses

Non-interest expenses primarily consist of salary and benefits for employees, traveling cost, entertainment expenses, depreciation of equipment, office rental expenses, professional service fee, office supply, etc.

(p)	Income Tax

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

(q)	Comprehensive income

Comprehensive income includes net income and foreign currency adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

Accumulated other comprehensive income, as presented on the balance sheets are the cumulative foreign currency translation adjustments.

(r)	Operating Leases

The Company leases its principal office under a lease agreement that qualifies as an operating lease. The Company records the rental under the lease agreement in the operating expense when incurred.

(s)	Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(t)	Recently issued accounting standards

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment." This ASU simplifies how entities test indefinite-lived intangible assets for impairment which improve consistency in impairment testing requirements among long-lived asset categories. These amended standards permit an assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, these amended standards eliminate the requirement to perform quantitative impairment testing as outlined in the previously issued standards. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, and early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s  combined financial position and results of operations.

On February 5, 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This guidance is the culmination of the board’s redeliberation on reporting reclassification adjustments from accumulated other comprehensive income. The standard is effective prospectively for public entities for annual and interim reporting periods beginning after December 15, 2012. Non-public companies may adopt the standard one year later. Early adoption is permitted. Management does not expect this accounting standard update to have a material impact on the Company’s financial position, operations, or cash flows.

3.	VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS

On September 26, 2012, the Company, through its wholly owned subsidiary, WFOE, entered into a series of contractual arrangements, also known as “VIE Agreements” with Wujiang Luxiang.

The significant terms of the VIE Agreements are summarized in NOTE 1.

VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. WFOE is deemed to have a controlling financial interest and be the primary beneficiary of the entities mentioned in Note 1 above, because it has both of the following characteristics:

1. power to direct activities of a VIE that most significantly impact the entity’s economic performance, and

2. obligation to absorb losses of the entity that could potentially be significant to the VIE or right to receive benefits from the entity that could potentially be significant to the VIE.

In addition, as all of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event the Company is unable to enforce these contractual arrangements, it may not be able to exert effective control over the Wujiang Luxiang, and its ability to conduct its business may be materially and adversely affected.

All of the Company’s operations are conducted through Wujiang Luxiang. Current regulations in China permit Wujiang Luxiang to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of Wujiang Luxing to make dividends and other payments to us may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations.

The following financial statement amounts and balances of the VIEs were included in the accompanying consolidated financial statements as of and for the year ended December 31:

	December 31, 2012	December 31, 2011
Total assets	$99,886,176	$94,556,429
Total liabilities	$32,698,195	$35,430,240

	December 31, 2012	December 31, 2011
Revenues	$13,956,126	$12,628,083
Net income	$8,432,845	$8,301,905

All of the Company’s current revenue is generated in PRC currency Renminbi (“RMB”). Any future restrictions on currency exchanges may limit our ability to use net revenues generated in Renminbi to make dividends or other payments in U.S. dollars or fund possible business activities outside China.

Foreign currency exchange regulation in China is primarily governed by the following rules:

●	Foreign Exchange Administration Rules (1996), as amended in August 2008, or the Exchange Rules;
●	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Administration Rules, RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made. Foreign-invested enterprises like ours that need foreign exchange for the distribution of profits to their shareholders may affect payment from their foreign exchange accounts or purchase and pay foreign exchange rates at the designated foreign exchange banks to their foreign shareholders by producing board resolutions for such profit distribution. Based on their needs, foreign-invested enterprises are permitted to open foreign exchange settlement accounts for current account receipts and payments of foreign exchange along with specialized accounts for capital account receipts and payments of foreign exchange at certain designated foreign exchange banks.

4.	RISKS

(a)	Credit risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in lending activities and financial guarantee activities which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. The Company manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the Company requires collateral in the form of rights to cash, securities or property and equipment.

The Company identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

1.1 Lending activities

In measuring the credit risk of lending loans to corporate customers, the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development. For individual customers, the Company uses standard approval procedures to manage credit risk for personal loans.

The Company measures and manages the credit quality of loans to corporate and personal customers based on the “Guideline for Loan Credit Risk Classification” (the “Guideline”) issued by the China Banking Regulatory Commission, which requires commercial banks and micro-credit institutions to classify their corporate and personal loans into five categories: (1) pass, (2) special-mention, (3) substandard, (4) doubtful and (5) loss, among which loans classified in the substandard, doubtful and loss categories are regarded as non-performing loans. The Guideline also determines the percentage of each category of non-performing loans as allowances, which are 2% on special-mention loan, 25% on substandard loans, 50% on doubtful loans and 100% on loss loans.

The five categories are defined as follows:

(1)	Pass: loans for which borrowers can honor the terms of the contracts, and there is no reason to doubt their ability to repay principal and interest of loans in full and on a timely basis.

(2)	Special-mention: loans for which borrowers are still able to service the loans currently, although the repayment of loans might be adversely affected by some factors.

(3)
Substandard: loans for which borrowers’ ability to service loans is apparently in question and borrowers cannot depend on their normal business revenues to pay back the principal and interest of loans. Certain losses might be incurred by the Company even when guarantees are executed.

(4)	Doubtful: loans for which borrowers cannot pay back principal and interest of loans in full and significant losses will be incurred by the Company even when guarantees are executed.

(5)	Loss: principal and interest of loans cannot be recovered or only a small portion can be recovered after taking all possible measures and resorting to necessary legal procedures.

Five-category loan classifications are re-examined on a quarterly basis. Adjustments are made to these classifications as necessary according to customers’ operational and financial position.

The Guideline stipulates that the micro-credit companies, which are limited to provide short-term loans and financial guarantee services to only small to medium size businesses, should choose a reasonable methodology to provide allowance for the probable loss from the credit risk, and the allowance should not be less than the allowance amount derived from the five-category analysis. The Company continuously performs the analysis and believes that the allowance amount it provided is consistently more than the allowance amount derived from the five-category analysis.

1.2 Guarantee activities

The off-balance sheet commitments arising from guarantee activities carry similar credit risk to loans and the Company takes a similar approach on risk management.

Off-balance sheet commitments with credit exposures are also assessed and categorized with reference to the Guideline.

(b)	Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

(c)	Foreign currency risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of

China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the People's Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers' invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

5.	RESTRICTED CASH

“Restricted cash” on the consolidated balance sheets, amounting to $11.6 million and $12.4 million as of December 31, 2012 and 2011, respectively, represents cash pledged with banks as guarantor deposit for the guarantee business customers. The banks providing loans to the Company’s guarantee service customers generally require the Company, as the guarantor of the loans, to pledge a cash deposit usually in the range of 10% to 20% of the guaranteed amount. The deposits are released after the guaranteed bank loans are paid off and the Company’s guarantee obligation expires which is usually within 12 months.

At the same time, the Company requires the financial guarantee customers to make a deposit to the Company of the same amount with the deposit the Company pledged to the banks for their loans. The Company recorded the deposit received as “deposit payable” on the consolidated balance sheet. The deposit is returned to the customer after the customer repays the bank loan and the Company’s guarantee obligation expires. The balance in the restricted cash is larger than the deposit payable because in some cases the Company is required by third party bank to pledge in excess of deposits received from customers.

6.	RESTRICTED CASH

The loan interest rate ranging between 9.6%~ 21.6% and 10.1% ~ 21.6% for years ended December 31, 2012 and 2011, respectively.

6.1 Loans receivable consist of the following:

	December 31, 2012	December 31, 2011
Business loans	$63,847,080	$66,509,102
Personal loans	21,934,213	10,280,560
Total Loans receivable	85,781,293	76,789,662
Allowance for impairment losses
Collectively assessed	(857,813)	(766,673)
Individually assessed	-	-
Allowance for loan losses	(857,813)	(766,673)
Loans receivable, net	$84,923,480	$76,022,989

The Company originates loans to customers located primarily in Wujiang City, Jiangsu Province. This geographic concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

All loans are short-term loans that the Company made to either corporate or individual customers. As of December 31, 2012 and 2011, the Company had 109 and 98 business loan customers, and 139 and 122 personal loan customers, respectively. Most loans are either guaranteed by third party whose financial strength is assessed by the Company to be sufficient or secured by collateral. Allowance on loan losses are estimated on quarterly basis in accordance with “The Guidance on Provision for Loan Losses” published by People’s Bank of China. (Note 6). The provision amount of $85,035 and $42,994 were charged to the consolidated statement of income and comprehensive income for the years ended December 31, 2012 and 2011, respectively. No write-offs against allowances have occurred for these periods.

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

The following table presents nonaccrual loans by classes of loan portfolio as of December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
Business loans	$1,363,998	$-
Personal loans	339,881	123,290
	$1,703,879	$123,290

The following table represents the aging of past due loans as of December 31, 2012 by type of loan:

	1-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans
Business loans	$1,344,320	$1,363,998	$2,708,318	$61,138,762	$63,847,080
Personal loans	-	339,881	339,881	21,594,332	21,934,213
Total	$1,344,320	$1,703,879	$3,048,199	$82,733,094	$85,781,293

The following table represents the aging of in past due loans as of December 31, 2011 by type of loan:

	1-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans
Business loans	$-	$-	$-	$66,509,102	$66,509,102
Personal loans	141,543	123,290	264,833	10,015,727	10,280,560
Total	$141,543	$123,290	$264,833	$76,524,829	$76,789,662

6.2 Analysis of loans by credit quality indicator

The following table summarizes the Company’s loan portfolio by credit quality indicator as of December 31, 2012 and 2011, respectively:

Five Categories	December 31, 2012		December 31, 2011%
Pass	$82,733,094	96.4%	$76,524,829	99.6%
Special mention	1,344,320	1.6%	141,543	0.2%
Substandard	117,826	0.1%	39,317	0.1%
Doubtful	1,586,053	1.9%	83,973	0.1%
Loss	-	0.0%	-	0.0%
Total	$85,781,293	100%	$76,789,662	100%

6.3 Analysis of loans by collateral

The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2012:

	December 31, 2012		Total
	Personal Loans	Business Loans
Collateral backed loans	$39,628	$713,312	$752,940
Pledged assets backed loans	4,482,281	4,374,980	8,857,261
Guarantee backed loans	17,412,304	58,758,788	76,171,092
Total	$21,934,213	$63,847,080	$85,781,293

The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2011:

	December 31, 2011		Total
	Personal Loans	Business Loans
Collateral backed loans	$-	$786,349	$786,349
Pledged assets backed loans	5,434,458	6,215,302	11,649,760
Guarantee backed loans	4,846,102	59,507,451	64,353,553
Total	$10,280,560	$66,509,102	$76,789,662

Collateral Backed Loans

A collateral loan is a loan in which the borrower puts up an asset under their ownership, possession or control, as collateral for the loan. An asset usually is land use rights, inventory, equipment or buildings. The loan is secured against the collateral and we do not take physical possession of the collateral at the time the loan is made.  We will verify ownership of the collateral and then register the collateral with the appropriate government entities to complete the secured transaction.  In the event that the borrower defaults, we can then take possession of the collateral asset and sell it to recover the outstanding balance owed. If the sale proceed of the collateral asset is not sufficient to pay off the debt, we will file a lawsuit against the borrower and seek judgment for the remaining balance.

Pledged Asset Backed Loans

Pledged loans are loans with pledged assets. The pledged assets are usually certificates of deposit. Lenders take physical possession of the pledged assets at the time the loan is made and do not need to register them with government entities to secure the loan.  If the borrower defaults, we can sell the assets to recover the outstanding balance owed.

Both collateral loans and pledged loans are considered secured loans. The amount of a loan that lenders provide depends on the value of the collateral pledged.  Beginning 2011, the Company does not provide unsecured loans.

Guarantee Backed Loans

A guaranteed loan is a loan guaranteed by a third party who is usually a corporation or high net worth individual.  As of December 31, 2012, guaranteed loans make up 88.8 % of our direct loan portfolio.

7.	Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at portfolio-level since our loans portfolio is typically of smaller balance homogenous loans and is collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, we have grouped our loans into two portfolio segments: Corporate and Personal. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, value of collaterals and could include a qualitative component based on management judgment.

In estimating the probable loss of the loan portfolio, the Company also considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as appropriate, the Company also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

In addition, the Company also calculates the provision amount in accordance with PRC regulation “The Guidance for Loan Losses” (“The Provision Guidance”) issued by People’s Bank of China (“PBOC”) and is applied to all financial institutes as below:

1.
General Reserve - is based on total loan receivable balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total loan receivable balance.

2.
Specific Reserve - is based on the level of loss of each loan after categorizing the loan according to their risk.  According to the so-called “Five-Tier Principle” set forth in the Provision Guidance, the loans are categorized as “pass”, “special-mention”, “substandard”, “doubtful” or “loss”. Normally, the provision rate is 2% for “special-mention”, 25% for “substandard”, 50% for “doubtful” and 100% for “loss”.

3.
Special Reserve - is fund set aside covering losses due to risks related to a particular country, region, industry or type of loans. The reserve rate could be decided based on management estimate of loan collectability.

Due to the short term nature of the loans receivable and based on the Company’s past loan loss experience, the Company only includes General Reserve in the loan loss reserve.

To the extent the mandatory loan loss reserve rate as required by PBOC differs from management’s estimates, the management elects to use the higher rate.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The following table presents the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the nine months ended December 31, 2012:

	Business Loans	Personal Loans	Total
Allowance for loan losses for the year ended December 31, 2012:
Beginning balance	$663,867	$102,806	$766,673
Charge-offs	-	-	-
Recoveries	(25,396)	-	(25,396)
Provisions	-	116,536	116,536
Ending balance	$638,471	$219,342	$857,813
Ending balance:
individually evaluated for impairment	$-	$-	$-
Ending balance:
collectively evaluated for impairment	$638,471	$219,342	$857,813

The following table presents the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of December 31, 2011:

	Business Loans	Personal Loans	Total
Allowance for loan losses for the year ended December 31, 2011:
Beginning balance	$603,098	$93,223	$696,321
Charge-offs	-	-	-
Recoveries	-	-	-
Provisions	60,769	9,583	70,352
Ending balance	$663,867	$102,806	$766,673
Ending balance:
individually evaluated for impairment	$-	$-	$-
Ending balance:
collectively evaluated for impairment	$663,867	$102,806	$766,673

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company's internal risk rating system as of December 31, 2012:

	Pass	Special Mention	Substandard	Doubtful	Total

Corporate loans	61,138,762	1,344,320	79,257	1,284,741	63,847,080
Personal loans	21,594,332	-	38,569	301,312	21, 934,213
Total	82,733,094	1,344,320	117,826	1,586,053	85,781,293

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company's internal risk rating system as of December 31, 2011:

	Pass	Special Mention	Substandard	Doubtful	Total

Corporate loans	66,509,102	-	-	-	66,509,102
Personal loans	10,015,727	141,543	39,317	83,973	10,280,560
Total	76,524,829	141,543	39,317	83,973	76,789,662

8.	Loan Impairment

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. Currently, estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral which approximates to the carrying value due to the short term nature of the loans.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Even though the Company allows a one-time loan extension with period up to the original loan period, which is usually within twelve months that may represent a loan restructuring, but the Company does not grant a concession to debtors as the principal of the loan remain the same and interest rate is fixed at current interest rate at the time of extension. Therefore, there were no troubled debt restructurings during the years ended December 31, 2012 and 2011.

9.	OTHER ASSETS

Other assets as of December 31, 2012 and 2011 consisted of:

	December 31, 2012	December 31, 2011
Guarantee paid on behalf of customers	$-	$760,664
Prepaid interest to banks	320,068	193,442
Other prepaid expense	63,762	63,260
Other receivables	305,879	10,434
	$689,709	$1,027,800

Guarantee paid on behalf of customers represent payments made by the Company to third party banks on behalf of its guarantee customers who defaulted on their loan repayments.  The Company has recovered 100% of balances as of December 31, 2011 from the customers as of April 18, 2012. Prepaid interests represent prepaid borrowing costs for its short-term bank borrowings. The balance is amortized over the period of the bank borrowings which is within 12 months.

10.	PROPERTY AND EQUIPMENT

The Company’s property and equipment used to conduct day-to-day business are recorded at cost less accumulated depreciation. Depreciation expenses are calculated using straight-line method over the estimated useful life below:

Property and equipment consist of the following:

	Useful Life	December 31, 2012	December 31, 2011

Furniture and fixtures	5	$22,479	$22,302
Motor vehicles	44	236,617	78,260
Electronic equipment	33	120,454	82,127
Leasehold improvement	33	123,006	-
Less: accumulated depreciation		(199,930)	(132,528)
Property and equipment, net		$302,626	$50,161

Depreciation expense totaled $66,323 and $46,504 for the years ended December 31, 2012 and 2011, respectively.

11.	SHORT-TERM BANK LOANS

Bank Name	Interest rate	Term	December 31, 2012	December 31, 2011
Agricultural Bank Of China	Fixed annual rate of 6.89%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From October 31, 2011 to October 30, 2012	$-	$11,795,234
Agricultural Bank Of China	Fixed annual rate of 6.89%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From November 14, 2011 to November 13, 2012	$-	$11,795,235
Agricultural Bank Of China	Fixed annual rate of 5.82%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From September 18, 2012 to September 17,2013	$5,547,982	$-
Agricultural Bank Of China	Fixed annual rate of 5.87%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From November 8, 2012 to November 7, 2013	$6,340,551
Agricultural Bank Of China	Fixed annual rate of 6.00%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From November 22, 2012 to November 21, 2013	$5,547,982
Agricultural Bank Of China	Fixed annual rate of 6.04%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From December 13, 2012 to December 12, 2013	$3,170,276
			$20,606,791	$23,590,469

As of December 31, 2012 and 2011, the short-term bank loans have maturity terms within 1 year. Interest expense incurred on short-term loans for the years ended December 31, 2012 and 2011 was $1,298,081 and $1,237,312, respectively.

12.	DEPOSITS PAYABLE

Deposits payable are security deposit required from customers in order to obtain loans and guarantees from the Company. The deposits are refundable to the customers when the customers fulfill their obligations under loan and guarantee contracts. (See Note 4)

13.	UNEARNED INCOME FROM GUARANTEE SERVICES

The Company receives guarantee commissions in full at the inception and records unearned income before amortizing it throughout the guarantee service life. Unearned income from guarantee services were $773,402 and $955,047 as of December 31, 2012 and 2011, respectively.

14.	OTHER CURRENT LIABILITIES

Other current liabilities as of December 31, 2012 and 2011 consisted of:

	December 31, 2012	December 31, 2011

Accrued payroll	$486,906	$375,362
Other tax payable	151,034	132,285
Accrued expense	39,071	49,650
Issuance cost of preferred stocks	37,096	-
Other payable	28,638	62,732
	$742,745	$620,029

Other tax payable was mainly business tax payable, which is calculated at 3% of interest and fees on loans and 5% of interest on deposits with banks and commission and fees on guarantee services.

15.	OTHER OPERATING EXPENSE

Other operating expense for the years ended December 31, 2012 and 2011 consisted of:

	For the years ended December 31,
	2012	2011
Depreciation and amortization	$66,323	$47,586
Travel expenses	27,412	27,690
Entertainment expenses	66,685	79,965
Decoration expenses	-	31,990
Promotion expenses	25,433	27,230
Legal and consulting expenses	239,948	30,009
Car expenses	83,805	72,509
Bank charges	266,140	39,085
Auditing expense	205,554	-
Other expenses	130,630	124,523
Total	$1,111,930	$480,587

Other operating expenses mainly include depreciation and amortization expenses, entertainment expenses, bank charges and other sundry business expenses. For the years ended December 31, 2012 and 2011, other operating expenses were $1,111,930 and $480,587, respectively.

16.	EMPLOYEE RETIREMENT BENEFIT

The Company has made employee benefit contribution in accordance with Chinese relevant regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and birth insurance. The Company recorded the contribution in the general administration expenses when incurred. The contributions made by the Company were $80,996 and $67,462 for the years ended December 31, 2012 and 2011, respectively.

17.	DISTRIBUTION OF PROFIT

On January 30, 2012 upon the approval by all shareholders, the Company distributed cash dividends for the profit of the year 2011 to its shareholders in the amount of $842,554 (RMB5,316,500).

18.	CAPITAL TRANSACTION

REVERSE MERGER

On August 7, 2012 CCC entered into certain share exchange agreements with 16 PRC individuals, each of whom is the sole shareholder of a British Virgin Island company (collectively “16 BVI entities”) and the 16 BVI entities. These 16 PRC individuals represent the ultimate owners of the Wujiang Shareholders.

Upon completion of the share exchange, CCC (legal acquirer) acquired 100% of the equity interests of the 16 BVI entities (legal acquirees) in exchange for 9,307,373 shares of common stock of CCC which constituted 90% of CCC’s outstanding shares of common stock as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, the 16 BVI entities became CCC’s wholly-owned subsidiaries and the 16 PRC individuals became CCC stockholders, who collectively own approximately 90% of CCC’s total issued and outstanding shares of common stock.

The transaction shall be considered a reverse acquisition with the 16 BVI entities as accounting acquirers and CCC as accounting acquiree. Since neither CCC nor the 16 BVI entities have any operation and only a minor amount of net assets, the share exchange shall be considered as capital transaction in substance, rather than business combination.

The share exchange is recorded as a “reverse recapitalization” equivalent to the issuance of stock to the 16 BVI entities for the net monetary assets of CCC. The accounting for the transaction is identical to a reverse acquisition, except that no goodwill is recorded.

Upon consummation of the share exchange, the financial statements of CCC become those of the 16 BVI entities with adjustments to reflect the changes in equity structure and receipt of the assets of CCC which is minimal.

We looked through the 16 BVI entities and treated the share exchange as a reverse merger between CCC and Wujiang Luxiang for accounting purposes, even though the shares exchange is between CCC and the 16 BVI entities, because of the following reasons: (i) neither CCC nor the 16 BVI entities has any operations and only a minor amount of net assets; (ii) the 16 PRC individual, who are the former owners of the 16 BVI entities, are the ultimate owners of Wujiang Luxiang, and (iii) the sole purpose of the share exchange is to issue approximately 90%  of pre-offering CCC shares to the ultimate owners of Wujiang Shareholders.

All expenses incurred by CCC prior to August 7, 2012 totaled $245,401 were reclassified to reduce the additional paid in capital in accordance with the reverse acquisition accounting.

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, of which 1,000,000 shares are designated as Series A Convertible Preferred Stock (the “Series A Stock”) and 5,000,000 shares are designated as Series B Convertible Preferred Stock (the “Series B Stock”).

The Series A Stock shall rank (i) prior to the common stock and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Stock, and (ii) junior to any class or series of equity securities which by its terms shall rank senior to the Series A Stock. The Series A Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

The Series B Preferred Stock shall rank (i) prior to the common stock and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series B Preferred Stock and (ii) junior to any class or series of equity securities which by its terms shall rank senior to the Series B Preferred Stock. The Series B Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

On December 19, 2011, we issued a total of 1,152,074 shares of our Common Stock to our founder shareholder and an advisor at par value of $0.001 and recorded it as additional paid in capital.

On August 7, 2012, we issued a total of 1,061,290 shares of our Common Stock to an aggregate of 13 investors primarily composed of related parties of the founders at the purchase price of $0.001 per share pursuant to certain subscription agreements. The gross and net proceeds were $1,061 from the private placement.

During 2012, we issued a total of 645 shares of Series A Preferred Stock to an aggregate of 10 investors pursuant to certain subscription agreements. We received gross proceeds of $322,500 and incurred costs associated with this private placement $80,625. Each share of the Series A Stock will, automatically and without any action on the part of the holder thereof convert into issued and outstanding shares of our common stock beneficially owned by the founder shareholder who received our shares on December 19, 2011 based on a per share conversion price equal to 50% of the public offering price.

As of December 31, 2012, we issued a total of 1,280 shares of Series B Preferred Stock to an aggregate of 35 investors pursuant to certain subscription agreements. We received gross proceeds of $320,000 from this private placement, among which $310,000 was received as of December 31, 2012. The costs associated with this private placement were $80,000.  Each share of the Series B Stock will, automatically and without any action on the part of the holder thereof convert into issued and outstanding shares of our common stock beneficially owned by the founder shareholder who received our shares on December 19, 2011 based on a per share conversion price equal to 25% of the public offering price.

19.	INCOME TAXES AND TAX RECEIVABLE

Effective January 1, 2008, the New Taxation Law of PRC stipulates that domestically owned enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform tax rate of 25%. While the New Tax Law equalizes the tax rates for FIEs and domestically owned enterprises, preferential tax treatment may continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies, regardless of whether these are domestically-owned enterprises or FIEs. In November 2009, the Jiangsu Province Government issued Su Zheng Ban Fa [2009] No. 132 which  stipulates that Micro-credit companies in Jiangsu Province is subject to preferential tax rate of 12.5%. As a result, the Company is subject to the preferential tax rate of 12.5% for the periods presented. The taxation practice implemented by the tax authority governing the Company is that the Company pays enterprise income taxes at rate of 25% on a quarterly basis, and upon annual tax settlement done by the Company and the tax authority in five (5) months after December 31 the tax authority will refund the Company the excess enterprise income taxes it paid beyond the rate of 12.5%.

In April 2012 the Company received a notice from local tax authority that the Company’s lending business is qualified to enjoy a preferential tax rate of 12.5% under the Su Zheng Ban Fa [2009] No. 132 for its direct loan operations. However, income arising from guarantee business does not qualify for the preferential rate and is subject to the standard tax rate of 25%. Local tax authority required the Company to implement the above-mentioned policy starting with tax filing for 2011 which was filed in April 2012 and the policy applies to all years thereafter.  The Company evaluated the impact of the changed policy on the income tax provision on the issued financial statements of 2011, and determined the understated income tax for 2011 was approximately $220,032. The Company determined the underpayment was comparatively minimal as it accounted for 3% of net income of 2011, thus it recorded the underpayment of $220,032 in the financial statements for the year ended December 31, 2012. There is no underpayment penalty assessed.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions., For the years ended December 31, 2012 and 2011,  the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

Income tax (payable)/receivable is comprised of:

	December 31, 2012	December 31, 2011
Income tax payable	$(1,068,050)	$(571,822)
Income tax receivable	1,047,601	1,131,099
Total income tax (payable)/receivable, net	$(20,449)	$559,277

Income tax payables represented enterprise income tax at a rate of 25% the Company accrued for the last quarter but not paid as December 31, 2012 and 2011. And income tax receivable represented the income tax refund the Company will receive from the tax authority in the annual income tax settlement.

Income tax expense is comprised of:

	For the year ended December 31,
	2012	2011

Current income tax	$1,669,546	$1,112,638
Deferred income tax	37,420	77,918
Total provision for income taxes	$1,706,966	$1,190,556

The effective tax rate for the years ended December 31, 2012 and 2011 are 17.10% and 12.54%, respectively.

Deferred tax liability arises from government incentive for the purpose of covering the Company’s actual loan losses and ruled that the income tax will be imposed on the subsidy if the purpose is not fulfilled within 5 years after the Company receives the subsidy.  As of December 31, 2012 and 2011, the deferred tax liability amounted to $303,567 and $264,040, respectively.

20.	RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationships with the Company
Wujiang City Huiyin Silk Production Co., Ltd	A non-controlling shareholder
Yongding Company Ltd.	A non-controlling shareholder
Suzhou Dingli Real Estate Co., Ltd	A non-controlling shareholder
Hengtong Company Ltd,	A non-controlling shareholder
Mr. Xinglin Yao	General Manager of the Company
Mr. Huichun Qin	President and Director of the Company
Suzhou Rongshengda Investment Holding Co., Ltd	the shareholders of Suzhou Rongshengda Investment Holding Co., Ltd are the same as the shareholders of the Company

2)	Related party transactions

A.	Loans – Loans to related parties consisted of the following:

	For the years ended December 31,
	2012	2011
Mr. Xinglin Yao	-	232,054
Total	$-	$232,054

The loans due from Mr. Xinglin Yao carried an annual interest rate of 10.80% and was repaid in February 2012.

B.	Loans – Loans repaid from related parties consist of the following:

	For the years ended December 31,
	2012	2011
Wujiang City Huixin Silk Production Co, Ltd	-	928,218
Mr. Xinglin Yao	237,774	-
Total	$237,774	$928,218

Interest income derived from above loans to related parties are $13,199 and $72,830 for the years ended December 31, 2012 and 2011, respectively.

C.	Borrowings – Borrowings from related parties consist of the following:

	For the years ended December 31,
	2012	2011

Yongding Group Co., Ltd	-	7,609,633
Total	$-	$7,609,633

Interest expense for the above borrowing from related parties are nil and $346,921 for the years ended December 31, 2012 and 2011, respectively.

Short term borrowing from Yongding Group Co., Ltd was due on November 16, 2011 with an annual interest rate of 9%.

D.	Loan guarantee – Loan guarantee provided by related parties

Yongding Company Ltd, Suzhou Dingli Real Estate Co., Ltd, and Hengtong Company Ltd provided guarantee for short-term borrowings of the Company for the period ended December 31, 2012 and 2011, as disclosed in Note 10. These related parties did not charge commission on the guarantee service.

3)	Related party balances

  Due from a related party

  Amount due from related party represents loan balances as following:

	December 31, 2012	December 31, 2011
Mr. Xinglin Yao	-	235,905
	$-	$235,905

The loans due from Mr. Xinglin Yao carried an annual interest rate of 10.80% and was repaid in February 2012.

21.	CONCENTRATION AND CREDIT RISKS

As of December 31, 2012 and 2011, the Company held cash of $1,588,061 and $3,549,644, respectively that is uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily places cash deposits only with large financial institutions in the PRC with acceptable credit ratings.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

No customer accounted for more than 10% of total loan balance as of December 31, 2012 and 2011.

22.	COMMITMENTS AND CONTINGENCIES

1)	Lease Commitments

The Company leased its principal office under a lease agreement from October 21, 2008 to September 30, 2013.  The following table sets forth the Company’s contractual obligations in future periods:

Rental payments

Within 9 months ended December 31, 2013	$191,282
Total	$191,282

2)	Guarantee Commitments

The guarantees will terminate upon payment and/or cancellation of the obligation; however, payments by the Company would be triggered by failure of the guaranteed party to fulfill its obligation covered by the guarantee. Generally, the average guarantee expiration terms ranged within 6 to 12 months and the average percentage of the guarantee amount as security deposit is 10%. (See Note 11)

3)	Contingencies

The Company is involved in various legal actions arising in the ordinary course of its business. As of December 31, 2012, the Company was involved in four lawsuits all of which are related to loan business. The Company is the plaintiff asking for the recovery of delinquent loans to customers. All these four cases with an aggregated claim of $2,142,597 have not been adjudicated by the court yet as of December 31, 2012.

23.	SUBSEQUENT EVENT

During 3 months ended March 31, 2013, the Company was involved in one new lawsuit, which is related to loan business. The Company is the plaintiff asking for the recovery of delinquent loans to customers. This case with a claim of $79,257 has been adjudicated by the court in favor of the Company and is in the process of enforcement.

CHINA COMMERCIAL CREDIT, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash	$752,257	$1,588,061
Restricted cash	12,755,736	11,595,489
Loans receivable, net of allowance for loan losses $1,351,314 and $857,813 for March 31, 2013 and December 31, 2012, respectively	87,188,558	84,923,480
Interest receivable	1,002,771	905,454
Property and equipment, net	277,765	302,626
Other assets	555,361	689,709
Total Assets	$102,532,448	$100,004,819

LIABILITIES AND SHAREHOLDERS’EQUITY
LIABILITIES
Short-term bank loans	$20,720,103	$20,606,791
Deposits payable	10,242,946	9,428,061
Unearned income from financial guarantee services	687,629	773,402
Accrual for financial guarantee services	841,346	880,725
Tax payable, net	69,426	20,449
Other current liabilities	506,768	742,745
Deferred tax liability	308,941	303,567
Total Liabilities	$33,377,159	$32,755,740

Shareholders' Equity
Series A Preferred Stock (par value $0.001 per share, 1,000,000 shares authorized, 645 shares issued and outstanding at March 31, 2013 and December 31, 2012)	$241,875	$241,875
Series B Preferred Stock (par value $0.001 per share, 5,000,000 shares authorized, 1,280 shares issued and outstanding at March 31, 2013 and December 31, 2012)	240,000	240,000
Common stock (par value $0.001 per share, 1000,000,000 shares authorized at March 31, 2013 and December 31, 2012, 9,000,000 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively) and Decebmer and December 31, 2012)	9,000	9,000
Subscription receivable	(1,062)	(11,062)
Additional paid-in capital	43,720,505	43,765,524
Statutory reserve	4,478,057	4,232,164
Retained earnings	15,882,180	14,558,205
Accumulated other comprehensive income	4,584,734	4,213,373
Total Shareholders’ Equity	69,155,289	67,249,079
Total Liabilities and Shareholders’ Equity	$102,532,448	$100,004,819

** Presentation gives effect to the Reverse Stock Split, which occurred on May 20, 2013

See notes to the unaudited consolidated financial statements.

CHINA COMMERCIAL CREDIT, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the three months ended
	March 31, 2013	March 31, 2012
	(Unaudited)	(Unaudited)
		(Restated)
Interest and fees on loans	$2,912,078	$2,867,021
Interest and fees on loans-related party	-	13,125
Interest on deposits with banks	97,167	91,069
Total interest and fee income	3,009,245	2,971,215

Interest expense
Interest expense on short-term bank loans	(306,155)	(413,977)
Net interest income	2,703,090	2,557,238

Provision for loan losses	(488,216)	(29,776)
Net interest income after provision for loan losses	2,214,874	2,527,462

Commissions and fees on financial guarantee services	411,209	421,752
Under/(over) provision on financial guarantee services	44,170	(7,133)
Commission and fees on guarantee services, net	455,379	414,619

NET REVENUE	2,670,253	2,942,081

Non-interest income
Government incentive	25,775	116,979
Other non-interest income	-	110,528
Total non-interest income	25,775	227,507

Non-interest expense
Salaries and employee surcharge	(197,944)	(174,362)
Rental expenses	(64,037)	(63,759)
Business taxes and surcharge	(114,447)	(135,167)
Other operating expense	(450,864)	(224,158)

Total non-interest expense	(827,292)	(597,446)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,868,736	2,572,142
Provision for income taxes	(298,868)	(614,563)

Net Income	1,569,868	1,957,579
Other comprehensive income
Foreign currency translation adjustment	371,361	372,437
COMPREHENSIVE INCOME	$1,941,229	$2,330,016

CHINA COMMERCIAL CREDIT, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME-Continued

	For the three months ended
	March 31, 2013	March 31, 2012
	(Unaudited)	(Unaudited)

Earnings per share – Basic	$0.174	$0.218
Weighted average shares outstanding - Basic	9,000,000	9,000,000

See notes to unaudited consolidated financial statements.

CHINA COMMERCIAL CREDIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended
	March 31, 2013	March 31, 2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities:		(As Restated)
Net income	$1,569,868	$1,957,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,494	12,468
Provision for loan losses	488,216	29,776
(Under)/over provision on financial guarantee services	(44,170)	7,133
Deferred tax expense	3,701	27,211
		-
Changes in operating assets and liabilities:
Interest receivable	(92,231)	(65,460)
Tax payable, net	48,808	(182,756)
Other assets	137,980	109,835
Unearned income from guarantee services	(89,921)	(123,673)
Other current liabilities	(246,826)	(207,919)
Net cash provided by operating activities	1,801,919	1,564,194

Cash flows from investing activities:
Originated loans disbursement to third parties	(45,166,683)	(40,156,607)
Loans collection from third parties	42,882,456	36,941,257
Originated loans disbursement to related parties	-	237,564
Deposit released from banks for financial guarantee services	493,521	654,241
Deposit paid to banks for financial guarantee services	(826,578)	(542,808)
Purchases of property and equipment	-	(158,061)
Net cash used in investing activities	(2,617,284)	(3,024,414)

Cash flows from financing activities:
Issuance of Series A Preferred stocks	-	180,000
Issuance of Series B Preferred stocks	10,000	-
Issuance costs of Series A and Series B Preferred stocks	(7,744)	(52,500)
Common stock issuance cost	(45,019)	-
Cash payment in reverse acquisition	-	(114,417)
Due from a founder shareholder	15,000	-
Payments of dividends	-	(842,554)
Net cash used in financing activities	(27,763)	(829,471)

Effect of exchange rate fluctuation on cash and cash equivalents	7,324	26,376

Net decrease in cash and cash equivalents	(835,804)	(2,263,315)
Cash and cash equivalents at beginning of period	1,588,061	3,549,644
Cash and cash equivalents at end of period	$752,257	$1,286,329

Supplemental disclosure cash flow information
Cash paid for interest	$306,155	$413,977
Cash paid for income tax	$246,493	$775,678

See notes to unaudited consolidated financial statements.

CHINA COMMERCIAL CREDIT, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES

China Commercial Credit, Inc. (“CCC” or “the Company”) is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011.

Wujiang Luxiang Rural Microcredit Co., Ltd (“Wujiang Luxiang”) is a company established under the laws of the PRC on October 21, 2008 and its shareholders consisted of 13 companies established under the laws of the People Republic of China (“PRC”) and 1 PRC individual, Mr. Qin Huichun, the CEO. The Company is a microcredit company primarily engaged in providing direct loans and financial guarantee services small-to-medium sized businesses (“SMEs”), farmers and individuals in Wujiang City, Jiangsu Province, PRC.

To comply with PRC laws and regulations that restrict foreign owned enterprises from holding the licenses that are necessary for the operation of direct loan business and financial guarantee services, the Company entered into the following transactions:

On August 7, 2012 CCC entered into certain share exchange agreements with 16 PRC individuals, each of whom is the sole shareholder of a British Virgin Island company (collectively “16 BVI entities”) and the 16 BVI entities. These 16 PRC individuals represent the ultimate owners of the Wujiang Shareholders.

Upon completion of the share exchange, the 16 PRC individuals, through their respective BVI entities, acquired 9,307,373 (7,270,920 post split)  shares of common stock of CCC in exchange for their agreement to cause the Wujiang Shareholders to enter into the VIE Agreements. As a result of the share exchange, the 16 BVI entities became CCC stockholders, who collectively own approximately 90% of CCC’s total issued and outstanding shares of common stock.

Since neither CCC nor the 16 BVI entities have any operation and only a minor amount of net assets, the share exchange shall be considered as capital transaction in substance, rather than business combination.

The share exchange is recorded as a “reverse recapitalization” equivalent to the issuance of stock to the 16 BVI entities for the net monetary assets of CCC. The accounting for the transaction is identical to a reverse acquisition, except that no goodwill is recorded.

We looked through the 16 BVI entities and treated the share exchange as a reverse merger between CCC and Wujiang Luxiang for accounting purposes, even though the shares exchange is between CCC and the 16 BVI entities, because of the following reasons: (i) neither CCC nor the 16 BVI entities has any operation and only a minor amount of net assets; (ii) the 16 PRC individual, who are the former owners of the 16 BVI entities, are the ultimate owners of Wujiang Luxiang, and (iii) the sole purpose of the share exchange is to issue approximately 90%  of pre-offering CCC shares to the ultimate owners of Wujiang Shareholders.

VIE AGREEMENTS

Subsequent to the share exchange, on September 26, 2012, CCC ( which is 90% owned by the 16 PRC individuals), through its indirectly wholly owned subsidiary, WFOE,  entered into a series of VIE Agreements with Wujiang Luxiang. The purpose of the VIE Agreements is solely to give WFOE the exclusive control over Wujiang Luxiang’s management and operations.

The significant terms of the VIE Agreements are summarized below:

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Wujiang Luxiang and WFOE, WFOE provides Wujiang Luxiang with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information.  Additionally, Wujiang Luxiang grants an irrevocable and exclusive option to WFOE to purchase from Wujiang Luxiang, any or all of its assets, to the extent permitted under the PRC laws.  WFOE shall own all intellectual property rights that are developed during the course of the agreement.  For services rendered to Wujiang Luxiang by WFOE under the Agreement, the service fee Wujiang Luxiang is obligated to pay shall be calculated based on the time of services rendered multiplied by the corresponding rate, which is approximately equal to the net income of Wujiang Luxiang.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years until it is terminated by WFOE with 30-day prior notice. Wujiang Luxiang does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between the shareholders of Wujiang Luxiang and WFOE, the various shareholders of Wujiang Luxiang pledged all of their equity interests in Wujiang Luxiang to WFOE to guarantee the performance of Wujiang Luxiang’s obligations under the Business Cooperation Agreement.  Under the terms of the Agreement, in the event that Wujiang Luxiang or its shareholders breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests.  The shareholders of Wujiang Luxiang also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws.  The shareholders of Wujiang Luxiang further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the shareholders of Wujiang Luxiang irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, all of the equity interests in Wujiang Luxiang.  The option price is equal to the capital paid in by the Wujiang Luxiang shareholders.  The agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

 Power of Attorney

Under the Power of Attorney, the shareholders of Wujiang Luxiang authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to:  (a) attending shareholders' meetings; (b) exercising all the shareholder's rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Wujiang Luxiang.

Timely Reporting Agreement

To ensure Wujiang Luxiang promptly provides all of the information that WFOE and the Company need to file various reports with the SEC, a Timely Reporting Agreement was entered between Wujiang Luxiang and the Company.

Under the Timely Reporting Agreement, Wujiang Luxiang agrees that it is obligated to make its officers and directors available to the Company and promptly provide all information required by the Company so that the Company can file all necessary SEC and other regulatory reports as required.

2.	Restatement of Prior Period Financial Statements

Subsequent to the original issuance of its 2012 financial statements, the Company determined there was an error in the calculation of the interest and commission income during the three months ended March 31, 2012.  Additionally, the Company identified certain withholding tax on salary expenses and dividend payments for the same period was incorrectly charged as period expense and the provision for income tax was understated in the same period due to change in tax rate as disclosed in Note 19.  The Company concluded these errors were not material to previously issued financial statements but would have been material to correct in the financial statements for the period ended March 31, 2013. Therefore, in 2013, the Company revised previously issued financial statements to correct for these errors which had resulted in an overstatement of interest income of $341,001 and commission income on guarantee services of $49,240 during the three months ended March 31, 2012.

The effects of the correction of the error on the consolidated financial statements are presented below.

	Three months ended March 31, 2012
	As Restated	As Reported
Consolidated Statements of Income and comprehensive income
Interest and fees on loans	$2,867,021	$3,208,022
Net interest income	2,557,238	2,898,239
Commissions and fees on financial guarantee services	421,752	470,991
Commissions and fees on guarantee services, net	414,619	463,858
NET REVENUE	2,942,081	3,332,321
Non-interest expense	597,446	621,717
Income before income taxes	2,572,142	2,938,111
Provision for income taxes	614,563	368,192
Net income	1,957,579	2,569,919
Foreign currency translation adjustment	372,437	371,652
COMPREHENSIVE INCOME	2,330,016	2,941,571

	Three months ended March 31, 2012
Consolidated Statements of Cash Flows
Net income	$1,957,579	$2,569,919
Deferred tax expenses	27,211	14,622
Interests receivable	(65,460)	(406,461)
Tax receivable, net	(182,756)	(416,540)
Unearned income from guarantee services	(123,673)	(172,912)

The change did not impact the total net cash flows provided by operating activities, used in investing activities, or used in financing activities for the periods ended March 31, 2013. Additionally, all amounts in the notes to the consolidated financial statements affected by the restatement have been labeled as restated.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Reverse Stock Split

On May 20, 2013, the Company completed a 0.7812 to 1 reverse split of its common stock. All common shares and per common share amounts in the financial statements and footnotes have been adjusted retroactively to reflect the effects of this action.

(b)	Basis of presentation and principle of consolidation

The unaudited interim consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The interim financial information as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) pursuant to Regulation S-X. Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The unaudited interim financial information should be read in conjunction with the audited financial statements and the notes thereto, included in this Form S-1Amendment 3 for the fiscal year ended December 31, 2012 and 2011.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the Company’s financial position as of March 31, 2013, its results of operations for the three months ended March 31, 2013 and 2012, and its cash flows for the three months ended March 31, 2013 and 2012, as applicable, have been made. The unaudited interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

(c)	Reclassifications

Certain items in the financial statements for the 3-month period ended March 31, 2012 have been reclassified to conform to the financial statements for the 3-month period ended March 31, 2013 classification.

(d)	Interest receivable

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days. Additionally, any previously accrued but uncollected interest is reversed. Subsequent recognition of income occurs only to the extent payment is received, subject to management’s assessment of the collectability of the remaining interest and principal. Loans are generally restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt and past due interest is recognized at that time.

The interest reversed due to the above reason was $621,449 and $121,837 as of March 31, 2013 and December 31, 2012, respectively.

(e)	Fair Values of Financial Instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  Topic 825 excludes certain financial instruments and all non-financial assets and liabilities from its disclosure requirements.  Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

The methods and assumptions used by the Company in estimating the fair value of its financial instruments at March 31, 2013 and December 31, 2012 were as follows:

a.
Cash, Restricted Cash, Accrued Interest Receivable, Other Receivables, Short-term Bank Loans, Accounts Payable and Accrued Expenses – The carrying values reported in the balance sheets are a reasonable estimate of fair value.

(f)	Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company prepared using RMB, are translated into the Company’s reporting currency, United States Dollars (“U.S. dollars”), at the exchange rates quoted by www.oanda.com. Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

	March 31, 2013	December 31, 2012
Balance sheet items, except for equity accounts	6.2741	6.3086

	For the three months ended March 31,
	2013	2012
Items in the statements of operations and comprehensive income, and statements cash flows	6.2814	6.3088

(g)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the financial statements include: (i) the allowance for doubtful debts; (ii) estimates of losses on unexpired loan contracts and guarantee service contracts (ii) accrual of estimated liabilities; and (iii) contingencies and litigation.

(h)	Financial guarantee service contract

Financial guarantee contracts provides guarantee which protects the holder of a debt obligation against non-payment when due. Pursuant to such guarantee, the Company makes payments if the obligor responsible for making payments fails to do so when scheduled.

The contract amounts reflect the extent of involvement the Company has in the guarantee transaction and also represents the Company’s maximum exposure to credit loss.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Financial instruments whose contract amounts represent credit risk are as follows:

	March 31, 2013	December 31, 2012
	(Unaudited)
Guarantee	$84,134,617	$86,360,524

A provision for possible loss to be absorbed by the Company for the financial guarantee it provides is recorded as an accrued liability when the guarantees are made and recorded as “Accrual for financial guarantee services” on the consolidated balance sheet. This liability represents probable losses and is increased or decreased by accruing a “Under/(over) provision on financial guarantee services” against the income of commissions and fees on guarantee services reserve.

This is done throughout the life of the guarantee, as necessary when additional relevant information becomes available. The methodology used to estimate the liability for possible guarantee loss considers the guarantee contract amount and a variety of factors, which include, depending on the counterparty, latest financial position and performance of the customers, actual defaults, estimated future defaults, historical loss experience, estimated value of collaterals or guarantees the costumers or third parties offered, and other economic conditions such as the economy trend of the area and the country. The estimates are based upon currently available information.

(i)	Financial guarantee service contract (continued)

Based on the past history, the Company estimates the probable loss to be 1% of contract amount and made a provision for possible credit risk of its guarantee in the amount of $841,346 and $880,725 as of March 31, 2013 and December 31, 2012, respectively. The Company reviews the provision on a quarterly basis.

No write-offs or recoveries against allowance have occurred during the three months ended March 31, 2013 and 2012.

(j)	Earnings per share

Basic earnings per share is computed by dividing the net income applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Potentially dilutive shares, using the treasury stock method, are included in the diluted per-share calculations for all periods when the effect of their inclusion is dilutive. As of March 31, 2013 and 2012, there are no potentially dilutive shares outstanding.

(k)	Recently issued accounting standards

On February 5, 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This guidance is the culmination of the board’s redeliberation on reporting reclassification adjustments from accumulated other comprehensive income. The standard is effective prospectively for public entities for annual and interim reporting periods beginning after December 15, 2012. Non-public companies may adopt the standard one year later. Early adoption is permitted. Management does not expect this accounting standard update to have a material impact on the Company’s financial position, operations, or cash flows.

In March 2013, the FASB issued guidance on a parent company’s accounting for the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. This new guidance requires that the parent company releases any related cumulative translation adjustment into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The new guidance will be effective for us beginning July 1, 2014. The adoption of this pronouncement is not expected to have a material impact on the Company’s financial statements.

4.	VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS

On September 26, 2012, the Company, through its wholly owned subsidiary, WFOE, entered into a series of contractual arrangements, also known as “VIE Agreements” with Wujiang Luxiang.

The significant terms of the VIE Agreements are summarized in Note 1.

VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. WFOE is deemed to have a controlling financial interest and be the primary beneficiary of the entities mentioned in Note 1 above, because it has both of the following characteristics:

1.	power to direct activities of a VIE that most significantly impact the entity’s economic performance, and

2.	obligation to absorb losses of the entity that could potentially be significant to the VIE or right to receive benefits from the entity that could potentially be significant to the VIE.

In addition, as all of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event the Company is unable to enforce these contractual arrangements, it may not be able to exert effective control over the Wujiang Luxiang, and its ability to conduct its business may be materially and adversely affected.

All of the Company’s operations are conducted through Wujiang Luxiang. Current regulations in China permit Wujiang Luxiang to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of Wujiang Luxing to make dividends and other payments to us may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations.

The following financial statement amounts and balances of the VIEs were included in the accompanying consolidated financial statements as of March 31, 2013 and December 31, 2012, and for the 3 month period ended March 31, 2013 and 2012:

	March 31, 2013	December 31, 2012
	(Unaudited)
Total assets	$102,462,011	$99,886,176
Total liabilities	$33,263,381	$32,698,195

	For the three months ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues	$3,420,454	$3,392,967
Net income	$1,639,228	$1,957,579

All of the Company’s current revenue is generated in PRC currency Renminbi (“RMB”). Any future restrictions on currency exchanges may limit our ability to use net revenues generated in Renminbi to make dividends or other payments in U.S. dollars or fund possible business activities outside China.

Foreign currency exchange regulation in China is primarily governed by the following rules:

●	Foreign Exchange Administration Rules (1996), as amended in August 2008, or the Exchange Rules;

●	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Administration Rules, RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made. Foreign-invested enterprises like ours that need foreign exchange for the distribution of profits to their shareholders may affect payment from their foreign exchange accounts or purchase and pay foreign exchange rates at the designated foreign exchange banks to their foreign shareholders by producing board resolutions for such profit distribution. Based on their needs, foreigninvested enterprises are permitted to open foreign exchange settlement accounts for current account receipts and payments of foreign exchange along with specialized accounts for capital account receipts and payments of foreign exchange at certain designated foreign exchange banks.

5.	RISKS

(a)	Credit risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in lending activities and financial guarantee activities which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. The Company manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the Company requires collateral in the form of rights to cash, securities or property and equipment.

The Company identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

1.1 Lending activities

In measuring the credit risk of lending loans to corporate customers, the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development. For individual customers, the Company uses standard approval procedures to manage credit risk for personal loans.

The Company measures and manages the credit quality of loans to corporate and personal customers based on the “Guideline for Loan Credit Risk Classification” (the “Guideline”) issued by the China Banking Regulatory Commission, which requires commercial banks and micro-credit institutions to classify their corporate and personal loans into five categories: (1) pass, (2) special-mention, (3) substandard, (4) doubtful and (5) loss, among which loans classified in the substandard, doubtful and loss categories are regarded as non-performing loans. The Guideline also determines the percentage of each category of non-performing loans as allowances, which are 2% on special-mention loan, 25% on substandard loans, 50% on doubtful loans and 100% on loss loans.

The five categories are defined as follows:

(1)	Pass: loans for which borrowers can honor the terms of the contracts, and there is no reason to doubt their ability to repay principal and interest of loans in full and on a timely basis.

(2)	Special-mention: loans for which borrowers are still able to service the loans currently, although the repayment of loans might be adversely affected by some factors.

(3)
Substandard: loans for which borrowers’ ability to service loans is apparently in question and borrowers cannot depend on their normal business revenues to pay back the principal and interest of loans. Certain losses might be incurred by the Company even when guarantees are executed.

(4)	Doubtful: loans for which borrowers cannot pay back principal and interest of loans in full and significant losses will be incurred by the Company even when guarantees are executed.

(5)	Loss: principal and interest of loans cannot be recovered or only a small portion can be recovered after taking all possible measures and resorting to necessary legal procedures.

1.1 Lending activities (continued)

Five-category loan classifications are re-examined on a quarterly basis. Adjustments are made to these classifications as necessary according to customers’ operational and financial position.

The Guideline stipulates that the micro-credit companies, which are limited to provide short-term loans and financial guarantee services to only small to medium size businesses, should choose a reasonable methodology to provide allowance for the probable loss from the credit risk, and the allowance should not be less than the allowance amount derived from the five-category analysis. The Company continuously performs the analysis and believes that the allowance amount it provided is consistently more than the allowance amount derived from the five-category analysis.

1.2 Guarantee activities

The off-balance sheet commitments arising from guarantee activities carry similar credit risk to loans and the Company takes a similar approach on risk management.

Off-balance sheet commitments with credit exposures are also assessed and categorized with reference to the Guideline.

(b)	Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

(c)	Foreign currency risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the People's Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers' invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

6.	RESTRICTED CASH

“Restricted cash” on the consolidated balance sheets, amounting to $12.8 million and $11.6 million as of March 31, 2013 and December 31, 2012, respectively, represents cash pledged with banks as guarantor deposit for the guarantee business customers. The banks providing loans to the Company’s guarantee service customers generally require the Company, as the guarantor of the loans, to pledge a cash deposit usually in the range of 10% to 20% of the guaranteed amount. The deposits are released after the guaranteed bank loans are paid off and the Company’s guarantee obligation expires which is usually within 12 months.

At the same time, the Company requires the financial guarantee customers to make a deposit to the Company of the same amount with the deposit the Company pledged to the banks for their loans. The Company recorded the deposit received as “deposit payable” on the consolidated balance sheet. The deposit is returned to the customer after the customer repays the bank loan and the Company’s guarantee obligation expires. The balance in the restricted cash is larger than the deposit payable because in some cases the Company is required by third party bank to pledge in excess of deposits received from customers.

7.	LOANS RECEIVABLE, NET

The loan interest rate ranging between 9.6% ~ 21.6% and 10.8% ~ 21.6% for the three months ended March 31, 2013 and 2012, respectively.

7.1 Loans receivable consist of the following:

	March 31, 2013	December 31, 2012
	(Unaudited)
Business loans	$65,093,612	$63,847,080
Personal loans	23,446,260	21,934,213
Total Loans receivable	88,539,872	85,781,293
Allowance for impairment losses
Collectively assessed	(1,351,314)	(857,813)
Individually assessed	-	-
Allowance for loan losses	(1,351,314)	(857,813)
Loans receivable, net	$87,188,558	$84,923,480

The Company originates loans to customers located primarily in Wujiang City, Jiangsu Province. This geographic concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

All loans are short-term loans that the Company made to either corporate or individual customers. As of March 31, 2013 and December 31, 2012, the Company had 113 and 109 business loan customers, and 136 and 139 personal loan customers, respectively. Most loans are either guaranteed by third party whose financial strength is assessed by the Company to be sufficient or secured by collateral. Allowance on loan losses are estimated on quarterly basis in accordance with “The Guidance on Provision for Loan Losses” published by People’s Bank of China. (Note 7). As of March 31, 2013, the Company’s estimate of the loan loss under Specific Reserve was higher than the mandatory loan loss reserve rate of 1% and hence the provision amount of $488,216 and $29,776 were charged to the unaudited consolidated statement of income and comprehensive income for the three months ended March 31, 2013 and 2012, respectively. No write-offs against allowances have occurred for these periods.

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

The following table presents nonaccrual loans by classes of loan portfolio as of March 31, 2013 and December 31, 2012:

	March 31, 2013	December 31, 2012
	(Unaudited)
Business loans	$2,566,716	$1,363,998
Personal loans	317,843	339,881
	$2,884,559	$1,703,879

The following table represents the aging of past due loans as of March 31, 2013 by type of loan:

	1-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans (Unaudited)
Business loans	$9,642,817	$2,566,716	$12,209,533	$52,884,079	$65,093,612
Personal loans	31,877	317,843	349,720	23,096,540	23,446,260
Total	$9,674,694	$2,884,559	$12,559,253	$75,980,619	$88,539,872

The following table represents the aging of past due loans as of December 31, 2012 by type of loan:

	1-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans

Business loans	$1,344,320	$1,363,998	$2,708,318	$61,138,762	$63,847,080
Personal loans	-	339,881	339,881	21,594,332	21,934,213
Total	$1,344,320	$1,703,879	$3,048,199	$82,733,094	$85,781,293

7.2 Analysis of loans by credit quality indicator

The following table summarizes the Company’s loan portfolio by credit quality indicator as of March 31, 2013 and December 31, 2012, respectively:

Five Categories	March 31, 2013		December 31, 2012%
	(Unaudited)
Pass	$75,263,385	85.0%	$82,733,094	96.4%
Special mention	10,391,929	11.8%	1,344,320	1.6%
Substandard	1,195,217	1.3%	117,826	0.1%
Doubtful	1,689,341	1.9%	1,586,053	1.9%
Loss	-	0.0%	-	0.0%
Total	$88,539,872	100%	$85,781,293	100%

Among the reversed interest of $621,449 (see Note 2(b)) as of March 31, 2013, interests of $477,601 were subsequently collected in May 2013. These interests related to four special mention loans totaling $8,447,427, which were extended for a period of six months with the same interest rate with the approval of the CEO.

7.3 Analysis of loans by collateral

The following table summarizes the Company’s loan portfolio by collateral as of March 31, 2013:

	March 31, 2013 (Unaudited)		Total
	Personal Loans	Business Loans
Collateral backed loans	$159,385	$717,234	$876,619
Pledged assets backed loans	4,188,157	5,116,272	9,304,429
Guarantee backed loans	19,098,718	59,260,106	78,358,824
Total	$23,446,260	$65,093,612	$88,539,872

The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2012:

	December 31, 2012		Total
	Personal Loans	Business Loans
Collateral backed loans	$39,628	$713,312	$752,940
Pledged assets backed loans	4,482,281	4,374,980	8,857,261
Guarantee backed loans	17,412,304	58,758,788	76,171,092
Total	$21,934,213	$63,847,080	$85,781,293

Collateral Backed Loans

A collateral loan is a loan in which the borrower puts up an asset under their ownership, possession or control, as collateral for the loan. An asset usually is land use rights, inventory, equipment or buildings. The loan is secured against the collateral and we do not take physical possession of the collateral at the time the loan is made.  We will verify ownership of the collateral and then register the collateral with the appropriate government entities to complete the secured transaction.  In the event that the borrower defaults, we can then take possession of the collateral asset and sell it to recover the outstanding balance owed. If the sale proceed of the collateral asset is not sufficient to pay off the debt, we will file a lawsuit against the borrower and seek judgment for the remaining balance.

Pledged Asset Backed Loans

Pledged loans are loans with pledged assets. The pledged assets are usually certificates of deposit. Lenders take physical possession of the pledged assets at the time the loan is made and do not need to register them with government entities to secure the loan.  If the borrower defaults, we can sell the assets to recover the outstanding balance owed.

Both collateral loans and pledged loans are considered secured loans. The amount of a loan that lenders provide depends on the value of the collateral pledged.  Beginning 2011, the Company does not provide unsecured loans.

Guarantee Backed Loans

A guaranteed loan is a loan guaranteed by a third party who is usually a corporation or high net worth individual.  As of March 31, 2013 and December 31, 2012, guaranteed loans make up 88.5 % and 88.8% of our direct loan portfolio, respectively.

8.	Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at portfolio-level since our loans portfolio is typically of smaller balance homogenous loans and is collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, we have grouped our loans into two portfolio segments: Corporate and Personal. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, value of collaterals and could include a qualitative component based on management judgment.

In estimating the probable loss of the loan portfolio, the Company also considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as appropriate, the Company also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

In addition, the Company also calculates the provision amount in accordance with PRC regulation “The Guidance for Loan Losses” (“The Provision Guidance”) issued by People’s Bank of China (“PBOC”) and is applied to all financial institutes as below:

1.
General Reserve - is based on total loan receivable balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total loan receivable balance.

2.
Specific Reserve - is based on the level of loss of each loan after categorizing the loan according to their risk.  According to the so-called “Five-Tier Principle” set forth in the Provision Guidance, the loans are categorized as “pass”, “special-mention”, “substandard”, “doubtful” or “loss”. Normally, the provision rate is 2% for “special-mention”, 25% for “substandard”, 50% for “doubtful” and 100% for “loss”.

3.
Special Reserve - is fund set aside covering losses due to risks related to a particular country, region, industry or type of loans. The reserve rate could be decided based on management estimate of loan collectability.

To the extent the mandatory loan loss reserve rate of 1% as required by PBOC differs from management’s estimates, the management elects to use the higher rate. As of March 31, 2013, the Company utilized Specific Reserve in estimating the loan loss as it is higher than General Reserve of 1%.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The following table presents the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the three months ended March 31, 2013:

	Business Loans	Personal Loans	Total (Unaudited)
Allowance for loan losses for the three months ended March 31, 2013:
Beginning balance	$638,471	$219,342	$857,813
Charge-offs	-	-	-
Recoveries	-	(45,438)	(45,438)
Provisions	538,939	-	538,939
Ending balance	$1,177,410	$173,904	$1,351,314
Ending balance:
individually evaluated for impairment	$-	$-	$-
Ending balance:
collectively evaluated for impairment	$1,177,410	$173,904	$1,351,314

The following table presents the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the three months ended March 31, 2012:

	Business Loans	Personal Loans	Total (Unaudited)
Allowance for loan losses for the year ended March 31, 2012:
Beginning balance	$663,867	$102,806	$766,673
Charge-offs	-	-	-
Recoveries	-	(3,646)	(3,646)
Provisions	38,229	-	38,229
Ending balance	$702,096	$99,160	$801,256
Ending balance:
individually evaluated for impairment	$-	$-	$-
Ending balance:
collectively evaluated for impairment	$702,096	$99,160	$801,256

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company's internal risk rating system as of March 31, 2013:

	Pass	Special Mention	Substandard	Doubtful	Total (Unaudited)

Corporate loans	52,884,080	9,642,817	1,195,217	1,371,498	65,093,612
Personal loans	22,379,305	749,112	-	317,843	23,446,260
Total	75,263,385	10,391,929	1,195,217	1,689,341	88,539,872

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company's internal risk rating system as of December 31, 2012:

	Pass	Special Mention	Substandard	Doubtful	Total

Corporate loans	61,138,762	1,344,320	79,257	1,284,741	63,847,080
Personal loans	21,594,332	-	38,569	301,312	21, 934,213
Total	82,733,094	1,344,320	117,826	1,586,053	85,781,293

9.	Loan Impairment

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. Currently, estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral which approximates to the carrying value due to the short term nature of the loans.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Even though the Company allows a one-time loan extension with period up to the original loan period, which is usually within twelve months that may represent a loan restructuring, but the Company does not grant a concession to debtors as the principal of the loan remain the same and interest rate is fixed at current interest rate at the time of extension. Therefore, there were no troubled debt restructurings during the three months ended March 31, 2013 and 2012.

10.	OTHER ASSETS

Other assets as of March 31, 2013 and December 31, 2012 consisted of:

	March 31, 2013	December 31, 2012
	(Unaudited)
Prepaid interest to banks	223,807	320,068
Other prepaid expense	-	63,762
Other receivables	331,554	305,879
	$555,361	$689,709

Prepaid interest to banks represents prepaid borrowing costs for its short-term bank borrowings. The balance is amortized over the period of the bank borrowings which is within 12 months.

11.	PROPERTY AND EQUIPMENT

The Company’s property and equipment used to conduct day-to-day business are recorded at cost less accumulated depreciation. Depreciation expenses are calculated using straight-line method over the estimated useful life below:

Property and equipment consist of the following:

		March 31, 2013	December 31, 2012
	Useful Life	(Unaudited)
Furniture and fixtures	5	$22,603	$22,479
Vehicles	44	237,918	236,617
Electronic equipment	33	121,116	120,454
Leasehold improvement	33	123,683	123,006
Less: accumulated depreciation		(227,555)	(199,930)
Property and equipment, net		$277,765	$302,626

Depreciation expense totaled $26,494 and $12,468 for the three months ended March 31, 2013 and 2012, respectively.

12.	SHORT-TERM BANK LOANS

			March 31, 2013	December 31, 2012
Bank Name	Interest rate	Term	(Unaudited)
Agricultural Bank Of China	Fixed annual rate of 5.82%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From September 18, 2012 to September 17,2013	$5,578,489	$5,547,982
Agricultural Bank Of China	Fixed annual rate of 5.87%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From November 8, 2012 to November 7, 2013	$6,375,416	6,340,551
Agricultural Bank Of China	Fixed annual rate of 6.00%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From November 22, 2012 to November 21, 2013	$5,578,489	5,547,982
Agricultural Bank Of China	Fixed annual rate of 6.04%, guaranteed by Suzhou Dingli Real Estate Co., Ltd	From December 13, 2012 to December 12, 2013	$3,187,709	3,170,276
			$20,720,103	$20,606,791

As of March 31, 2013 and December 31, 2012, the short-term bank loans have maturity terms within 1 year. Interest expense incurred on short-term loans for the three months ended March 31, 2013 and 2012 was $306,155and $413,977, respectively.

13.	DEPOSITS PAYABLE

Deposits payable are security deposit required from customers in order to obtain loans and guarantees from the Company. The deposits are refundable to the customers when the customers fulfill their obligations under loan and guarantee contracts. (See Note 5)

14.	UNEARNED INCOME FROM GUARANTEE SERVICES

The Company receives guarantee commissions in full at the inception and records unearned income before amortizing it throughout the guarantee service life. Unearned income from guarantee services were $687,629 and $773,402 as of March 31, 2013 and December 31, 2012, respectively.

15.	OTHER CURRENT LIABILITIES

Other current liabilities as of March 31, 2013 and December 31, 2012 consisted of:

	March 31, 2013	December 31, 2012
	(Unaudited)
Accrued payroll	$256,737	$486,906
Other tax payable	139,659	151,034
Accrued expense	39,286	39,071
Issuance cost of preferred stocks	29,352	37,096
Other payable	41,734	28,638
	$506,768	$742,745

Other tax payable was mainly business tax payable, which is calculated at 3% of interest and fees on loans and 5% of interest on deposits with banks and commission and fees on guarantee services.

16.	OTHER OPERATING EXPENSE

Other operating expense for the three months ended March 31, 2013 and 2012 consisted of:

	For the three months ended March 31,
	2013 (Unaudited)	2012 (Unaudited)
Depreciation and amortization	$26,494	$12,468
Travel expenses	7,796	11,282
Entertainment expenses	19,704	17,371
Promotion expenses	41,392	12,855
Legal and consulting expenses	130,245	7,925
Car expenses	24,405	24,409
Bank charges	98,734	58,490
Auditing expense	72,911	52,542
Other expenses	29,183	26,816
Total	$450,864	$224,158

Other operating expenses mainly include legal and consulting expenses, depreciation and amortization expenses, bank charges and other sundry business expenses. The legal and consulting expenses were mainly for preparation of IPO. For the three months ended March 31, 2013 and 2012, other operating expenses were $450,864 and $224,158, respectively.

17.	EMPLOYEE RETIREMENT BENEFIT

The Company has made employee benefit contribution in accordance with Chinese relevant regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and birth insurance. The Company recorded the contribution in the general administration expenses when incurred. The contributions made by the Company were $22,479 and $18,870 for the three months ended March 31, 2013 and 2012, respectively.

18.	DISTRIBUTION OF PROFIT

The Company did not distribute any dividend to its shareholders for the three months ended March 31, 2013.

19.	CAPITAL TRANSACTION

Common Stock

On May 20, 2013, the Company effected a 0.7812-for-1 reverse stock split. All share and per share amounts have been retrospectively restated to reflect the reverse split.

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, of which 1,000,000 shares are designated as Series A Convertible Preferred Stock (the “Series A Stock”) and 5,000,000 shares are designated as Series B Convertible Preferred Stock (the “Series B Stock”).

The Series A Stock shall rank (i) prior to the common stock and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Stock, and (ii) junior to any class or series of equity securities which by its terms shall rank senior to the Series A Stock. The Series A Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

The Series B Preferred Stock shall rank (i) prior to the common stock and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series B Preferred Stock and (ii) junior to any class or series of equity securities which by its terms shall rank senior to the Series B Preferred Stock. The Series B Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

On December 19, 2011, we issued a total of 1,152,074 shares (900,000 shares post-split) of our Common Stock to our founder shareholders at par value of $0.001 and recorded it as additional paid in capital.

On August 7, 2012, we issued a total of 1,061,290 (829,080 shares post-split) shares of our Common Stock to an aggregate of 13 investors primarily composed of related parties of the founders at the purchase price of $0.001 per share pursuant to certain subscription agreements. The gross and net proceeds were $1,061 from the private placement.

During 2012, we issued a total of 645 shares of Series A Preferred Stock to an aggregate of 10 investors pursuant to certain subscription agreements. We received gross proceeds of $322,500 and incurred costs associated with this private placement $80,625. Each share of the Series A Stock will, automatically and without any action on the part of the holder thereof convert into issued and outstanding shares of our common stock beneficially owned by a consultant who received our shares on December 19, 2011 based on a per share conversion price equal to 50% of the public offering price.

As of December 31, 2012, we issued a total of 1,280 shares of Series B Preferred Stock to an aggregate of 35 investors pursuant to certain subscription agreements. We received gross proceeds of $320,000 from this private placement, among which $310,000 was received as of December 31, 2012. The costs associated with this private placement were $80,000.  Each share of the Series B Stock will, automatically and without any action on the part of the holder thereof convert into issued and outstanding shares of our common stock beneficially owned by a consultant who received our shares on December 19, 2011 based on a per share conversion price equal to 25% of the public offering price.

20.	INCOME TAXES AND TAX RECEIVABLE

Effective January 1, 2008, the New Taxation Law of PRC stipulates that domestically owned enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform tax rate of 25%. While the New Tax Law equalizes the tax rates for FIEs and domestically owned enterprises, preferential tax treatment may continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies, regardless of whether these are domestically-owned enterprises or FIEs. In November 2009, the Jiangsu Province Government issued Su Zheng Ban Fa [2009] No. 132 which  stipulates that Micro-credit companies in Jiangsu Province is subject to preferential tax rate of 12.5%. As a result, the Company is subject to the preferential tax rate of 12.5% for the periods presented. The taxation practice implemented by the tax authority governing the Company is that the Company pays enterprise income taxes at rate of 25% on a quarterly basis, and upon annual tax settlement done by the Company and the tax authority in five (5) months after December 31 the tax authority will refund the Company the excess enterprise income taxes it paid beyond the rate of 12.5%.

In April 2012 the Company received a notice from local tax authority that the Company’s lending business is qualified to enjoy a preferential tax rate of 12.5% under the Su Zheng Ban Fa [2009] No. 132 for its direct loan operations. However, income arising from guarantee business does not qualify for the preferential rate and is subject to the standard tax rate of 25%. Local tax authority required the Company to implement the above-mentioned policy starting with tax filing for 2011 which was filed in April 2012 and the policy applies to all years thereafter.  The Company evaluated the impact of the changed policy on the income tax provision on the issued financial statements of 2011, and determined the understated income tax for 2011 was approximately $225,445. The Company determined the underpayment was comparatively minimal as it accounted for 3% of net income of 2011, thus it recorded the underpayment of $225,445 in the financial statements for the 3 months ended March 31, 2012. There is no underpayment penalty assessed.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions., For the three months ended March 31, 2013 and 2012,  the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

Income tax payable is comprised of:

	March 31, 2013 (Unaudited)	December 31, 2012 (Unaudited)
Income tax payable	$(254,540)	$(1,068,051)
Income tax receivable	185,114	1,047,602
Total income tax payable, net	$(69,426)	$(20,449)

Income tax payables represented enterprise income tax at a rate of 25% the Company accrued for the last quarter but not paid as March 31, 2013 and December 31, 2012. And income tax receivable represented the income tax refund the Company will receive from the tax authority in the annual income tax settlement.

Income tax expense is comprised of:

	For the three months ended March 31,
	2013 (Unaudited)	2012 (Unaudited)
Current income tax	$295,167	$587,352
Deferred income tax	3,701	27,211
Total provision for income taxes	$298,868	$614,563

The effective tax rate for the three months ended March 31, 2013 and 2012 are 15.42% and 23.89%, respectively.

Deferred tax liability arises from government incentive for the purpose of covering the Company’s actual loan losses and ruled that the income tax will be imposed on the subsidy if the purpose is not fulfilled within 5 years after the Company receives the subsidy.  As of March 31, 2013 and December 31, 2012, the deferred tax liability amounted to $308,971 and $303,567, respectively.

21.	RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationships with the Company
Yongding Company Ltd.	A non-controlling shareholder
Mr. Xinglin Yao	General Manager of the Company

2)	Related party transactions

A.	Loans – Loans repaid from related parties consist of the following:

	For the three months ended March 31,
	2013 (Unaudited)	2012 (Unaudited)
Mr. Xinglin Yao	-	237,564
Total	$-	$237,564

The loans due from Mr. Xinglin Yao carried an annual interest rate of 10.80% and was repaid in February 2012.
Interest income derived from above loans to related parties are $nil and $13,125 for the three months ended March 31, 2013 and 2012, respectively.

B.	Loan guarantee – Loan guarantee provided by related parties

Yongding Company Ltd, Suzhou Dingli Real Estate Co., Ltd, and Hengtong Company Ltd provided guarantee for short-term borrowings of the Company for the period ended March 31, 2013 and 2012, as disclosed in Note 11. These related parties did not charge commission on the guarantee service.

22.	CONCENTRATION AND CREDIT RISKS

As of March 31, 2013 and December 31, 2012, the Company held cash of $752,257 and $1,588,061, respectively that is uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily places cash deposits only with large financial institutions in the PRC with acceptable credit ratings.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

No customer accounted for more than 10% of total loan balance as of March 31, 2013 and December 31, 2012.

23.	COMMITMENTS AND CONTINGENCIES

1)	Lease Commitments

The Company leased its principal office under a lease agreement from October 21, 2008 to September 30, 2013.  The following table sets forth the Company’s contractual obligations in future periods:

Rental payments (Unaudited)

Within 6 months ended March 31, 2013	$128,222
Total	$128,222

2)	Guarantee Commitments

The guarantees will terminate upon payment and/or cancellation of the obligation; however, payments by the Company would be triggered by failure of the guaranteed party to fulfill its obligation covered by the guarantee. Generally, the average guarantee expiration terms ranged within 6 to 12 months and the average percentage of the guarantee amount as security deposit is 10%. (See Note 12)

3)	Contingencies

The Company is involved in various legal actions arising in the ordinary course of its business. As of March 31, 2013, the Company was involved in three lawsuits and all of which are related to loan business. The Company is the plaintiff asking for the recovery of delinquent loans to customers. All of these cases aggregated claim of $1,281,138 (RMB 8,037,986) and have not been adjudicated by the court yet as of March 31, 2013.

24.	SUBSEQUENT EVENT

On May 20, 2013, the Company effected a reverse stock split at a ratio of 0.7812-for-1. As a result of the reverse stock split, all amounts related to shares, shares prices and earnings per share have been retroactively restated .

 2,700,000 SHARES OF COMMON STOCK
China Commercial Credit, Inc.

Burnham Securities Inc.

Until           , 2013 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is ___, 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee		$2,835.76
Legal, accounting fees and expenses (1)	$	*
Edgar Filing, printing and engraving fees (1)	$	*
Transfer Agent Fees and Expenses (1)	$	*
Miscellaneous (1)	$	*
Total	$	*

(1) Estimated
*   To be filed by amendment

ITEM 14.  Indemnification of Directors and Officers

We are a Delaware corporation.  Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.  A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent to another corporation or enterprise.

Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may in its certificate of incorporation or an amendment thereto eliminate or limit the personal liability of a director to a corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.  Our certificate of incorporation generally provides that we will eliminate or limit the personal liability of our directors to the fullest extent permitted by law.

ITEM 15.  Recent Sales of Unregistered Securities

On December 19, 2011, we issued a total of 540,000 shares of our Common Stock to Regeneration, our initial shareholders, in consideration of the incorporation services rendered.

On December 19, 2011, we issued a total of 360,000 shares of our Common Stock to Cawston, in consideration of certain advisory services rendered which include preparation for due diligence in connection with this offering and assistance with selection and coordination with legal counsel and auditors in the preparation of this prospectus.

On August 7, 2012, CCC, 16 PRC individuals, each of whom is the sole shareholder of a BVI company and the 16 BVI entities entered into Share Exchange Agreements, as amended. The 16 PRC individuals are the ultimate owners of the Wujiang Shareholders.  Upon consummation of the Share Exchange, these 16 BVI entities received an aggregate of 7,270,920 shares of common stock of CCC.

On August 7, 2012, we issued a total of 829,080 shares of our Common Stock to an aggregate of 13 investors at the purchase price of $0.00128 per share.  We received gross and net proceeds of $1,061 from the private placement.

Between January 1, 2012 and September 7, 2012, we issued a total of 645 shares of Series A Preferred Stock to an aggregate of 11 investors. We received gross and net proceeds of $322,500 from this private placement.

Between October 12, 2012 and January 2, 2013, we issued a total of 1,280 shares of Series B Preferred Stock to an aggregate of 35 investors. We received gross and net proceeds of $320,000 from this private placement.

The above transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) thereof, Regulation D and/or Regulation S promulgated hereunder as a transaction by the Company not involving any public offering, the purchasers met the “accredited investor” criteria and had adequate information about the Company as required by the rules and regulations promulgated under the Securities Act.   These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

ITEM 16.  Exhibits and Financial Statement Schedules

(a). Exhibits

The following exhibits and appendices are filed as part of this registration statement:

Exhibit	Description

1.1	Form of Underwriting Agreement***
2.1	Form of Share Exchange Agreement*
2.2	Form of Amended Share Exchange Agreement **
3.1	Articles of Incorporation of Registrant*
3.2	Bylaws of Registrant*
3.3	Articles of Association of Wujiang Luxiang Rural Microcredit Co. Ltd.*
3.4	Certificate of Approval of Wujiang Luxiang Rural Microcredit Co. Ltd.**
4.1	Specimen Common Stock Certificate***
5.1	Legal Opinion of Ellenoff Grossman & Schole LLP***
10.1	Employment Agreement between China Commercial Credit, Inc. and Huichun Qin dated August 1, 2012**
10.2	Form of Exclusive Business Cooperation Agreement dated September 26, 2012*
10.3	Form of Share Pledge Agreement dated September 26, 2012*
10.4	Form of Exclusive Option Agreement dated September 26, 2012*
10.5	Form of Power of Attorney dated September 26, 2012*
10.6	Form of Timely Reporting Agreement dated September 26, 2012*
10.7	Form of Subscription Agreement between China Commercial Credit, Inc. and 13 investors dated August 7, 2012 *
10.8	Finance Agreement between Wujiang Luxiang Rural Microcredit Co. Ltd. and Agriculture Bank of China *
10.9	Form of Loan Agreement between CCC International Investment Hollings Ltd. and Huichun Qin on behalf of the 12 equity holders of Wujiang Luxiang Rural Microcredit Co. Ltd. **
10.10	Employment Agreement between China Commercial Credit, Inc. and Long Yi**
10.11	Form of Series A Preferred Stock Subscription Agreement **
10.12	Form of Series B Preferred Stock Subscription Agreement **
23.1	Consent of Marcum Bernstein & Pinchuk LLP**
23.2	Consent of Ellenoff Grossman & Schole LLP ***
99.1	Form of Legal Opinion of Dacheng Law Offices***
99.2	Unofficial English translation of Guidance on Microcredit Company Pilot (Yin Jian Fa [2008]23) (the “Circular 23”) issued by the CBRC and the PBOC on May 4, 2008 and effective on May 4, 2008*
99.3
Unofficial English translation of Opinions on the pilot work for developing the Rural Microcredit Company (Trial) (Su Zheng Ban Fa [2007]142) (the “Jiangsu Document No. 142”) issued by General Office of Jiangsu Province Government promulgated on November 24, 2007*

99.4
Unofficial English translation of Opinions on Promoting  Fast and Well Development of  Rural Microcredit Company  (Su Zheng Ban Fa [2009]132) (the “Jiangsu Document No. 132”) issued by General Office of Jiangsu Province Government promulgated on November 28, 2009*

99.5
Unofficial English translation of Opinions Regarding Further Pushing Forward the Reform of Rural Microcredit Company (Su Zheng Ban Fa [2011]8) (the “Jiangsu Document No. 8”) issued by General Office of Jiangsu Province Government on January 27, 2011 and effective on January 27, 2011*

*                Previously filed
**              Filed herewith
***           To be filed by amendment

ITEM 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(6) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wujiang, Jiangsu Province, China, on June 7, 2013.

CHINA COMMERCIAL CREDIT, INC.

By:	/s/ Huichun Qin
Name:	Huichun Qin
Title:	Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Huichun Qin	Chief Executive Officer and Director	June 7, 2013
Huichun Qin	(Principal executive officer)

/s/ Long Yi	Chief Financial Officer	June 7, 2013
Long Yi	(Principal financial officer and principal accounting officer)

INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description

1.1	Form of Underwriting Agreement***
2.1	Form of Share Exchange Agreement*
2.2	Form of Amended Share Exchange Agreement **
3.1	Articles of Incorporation of Registrant*
3.2	Bylaws of Registrant*
3.3	Articles of Association of Wujiang Luxiang Rural Microcredit Co. Ltd.*
3.4	Certificate of Approval of Wujiang Luxiang Rural Microcredit Co. Ltd.**
4.1	Specimen Common Stock Certificate***
5.1	Legal Opinion of Ellenoff Grossman & Schole LLP***
10.1	Employment Agreement between China Commercial Credit, Inc. and Huichun Qin dated August 1, 2012**
10.2	Form of Exclusive Business Cooperation Agreement dated September 26, 2012*
10.3	Form of Share Pledge Agreement dated September 26, 2012*
10.4	Form of Exclusive Option Agreement dated September 26, 2012*
10.5	Form of Power of Attorney dated September 26, 2012*
10.6	Form of Timely Reporting Agreement dated September 26, 2012*
10.7	Form of Subscription Agreement between China Commercial Credit, Inc. and 13 investors dated August 7, 2012 *
10.8	Finance Agreement between Wujiang Luxiang Rural Microcredit Co. Ltd. and Agriculture Bank of China *
10.9	Form of Loan Agreement between CCC International Investment Hollings Ltd. and Huichun Qin on behalf of the 12 equity holders of Wujiang Luxiang Rural Microcredit Co. Ltd. **
10.10	Employment Agreement between China Commercial Credit, Inc. and Long Yi**
10.11	Form of Series A Preferred Stock Subscription Agreement **
10.12	Form of Series B Preferred Stock Subscription Agreement **
23.1	Consent of Marcum Bernstein & Pinchuk LLP**
23.2	Consent of Ellenoff Grossman & Schole LLP ***
99.1	Form of Legal Opinion of Dacheng Law Offices***
99.2	Unofficial English translation of Guidance on Microcredit Company Pilot (Yin Jian Fa [2008]23) (the “Circular 23”) issued by the CBRC and the PBOC on May 4, 2008 and effective on May 4, 2008*
99.3
Unofficial English translation of Opinions on the pilot work for developing the Rural Microcredit Company (Trial) (Su Zheng Ban Fa [2007]142) (the “Jiangsu Document No. 142”) issued by General Office of Jiangsu Province Government promulgated on November 24, 2007*

99.4
Unofficial English translation of Opinions on Promoting  Fast and Well Development of  Rural Microcredit Company  (Su Zheng Ban Fa [2009]132) (the “Jiangsu Document No. 132”) issued by General Office of Jiangsu Province Government promulgated on November 28, 2009*

99.5
Unofficial English translation of Opinions Regarding Further Pushing Forward the Reform of Rural Microcredit Company (Su Zheng Ban Fa [2011]8) (the “Jiangsu Document No. 8”) issued by General Office of Jiangsu Province Government on January 27, 2011 and effective on January 27, 2011*

*                Previously filed
**              Filed herewith
***           To be filed by amendment